Use these links to rapidly review the document
TABLE OF CONTENTS

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
REGAL ENTERTAINMENT GROUP
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

Notice of Annual Meeting of Stockholders
To Be Held on May 10, 2006

DEAR STOCKHOLDERS:

        We cordially invite you to attend the Annual Meeting of Stockholders of Regal Entertainment Group, which will be held on May 10, 2006 at 8:30 a.m. (Eastern Time) at our Pinnacle Stadium 18 at Turkey Creek theatre, located at 11240 Parkside Drive, Knoxville, Tennessee 37922 for the following purposes:

1.
To elect two Class I directors to serve for three-year terms on our board of directors;

2.
To ratify the audit committee's selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 28, 2006; and

3.
To transact such other business as may properly come before the Annual Meeting of Stockholders or any adjournments or postponements thereof.

        These items of business are more fully described in the Proxy Statement accompanying this notice.

        Our board of directors has fixed the close of business on Wednesday, March 31, 2006 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting of Stockholders or at any adjournment or postponement thereof. Therefore, stockholders who owned shares of our Class A or Class B common stock at the close of business on that date are entitled to notice of and to vote at the meeting. A list of these stockholders will be available at the time and place of the meeting and, during the ten days prior to the meeting, at the office of the Secretary of Regal Entertainment Group at 7132 Regal Lane, Knoxville, Tennessee 37918.

        Only stockholders and persons holding proxies from stockholders may attend the meeting. If your shares are registered in your name, you should bring a form of identification to the meeting. If your shares are held in the name of a broker, trust, bank or other nominee, you will need to bring a proxy or letter from that broker, trust, bank or other nominee that confirms you are the beneficial owner of those shares.

        In order that your shares may be represented at the meeting if you are not personally present, you are urged to vote your shares by completing, signing and dating the enclosed proxy card and returning it promptly in the accompanying postage prepaid (if mailed in the U.S.) return envelope.

ALL STOCKHOLDERS ARE EXTENDED A CORDIAL INVITATION
TO ATTEND THE ANNUAL MEETING OF STOCKHOLDERS

By order of the Board of Directors,

Knoxville, Tennessee April 14, 2006	Peter B. Brandow Executive Vice President, General Counsel and Secretary

TABLE OF CONTENTS

GENERAL INFORMATION
THE PROXY
VOTING AT THE ANNUAL MEETING
PROPOSAL 1. ELECTION OF CLASS I DIRECTORS
Nominees for Director—Class I
Continuing Directors—Class II
Continuing Directors—Class III
CORPORATE GOVERNANCE
Corporate Governance Guidelines
Code of Business Conduct and Ethics
Board and Committee Information
Stockholder Communications with the Board
Stockholder Recommendations of Candidates for Director
Independence
Executive Sessions
Attendance at Annual Meetings
Committees
Audit Committee
Compensation Committee
Nominating and Corporate Governance Committee
Executive Committee
Compensation of Directors
BENEFICIAL OWNERSHIP OF VOTING SECURITIES
AUDIT COMMITTEE REPORT
EXECUTIVE COMPENSATION
Summary Compensation Table
Aggregated Option Exercises In Last Fiscal Year and Fiscal Year-End Option Values
Equity Compensation Plan Information
Employment Contracts and Termination of Employment and Change-In-Control Arrangements
Compensation Committee Interlocks and Insider Participation
Compensation Committee Report on Executive Compensation
Comparative Stock Performance
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
PROPOSAL 2. RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
OTHER BUSINESS
OTHER INFORMATION
STOCKHOLDER PROPOSALS
AVAILABILITY OF REPORT ON FORM 10-K
APPENDIX A: ANNUAL REPORT INFORMATION

i

PROXY STATEMENT

GENERAL INFORMATION

        This proxy statement is provided in connection with the solicitation of proxies by the board of directors of Regal Entertainment Group, a Delaware corporation (the "Company" or "Regal"), for use at the Annual Meeting of Stockholders of the Company, to be held on May 10, 2006 at 8:30 a.m. (Eastern Time), or any adjournment or postponement thereof, at our Pinnacle Stadium 18 at Turkey Creek theatre, located at 11240 Parkside Drive, Knoxville, Tennessee 37922 (the "Annual Meeting").

        This proxy statement and the accompanying proxy are first being sent or given to stockholders beginning on or about April 17, 2006. The costs of this proxy solicitation will be borne by the Company, which maintains its principal executive offices at 7132 Regal Lane, Knoxville, Tennessee 37918.

THE PROXY

        A stockholder giving the enclosed proxy may revoke it at any time before it is used by giving written notice of revocation to the Secretary of the Company, by delivering to the Secretary of the Company a duly executed proxy bearing a later date, or by voting in person at the Annual Meeting. Attendance at the Annual Meeting will not, in and of itself, revoke a proxy. Proxies in the form enclosed, unless revoked, will be voted at the Annual Meeting as directed by you on the form or, in the absence of such direction, in favor of all proposals to be considered at the Annual Meeting.

VOTING AT THE ANNUAL MEETING

        The only voting securities of the Company are its shares of Class A and Class B common stock (collectively, the "Common Stock"). At the close of business on March 31, 2006, 64,837,344 shares of Class A common stock and 83,936,967 shares of Class B common stock were outstanding and entitled to vote. Only stockholders of record of our Common Stock at the close of business on March 31, 2006, the date selected as the record date by our board of directors, are entitled to vote at the Annual Meeting. The holders of Class A common stock are entitled to one vote per share and the holders of Class B common stock are entitled to ten votes per share on each matter submitted to a vote of stockholders. The shares of Class A and Class B common stock will vote together as a single class on all matters to be considered at the Annual Meeting.

        The holders of a majority of the voting power of the Common Stock entitled to vote at the Annual Meeting and who are present, in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting or any adjournment or postponement thereof. Directors are elected by a plurality of the affirmative votes cast by the stockholders present at the Annual Meeting in person or by proxy, and entitled to vote. Cumulative voting is not permitted in the election of directors. The affirmative vote of the holders of a majority of the voting power of the Common Stock present at the Annual Meeting, in person or by proxy, and entitled to vote, is necessary for ratification of the Company's auditors. If the ratification of the selection of auditors is not approved, our audit committee of the board of directors will review its future selection of auditors.

        Abstentions and broker non-votes are not relevant to the election of directors. Abstentions will have the effect of a vote against the proposal for the ratification of Company's auditors. Broker non-votes will have no effect on the vote for the ratification of auditors. A "broker non-vote" occurs if you do not provide the record holder of your shares (usually a bank, broker, or other nominee) with voting instructions on a matter and the holder is not permitted to vote on the matter without instructions from you under the New York Stock Exchange ("NYSE") rules.

        Unless you indicate otherwise on your proxy card, the persons named as your proxies will vote your shares: FOR all of the nominees for director named in this proxy statement; and FOR the ratification of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 28, 2006.

PROPOSAL 1. ELECTION OF CLASS I DIRECTORS

        Regal's business and affairs are managed under the direction of our board of directors, which is currently comprised of seven members. The size of our board of directors may be fixed from time to time by our board of directors as provided in our bylaws. Pursuant to our amended and restated certificate of incorporation, our board of directors is divided into three classes, designated as Class I, Class II and Class III, and the members of each class are elected to serve a three-year term, with the terms of office of each class ending in successive years. On February 28, 2006, Mr. Anschutz announced his resignation from the board of directors effective as of the date of the Annual Meeting. In connection with Mr. Anschutz's resignation, the size of the board of directors will be reduced from seven to six.

        On October 13, 2005, Mr. Alex Yemenidjian and Mr. Nestor R. Weigand were appointed to the board of directors as a Class I and a Class III director, respectively. Messrs. Yemenidjian and Weigand were recommended for consideration to the Nominating and Corporate Governance Committee by Mr. Thomas D. Bell, Jr., the Chairman of the Nominating and Corporate Governance Committee.

        At this Annual Meeting, there are two nominees for election to the board of directors, each of whom, if elected, will serve as a Class I director. The Class I directors, each of whom were recommended for reelection by the Nominating and Corporate Governance Committee, will serve on the board of directors for a three-year term expiring on the date of our Annual Meeting of Stockholders to be held in 2009. The names of each nominee and continuing director, their respective ages (as of March 31, 2006), class of the board of directors and the year during which each director's current term expires, periods during which they have served the Company as a director, position (if any) with the Company, business experience during at least the past five years and directorships of other publicly-owned corporations appear below. There are no family relationships among any director, executive officer, or any person nominated or chosen by us to become a director.

        Each nominee is an incumbent director and has consented to be named herein and to serve on the board of directors if elected. If any of these director nominees should be unavailable for election at the time of the Annual Meeting, which is not anticipated, the proxies will be voted for such other person as may be recommended by the board of directors in place of each such nominee.

        As of the date of this proxy statement, the Nominating and Corporate Governance Committee is evaluating a number of candidates for service on the Company's board of directors and, in accordance with the Nominating and Corporate Governance Committee Charter, from time to time may recommend qualified candidates to the Company's board of directors.

Name	Age	Class or Nominee Class	Expiration of Current Term
Michael L. Campbell*	52	I	2006
Alex Yemenidjian*	50	I	2006
Thomas D. Bell, Jr.	56	II	2007
Craig D. Slater	48	II	2007
Philip F. Anschutz+	66	III	2008
Stephen A. Kaplan	47	III	2008
Nestor R. Weigand	67	III	2008

*
Director nominee

+
Mr. Anschutz announced his resignation from the board of directors effective as of the date of the Annual Meeting.

Nominees for Director—Class I
For a Three-Year Term Expiring 2009

        Michael L. Campbell has served as our Chairman and Chief Executive Officer since May 2005. Prior thereto, Mr. Campbell served as our Co-Chairman and Co-Chief Executive Officer. Mr. Campbell has served as a director since March 2002 and is a member of our Executive Committee. Mr. Campbell currently serves as a director of Regal Cinemas Corporation ("Regal Cinemas"). Mr. Campbell founded Regal Cinemas, Inc. in November 1989, and has served as Chief Executive Officer of Regal Cinemas, Inc. since its inception. Mr. Campbell served as a director and executive officer of Regal Cinemas, Inc. when it filed for bankruptcy on October 11, 2001 and throughout its bankruptcy proceedings. Prior thereto, Mr. Campbell was the Chief Executive Officer of Premiere Cinemas Corporation, which he co-founded in 1982, and served in such capacity until Premiere was sold in October 1989. Mr. Campbell currently serves as a director of National CineMedia, LLC, Fandango, Inc., Eon Streams, Inc. and the National Association of Theatre Owners and serves on the executive committee of the board of directors of the National Association of Theatre Owners.

        Alex Yemenidjian has served as a director since October 13, 2005 and is the Chairman of our Audit Committee. Mr. Yemenidjian has served as the Chairman of the Board and Chief Executive Officer of Armenco Holdings, LLC since January 2005. He served as Chairman of the Board and Chief Executive Officer of Metro-Goldwyn-Mayer Inc. from April 1999 to April 2005 and was a director thereof from November 1997 to April 2005. Mr. Yemenidjian also served as a director of MGM MIRAGE (formerly MGM Grand, Inc.) from 1989 to 2005. From July 1995 through December 1999, Mr. Yemenidjian served as President of MGM MIRAGE. He also served MGM MIRAGE in other capacities during such period, including as Chief Operating Officer from June 1995 until April 1999 and as Chief Financial Officer from May 1994 to January 1998. In addition, Mr. Yemenidjian served as an executive of the Tracinda Corporation, the majority owner of Metro-Goldwyn-Mayer Inc., and of MGM MIRAGE from January 1990 to January 1997 and from February 1999 to April 1999. Prior to 1990, Mr. Yemenidjian was the Managing Partner of Parks, Palmer, Turner & Yemenidjian, Certified Public Accountants. Mr. Yemenidjian currently serves as a director of Guess?, Inc., Baron Investment Funds Trust, The Lincy Foundation, The United Armenian Fund, USC Marshall School of Business Board of Leaders, and Co-Chair of The Imagine the Arts Campaign at California State University, Northridge.

        The board of directors unanimously recommends a vote "FOR" the election of each of the two nominees to serve as a Class I Director.

Continuing Directors—Class II
Term Expires 2007

        Thomas D. Bell, Jr. has served as a director since March 2002 and is a member of our Audit Committee and Nominating and Corporate Governance Committee. Mr. Bell is the President and Chief Executive Officer of Cousins Properties Incorporated, a real estate investment trust. Mr. Bell has served as the Vice Chairman of the board of directors and Chairman of the Executive Committee of Cousins Properties Incorporated since January 2001. Prior to joining Cousins Properties Incorporated, Mr. Bell served as a senior advisor at Credit Suisse First Boston Corporation, overseeing real estate activities. Prior thereto, Mr. Bell spent ten years with Young & Rubicam and retired as Chairman and Chief Executive Officer. Mr. Bell currently serves as a director of AGL Resources, Inc.

        Craig D. Slater has served as a director since March 2002 and is a member of our Executive Committee. Mr. Slater served as President of The Anschutz Investment Company, a private investment firm, from 1997 to July 2005 and has served as Executive Vice President of Anschutz Company since April 1999 and The Anschutz Corporation since May 1999. Mr. Slater served as Vice President of Acquisitions and Investments of both The Anschutz Corporation and Anschutz Company from August 1995 until May and April 1999, respectively. Mr. Slater also served as Corporate Secretary of Anschutz Company and The Anschutz Corporation from September 1991 to October 1996. Mr. Slater currently serves as a director of National CineMedia, LLC.

Continuing Directors—Class III
Term Expires 2008

        Philip F. Anschutz has served as a director since March 2002. Mr. Anschutz has served as the Chairman of the Board of Directors of The Anschutz Corporation, which he founded in 1965, and Anschutz Company for more than the last five years. Mr. Anschutz announced his resignation from our board of directors effective as of the date of the Annual Meeting.

        Stephen A. Kaplan has served as a director since March 2002 and is a member of our Compensation Committee and Executive Committee. Mr. Kaplan is a principal of Oaktree Capital Management, LLC. Since 1995, Mr. Kaplan has managed Oaktree's Principal Investment Activities Group, which invests in controlling and minority positions in private and public companies. Prior to joining Oaktree Capital Management, LLC, Mr. Kaplan was a Managing Director of Trust Company of the West. Prior to his work with Trust Company of the West, Mr. Kaplan was a partner with the law firm Gibson, Dunn & Crutcher. Mr. Kaplan currently serves as a director of National CineMedia, LLC, General Maritime Corporation and Genco Shipping and Trading Limited.

        Nestor R. Weigand, Jr. has served as a director since October 13, 2005 and is a member of our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. Since 1961, Mr. Weigand has been employed by J. P. Weigand & Sons, Inc., a residential, commercial, industrial, and investment real estate firm, and served as its President from 1983 to 2001. Since 2001, Mr. Weigand has served as Chairman and Chief Executive Officer of J. P. Weigand & Sons, Inc. Mr. Weigand has served as a member of the International Real Estate Federation ("FIABCI") since 1985 and served as the World President of FIABCI from 2001 to 2002. Mr. Weigand has over 45 years of experience in the real estate industry and has served in a variety of key roles in domestic and international real estate organizations.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

        Our board of directors adopted Corporate Governance Guidelines that reflect the principles by which the Company operates and set forth the Company's director qualification standards,

responsibilities, compensation, evaluation, orientation and continuing education, board committee structure, Chief Executive Officer performance review, management succession planning and other policies for the governance of the Company. Copies of the Corporate Governance Guidelines are available on our website at www.regalentertainmentgroup.com under "Investor Relations," "Corporate Governance."

Code of Business Conduct and Ethics

        Our board of directors adopted the Code of Business Conduct and Ethics applicable to the Company's directors, officers and employees. The Code of Business Conduct and Ethics sets forth the Company's conflict of interest policy, records retention policy, insider trading policy and policies for the protection of the Company's property, business opportunities and proprietary information. The Code of Business Conduct and Ethics requires prompt disclosure to stockholders of any waiver of the Code of Business Conduct and Ethics for executive officers or directors made by the board of directors or any committee thereof. Copies of the Code of Business Conduct and Ethics are available on our website at www.regalentertainmentgroup.com under "Investor Relations," "Corporate Governance" or in print, without charge, to any stockholder who sends a request to the office of the Secretary of Regal Entertainment Group at 7132 Regal Lane, Knoxville, Tennessee 37918.

Board and Committee Information

        The board of directors held nine meetings during our fiscal year ended December 29, 2005. All directors attended at least 75% of the total number of meetings held by the board of directors and by the committees of the board of directors on which they served.

Stockholder Communications with the Board

        If you desire to communicate with our board members, including non-management directors as a group, you may do so by mailing your request to Secretary, Regal Entertainment Group, at 7132 Regal Lane, Knoxville, Tennessee 37918. Pursuant to the instruction of the Company's non-management directors, the Secretary will review inquiries and if they are relevant to, and consistent with our operations, policies and procedures, they will be forwarded to the director or directors to whom it is addressed. Inquiries not forwarded will be retained by the Company and will be made available to any director on request.

Stockholder Recommendations of Candidates for Director

        Stockholders wishing to recommend candidates to the Nominating and Corporate Governance Committee for consideration as directors should submit a written recommendation to the office of the Secretary, Regal Entertainment Group, at 7132 Regal Lane, Knoxville, Tennessee 37918.

Independence

        Our board of directors has determined that each of Messrs. Bell, Kaplan, Weigand and Yemenidjian qualify as independent directors under the applicable listing standards of the NYSE. Pursuant to the NYSE listing standards, a director shall be considered independent if the board of directors makes an affirmative determination after a review of all relevant information that the director has no material relationship with the company. Our board of directors has established the categorical standards set forth below to assist it in making such determinations. A director will not be considered independent if the director:

  •
  is, or has been within the last three years, employed by the Company;

  •
  has an immediate family member (which, for purposes of the these independence standards, shall include such person's spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person's home) who is, or has been within the last three years, employed as an executive officer of the Company;

  •
  received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from the Company other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent on continued service);

  •
  has an immediate family member who received, during any twelve-month period within the last three years, more than $100,000 in direct compensation as an executive employee of the Company other than pension or other forms of deferred compensation (provided such compensation is not contingent on continued service);

  •
  is a current partner or employee of the Company's auditor, or was within the last three years a partner or employee of the Company's auditor and personally worked on the Company's audit within that time;

  •
  has an immediate family member who is a partner of the Company's auditor, an employee of the Company's current auditor who participates in the auditor's audit, assurance or tax compliance (but not tax planning) practice, or was within the last three years a partner or employee of the Company's auditor and personally worked on the Company's audit within that time;

  •
  is, or within the last three years has been, employed as an executive officer of another company where any of the Company's present executives at the same time serve, or within the last three years have served, on such other company's compensation committee;

  •
  has an immediate family member who is, or within the last three years has been, employed as an executive officer of another company where any of the Company's present executives at the same time serve, or within the last three years have served, on such other company's compensation committee;

  •
  is a current employee of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company's consolidated gross revenues; or

  •
  has an immediate family member who is a current executive officer of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company's consolidated gross revenues.

        The following factor is also considered by our board of directors in making an independence determination. However, the board of directors is not precluded from finding a director to be independent if the director:

  •
  is an executive officer of a tax exempt organization that received within the preceding three years, contributions from the Company in an amount which, in any single fiscal year, exceeds the greater of $1 million or 2% of such tax exempt organization's consolidated gross revenues.

Executive Sessions

        Our non-management directors meet in an executive session at least once per year and rotate serving as the presiding director for each executive session. We intend to hold an executive session including only our independent directors at least once a year.

Attendance at Annual Meetings

        We encourage, but do not require, our board members to attend our annual stockholders meetings. Last year, eight of our directors attended the annual stockholders meeting.

Committees

        Our board of directors has established four standing committees. The standing committees consist of an Audit Committee, a Compensation Committee, an Executive Committee, and a Nominating and Corporate Governance Committee. The standing committees, except for the Executive Committee, are comprised entirely of our non-management directors as provided in the table below.

Board Member	Audit	Compensation	Executive	Nominating and Corporate Governance
Philip F. Anschutz
Thomas D. Bell, Jr.	X			X
Michael L. Campbell			X
Stephen A. Kaplan		X	X
Craig D. Slater			X
Nestor R. Weigand	X	X		X
Alex Yemenidjian	X
Meetings Held in 2005	8	2	0	1

        The functions performed by each of the committees are briefly described below:

Audit Committee

        The primary purposes of the Audit Committee are to assist the board of directors' oversight of the integrity of the Company's financial statements, the Company's compliance with legal and regulatory requirements, the qualifications and independence of the registered public accounting firm engaged to be the independent auditor of the Company, the performance of the Company's internal audit function and the independent registered public accounting firm, and to prepare the report required to be included in our annual meeting proxy statements. The Audit Committee operates under an Audit Committee Charter, adopted by our board of directors, a copy of which was attached as Appendix A to our 2004 proxy statement and which is available on our website at www.regalentertainmentgroup.com under "Investor Relations," "Corporate Governance," or in print, without charge, to any stockholder who sends a request to the office of the Secretary of Regal Entertainment Group at 7132 Regal Lane, Knoxville, Tennessee 37918.

        Each of the three individuals serving on our Audit Committee satisfies the standards for independence of the NYSE and the SEC as they relate to audit committees. Our board of directors believes each of the members of the Audit Committee is financially literate and that Mr. Yemenidjian qualifies as an "audit committee financial expert" within the meaning of the regulations of the SEC.

Compensation Committee

        The Compensation Committee is responsible for reviewing and making recommendations to the board of directors regarding compensation of the Company's directors and executive officers and administering and implementing the Company's incentive compensation plans and equity-based plans. The Compensation Committee's duties and responsibilities include reviewing and approving corporate goals and objectives relevant to the compensation of the Company's Chief Executive Officer, evaluating his performance in light of such goals and objectives, and as a committee, determining and approving the Chief Executive Officer's compensation level based on such evaluation.

        The Compensation Committee operates under a Compensation Committee Charter, adopted by our board of directors, a copy of which is available on our website at www.regalentertainmentgroup.com under the links to "Investor Relations," "Corporate Governance," or in print, without charge, to any stockholder who sends a request to the office of the Secretary of Regal Entertainment Group at 7132 Regal Lane, Knoxville, Tennessee 37918.

Nominating and Corporate Governance Committee

        Our Nominating and Corporate Governance Committee was established to identify qualified nominees for our board of directors, to develop and recommend to our board of directors a set of corporate governance principles to assist the board of directors in fulfilling its corporate governance responsibilities and to oversee an annual evaluation of the board of directors and our management. This committee has the ability to consider nominees recommended by stockholders and other interested parties. The Nominating and Corporate Governance Committee does not distinguish between nominees recommended by our stockholders and those recommended by other parties.

        The committee operates under the Nominating and Corporate Governance Committee Charter, adopted by our board of directors, a copy of which is available on our website at www.regalentertainmentgroup.com under the links to "Investor Relations," "Corporate Governance," or in print, without charge, to any stockholder who sends a request to the office of the Secretary of Regal Entertainment Group at 7132 Regal Lane, Knoxville, Tennessee 37918. The charter of the committee sets forth certain criteria for the Nominating and Corporate Governance Committee to consider in evaluating potential director nominees. In considering potential director nominees, the committee selects individuals who demonstrate the highest personal and professional integrity, who have demonstrated exceptional ability and judgment and who are expected to be most effective, in conjunction with the other members of the board of directors, in collectively serving the long-term interests of the Company and our stockholders.

        The committee identifies director candidates based on input provided by a number of sources, including members of the committee, other directors, our stockholders, our Chief Executive Officer and third parties. The committee also has the authority to consult with or retain advisors or search firms to assist in the identification of qualified director candidates. As part of the identification process, the committee takes into account each nominee's skills, knowledge, perspective, broad business judgment and leadership, relevant industry knowledge, business creativity and vision, experience, age and diversity, all in the context of the perceived needs of the board of directors at that time. Incumbent directors who are being considered for re-nomination are re-evaluated both on their performance as directors and their continued ability to meet the required qualifications.

Executive Committee

        Our Executive Committee is generally authorized to act on behalf of our board of directors between scheduled meetings of our board of directors on matters already approved in principle by the board of directors and on matters specifically delegated by the board of directors from time to time as permitted under Delaware corporate law.

Compensation of Directors

        Directors who are our or our subsidiaries' employees receive no additional cash or equity compensation for service on our board of directors. All of our directors are reimbursed for reasonable out-of-pocket expenses related to attendance at board of director and board of director committee meetings. In fiscal 2005, Mr. Bell received a $40,000 annual cash retainer and Messrs. Yemenidjian and Weigand each received a portion of the $40,000 annual cash retainer prorated from their dates of appointment.

        Unless otherwise waived by the directors, beginning in fiscal 2006 directors who are not employees of the Company receive an annual cash retainer for service on our board of directors of $40,000 and a grant of restricted Class A Common Stock having, at the time of grant, a fair market value of $85,000. The shares of restricted stock vest on the first anniversary of the date of grant. Pursuant to the foregoing director compensation policy, on March 7, 2006, Messrs. Yemenidjian, Weigand and Bell each received a grant of 4,553 shares of restricted stock, based on the closing market price of the Company's Class A common stock of $18.67 per share on such date. Messrs. Anschutz, Slater and Kaplan did not receive the cash retainer or restricted stock grant.

        Beginning in fiscal 2006, Alex Yemenidjian, the Chairman of the Audit Committee, shall receive an additional $10,000 annual cash retainer and the other directors who serve on the Audit Committee shall receive an additional $5,000 annual cash retainer for service on the Audit Committee. Directors do not receive additional cash or equity compensation for service on any other committees of the board of directors.

BENEFICIAL OWNERSHIP OF VOTING SECURITIES

        The following table shows information with respect to beneficial ownership of our Common Stock, as of March 31, 2006, for:

  •
  each of our directors and our executive officers listed in the summary compensation table provided below, who we refer to as our named executive officers;

  •
  all of our directors and named executive officers as a group; and

  •
  each person known by us, based upon our review of documents filed by them with the SEC in respect of the ownership of our shares of Common Stock, to beneficially own five percent or more of either class of our Common Stock.

        We have calculated the percentage of beneficial ownership based on 64,837,344 shares of Class A common stock and 83,936,967 shares of Class B common stock outstanding as of the close of business on March 31, 2006.

	Class A Common Stock		Class B Common Stock
Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class	Amount and Nature of Beneficial Ownership(1)	Percent of Class	Percent of Voting Power(2)
Directors
Philip F. Anschutz(3)	73,708,639	53.2	73,708,639	87.8	81.5
Thomas D. Bell, Jr.(4)	11,503	*	—	—	*
Stephen A. Kaplan(5)	—	—	—	—	—
Craig D. Slater	682,381	1.1	—	—	*
Nestor R. Weigand, Jr.(6)	6,053	*	—	—	*
Alex Yemenidjian(7)	4,553	*	—	—	*
Executive Officers
Michael L. Campbell(8)	362,657	*	—	—	*
Kurt C. Hall(9)	100,000	*	—	—	*
Gregory W. Dunn(10)	51,530	*	—	—	*
Amy E. Miles(11)	404,080	*	—	—	*
Peter B. Brandow(12)	324,981	*	—	—	*
All directors and named executive officers as a group (11 persons)	75,656,377	54.4	73,708,639	87.8	81.7
Five Percent Stockholders
Anschutz Company(13)	73,708,639	53.2	73,708,639	87.8	81.5
GSCP Recovery, Inc.(14)	11,674,685	18.0	—	—	1.3
OCM Principal Opportunities Fund II, L.P.(15)	10,228,328	15.8	10,228,328	12.2	11.3
Amaranth LLC(16)	5,327,293	8.2	—	—	*
Wells Fargo & Company(17)	5,313,226	8.2	—	—	*

*
Represents less than 1%

(1)
Beneficial ownership is determined under the rules of the SEC and includes voting or investment power with respect to the securities. Unless indicated by footnote, the address for each listed director, named executive officer and principal stockholder is 7132 Regal Lane, Knoxville, Tennessee 37918. Except as indicated by footnote, the persons named in the table report having sole voting and investment power with respect to all shares of Class A common stock and Class B common stock shown as beneficially owned by them.

The number of shares of Class A common stock and Class B common stock outstanding used in calculating the percentage for each listed person includes the shares of Class A common stock and Class B common stock underlying warrants or options held by that person that are currently exercisable or are exercisable within 60 days of March 31, 2006, but excludes shares of Class A common stock and Class B common stock underlying warrants or options held by any other person.

(2)
Each share of Class A common stock has one vote and each share of Class B common stock has ten votes on all matters to be voted on by stockholders. This column represents the combined voting power of the outstanding shares of Class A common stock and Class B common stock held by such beneficial owner (assuming exercise of currently exercisable options) and assumes that no currently outstanding shares of Class B common stock have been converted into Class A common stock.

(3)
All of the shares shown as beneficially owned by Mr. Anschutz are held by Anschutz Company, which is controlled by Mr. Anschutz and shares voting and dispositive power with Mr. Anschutz. The 73,708,639 shares of Class A common stock represent 73,708,639 shares of Class A common stock issuable upon the conversion of a like number of shares of Class B common stock beneficially owned by Mr. Anschutz.

(4)
Includes 4,950 shares subject to currently exercisable options and 4,553 shares of restricted stock.

(5)
Does not include 10,228,328 shares of Class B common stock held by OCM Principal Opportunities Fund II, L.P. ("OCM"), as to which Mr. Kaplan disclaims beneficial ownership except to the extent of his pecuniary interest therein. Mr. Kaplan is a principal of OCM's general partner, Oaktree Capital Management, LLC ("Oaktree"), which reports voting and dispositive power as general partner of OCM with respect to such shares.

(6)
Includes 4,553 shares of restricted stock.

(7)
Represents 4,553 shares of restricted stock.

(8)
Includes 47,580 shares of restricted stock.

(9)
Kurt Hall resigned as Co-Chief Executive Officer of the Company effective as of May 25, 2005. For a further discussion of Mr. Hall's resignation, see "Executive Compensation—Employment Contracts and Termination of Employment and Change of Control Arrangements."

(10)
Includes 21,530 shares of restricted stock. Mr. Dunn reports shared dispositive power with his former spouse over 59,083 shares.

(11)
Includes 335,240 shares subject to currently exercisable options and 18,840 shares of restricted stock.

(12)
Includes 263,231 shares subject to currently exercisable options and 16,750 shares of restricted stock.

(13)
The address of Anschutz Company is 555 17th Street, Suite 2400, Denver, CO 80202.

(14)
GSCP Recovery, Inc. ("GSCP"), the record owner of the shares included in the table, reports that Greenwich Street Capital Partners II, L.P., TRV Executive Fund, L.P., Greenwich Street Employees Fund, L.P., GSCP Offshore Fund, L.P. and Greenwich Fund, L.P. are the controlling members of GSCP. GSCP Recovery (US), LLC is the sole shareholder of GSCP. Greenwich Street Investments II, L.L.C. is the general partner of each of the controlling members of GSCP Recovery (US), LLC; GSCP (NJ), L.P. is the manager of each of the controlling members of GSCP Recovery (US), LLC; and GSCP (NJ), Inc. is the general partner of GSCP (NJ), L.P. Each of Keith W. Abell, Alfred C. Eckert III, Robert A. Hamwee, Richard M. Hayden, Thomas V. Inglesby, Matthew C. Kaufman, Christine K. Vanden Beukel, Andre Wagner and Frederick H. Horton is an executive officer and stockholder of GSCP (NJ), Inc., a limited partner of GSCP (NJ), L.P. and a managing member of Greenwich Street Investments II, L.L.C. (except for Messrs. Wagner and Horton). For the purposes of the federal securities laws, by virtue of each of the above entity's and individual's relationship with GSCP, each may be deemed to have shared voting and investment power over, and be the indirect beneficial owner of, the shares of common stock owned by GSCP. Each of the above entities and individuals disclaims beneficial ownership of GSCP's common stock except to the extent of each entity's and individual's pecuniary interest in such common stock. The address of each entity and individual above is 500 Campus Drive, Suite 220, Florham Park, New Jersey 07932 (c/o GSC Partners for each individual entity).

(15)
The 10,228,328 shares of Class A common stock represent 10,228,328 shares of Class A common stock issuable upon conversion of a like number of shares of Class B common stock beneficially owned by the reporting person. OCM reports shared voting and dispositive with its general partner, Oaktree. Oaktree disclaims beneficial ownership of these shares except to the extent of its pecuniary interest therein. The address of each of OCM and Oaktree is 333 South Grand Avenue, 28th Floor, Los Angeles, CA 90071.

(16)
Includes 5,295,893 shares of Class A common stock issuable upon conversion of the Company's 3.75% convertible senior notes due May 15, 2008. Amaranth Advisors L.L.C. is the trading advisor for Amaranth LLC ("Amaranth") and has been granted investment discretion over portfolio investments, including the Class A common stock held by it. Nicholas M. Maounis is the managing member of Amaranth Advisors L.L.C. and may, by virtue of his position as managing member, be deemed to have power to direct the vote and disposition of the Class A common stock held for Amaranth. The address of each of Amaranth Advisors L.L.C., Amaranth LLC and Nicholas M. Maounis is One American Lane, Greenwich, Connecticut 06831.

(17)
The address of Wells Fargo & Company is 420 Montgomery Street, San Francisco, California 94104. The address of Wells Fargo Capital Management Incorporated is 525 Market Street, San Francisco, California 94105.

AUDIT COMMITTEE REPORT

        Our Audit Committee reviews our financial reporting process on behalf of our board of directors. On March 26, 2004, our board of directors adopted a written charter for our Audit Committee, and has re-evaluated it in connection with the filing of our Annual Report on Form 10-K with the Securities and Exchange Commission. In fulfilling its responsibilities, the Audit Committee has reviewed and discussed the audited financial statements contained in the 2005 Annual Report on Form 10-K with our management and our independent registered public accounting firm, KPMG LLP. Our management is responsible for the financial statements and the reporting process, including the system of internal controls. KPMG is responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States. KPMG is also responsible for expressing an opinion on management's assessment of the effectiveness, and the effectiveness, of the Company's internal control over financial reporting.

        The Audit Committee has discussed with KPMG the matters requiring discussion by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU 380), Communication with Audit Committees, as modified or supplemented, and all other matters required to be discussed with the auditors. In addition, the Audit Committee has received the written disclosures and the letter from KPMG required by Independence Standards Board No. 1, (Independence Discussions with Audit Committees), as modified or supplemented, and discussed with KPMG their independence from Regal and our management. The Audit Committee has also considered whether, and determined that, the independent registered public accounting firm's provision of other non-audit services to us is compatible with maintaining the independent registered public accounting firm's independence.

        Based on the reviews and discussions referred to above, the Audit Committee recommended to our board of directors (and our board of directors has approved) that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 29, 2005, for filing with the Securities and Exchange Commission.

        Respectfully submitted on April 14, 2006 by the members of the Audit Committee of the board of directors.

    Alex Yemenidjian, Chairman
    Thomas D. Bell, Jr.
    Nestor R. Weigand

        In accordance with the rules and regulations of the SEC, the above report of the Audit Committee shall not be deemed to be "soliciting material" or to be "filed" with the SEC or subject to Regulations 14A or 14C of the Securities Exchange Act of 1934, as amended (the "Exchange Act") or to the liabilities of Section 18 of the Exchange Act and shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, notwithstanding any general incorporation by reference of this proxy statement into any other filed document.

Independent Registered Public Accounting Firm

        KPMG, LLP served as our independent registered public accounting firm for the fiscal year ended December 29, 2005 and has been selected to serve as our independent registered public accounting firm for the current fiscal year. For the fiscal years ended December 30, 2004 and December 29, 2005, we incurred fees for services from KPMG as discussed below.

  •
  Audit Fees.  The aggregate fees billed for professional services rendered by KPMG for the audit of our annual financial statements included in our Form 10-K and the review of the financial statements included in our Forms 10-Q were approximately $1,162,000 for the fiscal year ended December 30, 2004 and $1,015,000 for fiscal year ended December 29, 2005. For the fiscal years ended December 30, 2004 and December 29, 2005, such fees included fees for KPMG's examination of managements' assessment of the effectiveness, and the effectiveness, of the Company's internal control over financial reporting.

  •
  Audit-Related Fees.  The aggregate fees billed for professional services rendered by KPMG for assurances and related services that are reasonably related to the performance of the audit or review of our financial statements were approximately $49,100 for the fiscal year ended December 30, 2004 and $0 for fiscal year ended December 29, 2005. For the fiscal year ended December 30, 2004, such fees were primarily related to SEC registration statements and filings and other offerings.

  •
  Tax Fees.  The aggregate fees billed for professional services rendered by KPMG related to federal and state tax compliance, tax advice and tax planning were approximately $84,700 for the fiscal year ended December 30, 2004 and $10,500 for fiscal year ended December 29, 2005. All of these services are permitted non-audit services.

  •
  All Other Fees.  No fees were billed for other services rendered by KPMG for the fiscal year ended December 30, 2004. The aggregate fees for professional services rendered by KPMG for continuing professional education and training was approximately $8,400 for the year ended December 29, 2005.

Audit Committee Pre-Approval Policy

        The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent registered public accounting firm on a case-by-case basis. These services may include audit services, audit-related services, tax services and other services. Our Chief Financial Officer is responsible for presenting the Audit Committee with an overview of all proposed audit, audit-related, tax or other non-audit services to be performed by the independent registered public accounting firm. The presentation must be in sufficient detail to define clearly the services to be performed. The Audit Committee does not delegate its responsibilities to pre-approve services performed by the independent registered public accounting firm to management or to an individual member of the Audit Committee.

EXECUTIVE COMPENSATION

        The following table shows the cash compensation and certain other compensation paid or accrued by us for our Chief Executive Officer, our former Co-Chief Executive Officer and our other most highly compensated executive officers whose salary exceeded $100,000 for the fiscal years ended January 1, 2004 ("Fiscal 2003"), December 30, 2004 ("Fiscal 2004") and December 29, 2005 ("Fiscal 2005"). We refer to these officers as our named executive officers.

Summary Compensation Table

	Annual Compensation						Long Term Compensation
							Awards
Name and Principal Position	Year	Salary			Bonus		Restricted Stock Awards(1)
Michael L. Campbell, Chief Executive Officer(2)	Fiscal 2005 Fiscal 2004 Fiscal 2003	$ $ $	594,700 594,300 591,100	(3) (3) (3)	$ $ $	589,100 530,190 650,000	$465,262 — —	(4)
Kurt C. Hall, Former Co-Chief Executive Officer(5)	Fiscal 2005 Fiscal 2004 Fiscal 2003	$ $ $	254,835 594,300 589,500	(6) (6) (6)	$ $	— 530,190 650,000	$465,262 — —
Gregory W. Dunn, President and Chief Operating Officer	Fiscal 2005 Fiscal 2004 Fiscal 2003	$ $ $	403,844 382,369 378,769	(7) (7) (7)	$ $ $	300,000 254,589 282,877	$210,542 — —	(8)
Amy E. Miles, Executive Vice President and Chief Financial Officer	Fiscal 2005 Fiscal 2004 Fiscal 2003	$ $ $	350,000 350,000 325,000		$ $ $	262,500 249,375 275,000	$184,274 — —	(9)
Peter B. Brandow, Executive Vice President, General Counsel and Secretary	Fiscal 2005 Fiscal 2004 Fiscal 2003	$ $ $	311,100 311,100 305,000		$ $ $	221,659 209,993 228,750	$163,777 — —	(10)

(1)
The values of restricted stock awards were calculated by multiplying the closing market price of the Company's Class A common stock on the date of the grant by the number of shares awarded. Dividends will be paid on shares of restricted stock.

(2)
Mr. Campbell served as a Co-Chief Executive Officer with Mr. Hall until Mr. Hall's resignation in May 2005.

(3)
Includes Company contributions of $5,600, $5,200 and $2,000 to Mr. Campbell's 401(k) plan in Fiscal 2005, 2004 and 2003, respectively.

(4)
On December 29, 2005, Mr. Campbell held 23,380 shares of restricted stock valued at $445,389 based on the closing market price of the Company's Class A common stock as of that date. The restricted stock award reported does not include 24,200 shares of restricted stock granted to Mr. Campbell on March 7, 2006 for future service, which was valued at $451,814 based on the closing market price of the Company's Class A common stock as of that date.

(5)
Mr. Hall resigned effective as of May 25, 2005.

(6)
Includes Company contributions of $5,600, $5,200 and $400 to Mr. Hall's 401(k) plan in Fiscal 2005, 2004 and 2003, respectively.

(7)
Includes Company contributions of $5,600, $5,200 and $1,600 to Mr. Dunn's 401(k) plan in Fiscal 2005, 2004 and 2003, respectively.

(8)
On December 29, 2005, Mr. Dunn held 10,580 shares of restricted stock valued at $201,549, based on the closing market price of the Company's Class A common stock as of that date. The restricted stock award reported does not include 10,950 shares of restricted stock granted to Mr. Dunn on March 7, 2006 for future service, which was valued at $204,437 based on the closing market price of the Company's Class A common stock as of that date.

(9)
On December 29, 2005, Ms. Miles held 9,260 shares of restricted stock valued at $176,403 based on the closing market price of the Company's Class A common stock as of that date. The restricted stock award reported does not include 9,580 shares of restricted stock granted to Ms. Miles on March 7, 2006 for future service, which was valued at $178,859 based on the closing market price of the Company's Class A common stock as of that date.

(10)
On December 29, 2005, Mr. Brandow held 8,230 shares of restricted stock valued at $156,782 based on the closing market price of the Company's Class A common stock as of that date. The restricted stock award reported does not include 8,520 shares of restricted stock granted to Mr. Brandow on March 7, 2006 for future service, which was valued at $159,068 based on the closing market price of the Company's Class A common stock as of that date.

Aggregated Option Exercises In Last Fiscal Year and Fiscal Year-End Option Values

        The following table shows information about the value realized on option exercises for each of our named executive officers during the most recent fiscal year ended December 29, 2005, and the value of their unexercised options at the end of such fiscal year. Value of unexercised options is measured as the difference between the exercise price (after giving effect to the antidilution adjustments made in connection with our payment of extraordinary cash dividends on July 1, 2003 and June 2, 2004) and the closing price of our Class A common stock on December 29, 2005 of $19.05 per share. The number of Securities Underlying Unexercised Options at Fiscal Year-End reflects amounts after giving effect to the antidilution adjustments made in connection with our payment of extraordinary cash dividends on July 1, 2003 and June 2, 2004.

			Number of Securities Underlying Unexercised Options at Fiscal Year-End		Value of Unexercised In-the-Money Options at Fiscal Year-End
Name	Shares Acquired on Exercise	Value Realized
			Exercisable	Unexercisable	Exercisable	Unexercisable
Michael L. Campbell	630,154	$9,452,010	—	1,260,311	—	$17,235,383
Kurt C. Hall	237,776	$3,792,539	—	—	—	—
Gregory W. Dunn	195,047	$2,838,239	—	390,095	—	$5,334,744
Amy E. Miles	54,858	$767,815	140,193	390,095	$1,917,209	$5,334,744
Peter B. Brandow	36,842	$522,087	113,195	300,072	$1,547,998	$4,103,635

Equity Compensation Plan Information

        The following table sets forth, as of December 29, 2005, the number of shares of Regal's Class A common stock to be issued upon exercise of outstanding options, the weighted average exercise price of outstanding options, and the number of securities available for future issuance under our equity compensation plan, after giving effect to the antidilution adjustments made in connection with our payment of extraordinary cash dividends on July 1, 2003 and June 2, 2004.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	5,943,986	$6.43	4,541,846
Equity compensation plans not approved by security holders	—	—	—
Total	5,943,986	$6.43	4,541,846

Employment Contracts and Termination of Employment and Change-In-Control Arrangements

        On May 3, 2002, we entered into an employment agreement with Mr. Campbell, pursuant to which Mr. Campbell served as one of our Co-Chief Executive Officers until Mr. Hall's resignation on May 25, 2005 described below and Mr. Campbell currently serves as our Chief Executive Officer and as Chief Executive Officer of Regal Cinemas. The term of the agreement is three years, subject to an automatic one-year extension on each anniversary of the date of the agreement. The agreement provides for a base annual salary of $589,100, subject to subsequent adjustment. Mr. Campbell is also eligible to receive a cash bonus each year based on performance and attainment of earnings objectives set by our board of directors. His target bonus shall be at least 100% of his base annual salary and his stretch bonus shall be at least 150% of his base annual salary.

        If we terminate Mr. Campbell's employment without cause, he is entitled to severance payments equal to that of two times his base annual salary and health and life insurance benefits for 24 months from the date of the termination of his employment. Under those circumstances, he is also entitled to receive, pro-rated to the date of termination, any bonus he would have received for that year. If he terminates his employment for good reason, he is entitled to receive, in addition to amounts payable if we were to have terminated his employment without cause, one times his target bonus. Also, if we terminate his employment, or if Mr. Campbell resigns for good reason, within 3 months prior to, or one year after, a change of control of the Company, he is entitled to receive severance payments equal to: (i) the actual bonus, pro-rated to the date of termination, he would have received in respect of the fiscal year in which the termination occurs; and (ii) two and one-half times his annual base salary plus two times his target bonus, and health and life insurance benefits for 30 months. Mr. Campbell is also subject to a noncompete agreement under which he agrees not to compete with us or our theatre affiliates or solicit or hire certain of our employees during the term of his employment agreement and for one year thereafter.

        On May 3, 2002, we entered into an employment agreement pursuant to which Mr. Hall served as one of our Co-Chief Executive Officers until his resignation on May 25, 2005. The employment agreement contained the same material terms and conditions as those contained in Mr. Campbell's employment agreement and described above. Mr. Hall resigned as Co-Chief Executive Officer of the Company effective as of May 25, 2005 to serve as the Chairman and Chief Executive Officer of the new joint venture entity, National CineMedia, LLC ("National CineMedia"). For further discussion of this joint venture, see the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on April 4, 2005 and "Item 1, Business—National CineMedia Joint Venture" and Note 4—"Formation of National CineMedia, LLC" to the Company's Annual Report of Form 10-K filed with the Securities and Exchange Commission on March 14, 2006.

        In connection with the formation of the National CineMedia joint venture, on May 11, 2005, our subsidiary, Regal Cinemas, Inc. ("RCI") adopted and approved the RCI Severance Plan For Equity Compensation (the "Severance Plan"). Mr. Hall is a participant under the Severance Plan. Participation in the Severance Plan is limited to employees of Regal CineMedia Corporation ("RCM"), who held an unvested option to purchase shares of our Class A common stock or shares of our restricted Class A common stock pursuant to the terms of the Incentive Plan immediately prior to such employee's termination of employment and commencement of employment with National CineMedia. Under the terms of and subject to the conditions of the Severance Plan, each eligible employee who participates in the Severance Plan, including Mr. Hall (each a "Participant") is, at the times set forth in the Severance Plan, entitled to a cash payment equal to (1) with respect to each unvested stock option held on May 24, 2005, the difference between the exercise price of such unvested option and $20.19 (the fair market value of a share of outclass A common stock on May 24, 2005 as calculated pursuant to the terms of the Severance Plan) and (2) with respect to each unvested share of restricted stock, $20.19 (the fair market value of a share of our Class A common stock on May 24, 2005 as calculated pursuant to the terms of the Severance Plan). In addition, the Severance Plan provides that each Participant who held unvested shares of restricted stock on May 24, 2005 will be entitled to receive payments in lieu of dividend distributions in an amount equal to the per share value of dividends paid on our Class A common stock times the number of shares of such restricted stock. Each such Participant will receive these payments in lieu of dividend distributions until the date that each such Participant's restricted stock would have vested in accordance with the Incentive Plan. Solely for purposes of the calculation of such payments with respect to restricted stock, in the event of any stock dividend, stock split or other change in the corporate structure affecting our Class A common stock, there shall be an equitable proportionate adjustment to the number of shares of restricted stock held by each Participant immediately prior to his or her termination of employment with RCM. Each Participant's cash payment will vest according to the year and date on which such unvested options and restricted stock held by such Participant would have vested pursuant to the terms of the Incentive Plan and the related award agreement had employment with RCM not ceased. In March 2006, Mr. Hall received a payment of $3,468,902, pursuant to the terms of the Severance Plan.

        We have entered into employment agreements with Ms. Miles and Mr. Dunn, pursuant to which Ms. Miles serves as our Chief Financial Officer and as Chief Financial Officer of Regal Cinemas, and Mr. Dunn serves as our President and Chief Operating Officer and as President and Chief Operating Officer of Regal Cinemas. The term of the agreements is three years, subject to an automatic one-year extension on each anniversary of the date of the agreements. The agreements provide for base annual salaries of $310,500 for Ms. Miles and $377,169 for Mr. Dunn, subject to subsequent adjustment. Each employee is also eligible to receive a cash bonus each year based on performance and attainment of earnings objectives set by our board of directors. Each employee's target bonus shall be at least 75% of his or her base annual salary and each employee's stretch bonus shall be at least 100% of his or her base annual salary.

        If we terminate either Ms. Miles' or Mr. Dunn's employment without cause, such employee is entitled to severance payments equal to that of two times his or her base annual salary and health and life insurance benefits for 24 months from the date of the termination of his or her employment. Under those circumstances, each employee is also entitled to receive, pro-rated to the date of termination, any bonus he or she would have received for that year. If either employee terminates his or her employment for good reason, he or she is entitled to receive, in addition to amounts payable if we were to have terminated his or her employment without cause, one times such employee's target bonus. Also, if we terminate employment, or if either employee resigns for good reason, within 3 months prior to, or one year after, a change of control of Regal, such employee is entitled to receive severance payments equal to: (i) the actual bonus, pro-rated to the date of termination, that the executive would have received in the fiscal year in which the termination occurs, and (ii) two times the executive's annual salary plus one and one-half times the executive's target bonus, and health and life insurance benefits for 30 months. Each employee is also subject to a noncompete agreement under which he or she agrees not to compete with us or our theatre affiliates or solicit or hire certain of our employees during the term of his or her employment agreement and for one year thereafter.

Compensation Committee Interlocks and Insider Participation

        No interlocking relationship exists between our board of directors or Compensation Committee and the board of directors or compensation committee of any other company, nor has any interlocking relationship existed in the past.

Compensation Committee Report on Executive Compensation

        The Compensation Committee consists of Mr. Kaplan and Mr. Weigand. The Compensation Committee is responsible for determining the salary and incentive compensation of our executive officers and providing recommendations for the salaries and incentive compensation of our other employees. The Compensation Committee also is responsible for administering our 2002 Stock

Incentive Plan, including reviewing management recommendations with respect to awards and taking other actions as may be required in connection with our compensation and incentive plans.

Compensation Policies

        General.    In determining the compensation of the executive officers for the fiscal year ended December 29, 2005, the committee considered the compensation practices of comparable companies and advice from an independent consultant. The comparable companies were selected based on their industry and their scope of operations. These comparable companies differ from the companies included in the industry peer group, which is used in the performance graph that follows this report. The committee believes that the published data used better reflects the overall labor markets in which Regal competes for talented executives.

        Our compensation policies are intended to create value for Regal's stockholders through long-term growth in revenue and earnings. The total compensation package, consisting of a base salary, annual incentive opportunity, equity compensation awards and benefits is designed to attract, motivate and retain quality executives needed to successfully lead and manage Regal. The compensation program intentionally ties a sizable portion of the executives' total compensation to positive company performance and the creation of stockholder value.

        The Compensation Committee does not exclusively use quantitative methods or mathematical formulas in setting any element of compensation. In determining each component of compensation, the Compensation Committee considers all elements of executive officers' total compensation package, including insurance and other benefits.

        Base Salaries.    Base salaries are targeted at median competitive levels for similar-sized companies in the motion picture exhibition and other industries and are adjusted to recognize varying levels of responsibility, individual performance, business unit performance and internal equity issues. Base salaries are reviewed annually and any increases are approved by taking into account Regal's actual financial performance, the executive officer's performance in meeting company goals, and competitive salary data. The Compensation Committee does not assign a predetermined specific weight to these items.

        Annual Incentives and Long Term Incentives.    We award annual executive incentive compensation to our executive officers, including our Chief Executive Officer, in accordance with our annual executive incentive program previously approved by our board of directors and stockholders. Any annual incentive compensation paid to our executive officers is variable and depends exclusively on Regal's performance based on one or more of the following business criteria: (1) total stockholder return; (2) such total stockholder return as compared to total return (on a comparable basis) of a publicly available index such as, but not limited to, the Standard & Poor's 500 Stock Index; (3) net income; (4) pretax earnings; (5) earnings before interest expense, taxes, depreciation and amortization; (6) earnings before interest expense, taxes, depreciation, amortization and rent; (7) pretax operating earnings after interest expense and before bonuses and extraordinary or special items; (8) operating margin; (9) earnings per share; (10) return on equity; (11) return on capital; (12) return on investment; (13) operating earnings; (14) working capital; (15) ratio of debt to stockholders' equity; and (16) revenue. The maximum annual incentive award that may be granted to any covered executive officer based on attainment of one or more of the foregoing performance goals is $1 million. Each of our named executive officers, other than Mr. Brandow, will be eligible for bonuses in accordance with their respective employment contracts based on Regal's actual financial performance in relation to predetermined objectives and individual performance for the year then ended.

        Long-term incentives comprise a significant component of our executive officers' total compensation packages. These incentives are designed to motivate and reward executives with a proprietary interest in the Company for maximizing stockholder value and encourage the long-term employment of key employees.

        Future Long-Term Incentives.    Based on our review of the Company's long-term incentive policies and our review of the findings of an independent consultant regarding long-term incentive policies, long-term incentives are provided to members of management through the use of restricted stock and performance shares. Such long-term incentives are roughly equally balanced between restricted stock and performance shares. The restricted stock applies time-based vesting, and the performance shares apply both performance and time based vesting.

        In connection with our evaluation of future long-term incentive policies, the Company implemented stock ownership guidelines that will encourage senior executives to retain significant investments in the Company. During the period from December 31, 2004 until January 1, 2009, the top five senior executives of the Company will be required to hold either (i) shares of Company common stock and/or outstanding options with a combined value greater than or equal to between 25% and 50% of the applicable executive's compensation as derived from his or her exercise of options after May 8, 2002 or (ii) shares of Company common stock with a value greater than or equal to 50% of the applicable executive's compensation as derived from his or her exercise of options after December 31, 2004. Beginning on January 1, 2010, all other Company and Regal Cinemas executives with the title of Senior Vice President and above will be required to meet a holding requirement equal to a multiple of their base salary. The holding requirement will be calculated by adding the value of an executive's shares of Company common stock and the value of an executive's vested or unvested stock options. The applicable multiple of base salary will be determined according to the following schedule:

  •
  Tier 1 (Chief Executive Officer): five times base salary;

  •
  Tier 2 (President, Chief Operating Officer, Chief Financial Officer and General Counsel): two times base salary;

  •
  Tier 3 (Regal Cinemas' Executive Vice President—Film): one and one-half times base salary; and

  •
  Tier 4 (all Senior Vice Presidents of Regal Cinemas): one times base salary.

Chief Executive Officer Compensation

        Mr. Campbell's annual base salary for the fiscal year ended December 29, 2005 was $589,100, which was the same as the annual base salaries paid to Messrs. Campbell and Hall in their roles as Co-Chief Executive Officers during the fiscal years ended December 30, 2004 and January 1, 2004. For the fiscal year ended December 29, 2005, Mr. Campbell received an annual incentive cash bonus of $589,100 pursuant to the Company's 2005 annual executive incentive program described above. On March 7, 2006, Mr. Campbell received 24,200 shares of restricted stock under the Regal Entertainment Group 2002 Stock Incentive Plan, as amended, for future service.

        Mr. Hall's annual base salary for the fiscal year ended December 29, 2005 was $589,100, prorated to the date of Mr. Hall's resignation. Due to Mr. Hall's resignation on May 25, 2005 as Co-Chief Executive Officer, Mr. Hall did not receive an incentive bonus from the Company for the fiscal year ended December 29, 2005.

Tax Deductibility of Executive Compensation

        Section 162(m) of the Internal Revenue Code of 1986 (the "Code") generally limits Regal's tax deduction for compensation paid to the named executive officers to $1 million per year unless certain requirements are met. The Compensation Committee has taken and intends to continue taking the necessary steps to ensure that Regal's tax deduction is preserved and not limited by the $1 million deductibility cap, including obtaining stockholder approval at the 2003 annual meeting of stockholders for the material terms for payment of our annual executive incentive compensation as required under Section 162(m) of the Code; provided, however, that the Compensation Committee reserves the right, in circumstances it deems appropriate, to pay amounts that are not deductible.

Conclusion

        We believe our executive compensation policies and programs effectively serve the interests of our stockholders and Regal. The various pay vehicles offered are carefully designed to provide increased motivation for executive officers to contribute to Regal's overall future success, thereby enhancing the value of Regal for the stockholders' benefit.

        Respectfully submitted on April 14, 2006 by the members of the Compensation Committee of the board of directors:

    Stephen A. Kaplan, Chairman
    Nestor R. Weigand

Comparative Stock Performance

        The following line graph compares the yearly percentage change in the cumulative total stockholder return on Regal's Class A common stock with (i) the cumulative total return on the Standard and Poor's Corporation Composite 500 Index and (ii) a self-determined peer group of another public company primarily engaged in the motion picture exhibition industry, for the period commencing May 9, 2002 (the date upon which Regal's shares of Class A common stock began trading on the New York Stock Exchange) and ending December 29, 2005 (the last day of Regal's most recently completed fiscal year). The comparison assumes $100 was invested on May 9, 2002 in Regal's Class A common stock and in the foregoing index and peer group, and further assumes the reinvestment of dividends. The peer group is comprised of Carmike Cinemas, Inc. Prior to fiscal 2005, we included AMC Entertainment, Inc. ("AMC") in our peer group, however, AMC has been removed from our peer group because it was acquired by another entity and no longer has publicly-traded equity securities.

Source: Zacks Investment Research, Inc.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our Common Stock and other equity securities. Executive officers, directors and holders of greater than ten percent of our Common Stock are required by regulations of the SEC to furnish us with copies of all Section 16(a) reports they file.

        To our knowledge, based solely upon a review of the copies of such reports furnished to us and written representations that no other reports were required to be filed during the fiscal year ended December 29, 2005, all filing requirements under Section 16(a) applicable to our officers, directors and ten percent stockholders were satisfied timely, except that one Form 4 for each of Messrs. Campbell, Hall, Dunn and Brandow and Ms. Miles relating to a restricted stock grant was inadvertently filed late and one Form 4 for Mr. Campbell inadvertently omitted a stock option exercise by Mr. Campbell, although such Form 4 was subsequently amended to reflect such exercise.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Employment Agreements

        We have entered into Employment Agreements with each of our named executive officers other than Mr. Brandow. For the details of these agreements, please see "Executive Compensation—Employment Contracts and Termination of Employment and Change-In-Control Arrangements" above.

Employee Relationships with Michael Campbell

        Certain of Mr. Campbell's family members are employed by us and receive an annual salary in excess of $60,000 per year. Rick Campbell and Charles Campbell, Mr. Campbell's brothers, are employed, respectively, as our network administration manager and quality control senior manager.

Indemnification Agreements

        Regal Cinemas, Inc. has entered into indemnification agreements with each of Messrs. Campbell, Brandow and Dunn and Ms. Miles. The indemnification agreements provide that Regal Cinemas, Inc. will indemnify each of those individuals against claims arising out of events or occurrences related to that individual's service as an agent of Regal Cinemas, Inc., except among other restrictions to the extent such claims arise from conduct that was knowingly fraudulent, a knowing violation of law or of any policy of Regal Cinemas, Inc., deliberately dishonest or in bad faith or constituted willful misconduct.

        On March 3, 2006, the board of directors adopted a form of Director Indemnification Agreement to be used as a template for future indemnification agreements between the Company and its directors. Pursuant to the indemnification agreement, the Company will indemnify each director who becomes a party thereto against claims arising out of events or occurrences related to such individual's service on our board of directors; provided such individual acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company and our stockholders, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Under the indemnification agreements, we agree to maintain directors' and officers' liability insurance for our directors. As of the date of this proxy statement, the Company has not entered into indemnification agreements with any of its directors. The Company expects to enter such agreements with each of its directors in 2006.

Other Transactions

        Since the beginning of fiscal 2005, our subsidiary, Regal Cinemas, incurred approximately $4.6 million of expenses payable to an Anschutz affiliate, Qwest Communications and its subsidiaries, for telecommunication services. In addition, Regal Cinemas incurred approximately $0.1 million of expenses payable to an Anschutz affiliate for the reimbursement of travel expenses, primarily the use of an airplane. Lastly, Regal Cinemas incurred approximately $0.2 million of expenses payable to Anschutz affiliates for certain advertising, marketing and business services.

        Since the beginning of fiscal 2005, an Anschutz affiliate paid Regal Cinemas approximately $0.1 million for the reimbursement of purchased equipment at cost. Since the beginning of fiscal 2005, Regal Cinemas received less than $0.1 million from an Anschutz affiliate for rent and other expenses related to a theatre facility. In addition, since the beginning of fiscal 2005, Regal received less than $0.1 million for travel costs incurred on behalf of an Anschutz affiliate.

        During the fiscal year ended December 29, 2005, Regal entered into a letter of intent with an Anschutz affiliate regarding a potential new theatre development located in Los Angeles, California. Regal contemplates funding a portion of the construction costs and entering into a long term lease agreement for the use of the theatre site. The ultimate financial terms of the potential new theatre development will be approved by those directors without an interest in the transaction.

        During the fiscal year ended December 29, 2005, Regal entered into an agreement with an Anschutz affiliate regarding a potential advertising arrangement whereby Regal will receive various forms of advertising in exchange for on-screen advertising provided in certain of our theatres. The value of such advertising is estimated to be less than $0.2 million.

PROPOSAL 2. RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        Our audit committee has unanimously selected KPMG LLP to be our independent registered public accounting firm for the fiscal year ending December 28, 2006, and has further directed that management submit the selection of our independent registered public accounting firm for ratification by the stockholders at the Annual Meeting.

        Ratification of the selection of KPMG by our stockholders is not required by law. As a matter of policy, however, such selection is being submitted to the stockholders for ratification at the Annual Meeting (and it is the present intention of our audit committee and board of directors to continue this policy). The persons designated in the enclosed proxy will vote your shares "FOR" ratification unless you include instruction in your signed proxy to the contrary. If the stockholders fail to ratify the selection of this firm, the audit committee will reconsider the matter.

        Representatives of KPMG are expected to be present at the Annual Meeting to answer appropriate questions from the stockholders and will be given an opportunity to make a statement on behalf of KPMG should they desire to do so. None of our directors or executive officers has any substantial interest, direct or indirect, in KPMG.

        The board of directors unanimously recommends a vote "FOR" the ratification of the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 28, 2006.

OTHER BUSINESS

        We know of no other matter to be acted upon at the Annual Meeting. If any other matters are properly brought before the Annual Meeting however, the persons named in the accompanying proxy card as proxies for the holders of Regal's Common Stock will vote thereon in accordance with their best judgment.

OTHER INFORMATION

        Regal's audited consolidated financial statements are reproduced in Appendix A to this proxy statement and are included in the annual report on Form 10-K for the fiscal year ending December 29, 2005 filed with the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549. Complimentary copies of the Form 10-K as filed with the SEC may be obtained by following the instructions provided below under the caption "Availability of Report on Form 10-K."

Costs of Proxy Statement

        We pay for preparing, assembling and mailing this Proxy Statement and any other proxy materials transmitted on behalf of our board of directors. We will, upon request, reimburse brokerage firms and others for their reasonable expenses in forwarding proxy materials to the beneficial owners of our Common Stock.

STOCKHOLDER PROPOSALS

        In order to include a stockholder proposal in our proxy statement and form of proxy relating to our next annual meeting of stockholders following the end of the 2006 fiscal year, we must receive it no later than December 15, 2006. Any stockholder proposal submitted to us for consideration at next year's annual meeting but which is not intended to be included in the related proxy statement and form of proxy must be received between December 11, 2006 and January 10, 2007; otherwise, the proposal will be considered by us to be untimely and not properly brought before the meeting.

Important Notice Regarding Delivery of Stockholder Documents

        The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as "householding," potentially means extra convenience for stockholders and cost savings for companies.

        A number of brokers with account holders who are Regal's stockholders may be householding our proxy materials. In that event, a single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent, which is deemed to be given unless you inform the broker otherwise when you receive the original notice of householding. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, please notify your broker to discontinue householding and direct your written request to receive a separate proxy statement and annual report to the Company at: Regal Entertainment Group, Attention: Investor Relations, 7132 Regal Lane, Knoxville, Tennessee 37918, or by calling (865) 922-1123. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request householding of their communications should contact their broker.

AVAILABILITY OF REPORT ON FORM 10-K

        Upon your written request, we will provide to you a complimentary copy of our 2005 annual report on Form 10-K (without exhibits) as filed with the SEC. Your request should be mailed to Regal's offices, addressed as follows: Regal Entertainment Group, Attention: Investor Relations, 7132 Regal Lane, Knoxville, Tennessee 37918. A free copy of the Form 10-K may also be obtained at the Internet web site maintained by the SEC at www.sec.gov, and by visiting our Internet web site at www.regalentertainmentgroup.com and clicking on "Investor Relations," then on "SEC Filings" and then on "Click here to continue on to view SEC Filings."

By Order of Our Board of Directors

Peter B. Brandow Executive Vice President, General Counsel and Secretary

April 14, 2006

APPENDIX A

        This Appendix A was reproduced from Part I, Item 1A and Part II of our annual report on Form 10-K that was filed with the Securities and Exchange Commission on March 14, 2006. You can obtain a free copy of the complete text of our Form 10-K by following the instructions in our Proxy Statement under the heading "Availability of Report on Form 10-K."

        Exhibits 31.1 and 31.2 to our annual report on Form 10-K that was filed with the Securities and Exchange Commission on March 14, 2006 contain our Chief Executive Officer's and Chief Financial Officer's certifications required by Section 302 of the Sarbanes-Oxley Act of 2002 regarding the quality of our public disclosure. Following our 2005 annual meeting of stockholders, we submitted the Section 303A.12(a) Chief Executive Officer Certification to the NYSE in accordance with NYSE's corporate governance rules.

MARKET FOR THE REGISTRANT'S COMMON EQUITY, RELATED STOCKHOLDER MATTERS AND ISSUER PURCHASES OF EQUITY SECURITIES

        Our common equity consists of Class A and Class B common stock. Our Class A common stock has traded on the New York Stock Exchange since May 9, 2002 under the symbol "RGC." There is no established public trading market for our Class B common stock.

        The following table sets forth the historical high and low sales prices per share of our Class A common stock as reported by the New York Stock Exchange for the fiscal periods indicated.

	Fiscal 2005
	High	Low
First Quarter (December 31, 2004—March 31, 2005)	$21.03	$18.96
Second Quarter (April 1, 2005—June 30, 2005)	21.50	18.24
Third Quarter (July 1, 2005—September 29, 2005)	20.39	17.95
Fourth Quarter (September 30, 2005—December 29, 2005)	20.43	18.11
	Fiscal 2004(1)
	High	Low
First Quarter (January 2, 2004—April 1, 2004)	$22.05	$19.55
Second Quarter (April 2, 2004—July 1, 2004)	23.31	17.35
Third Quarter (July 2, 2004—September 30, 2004)	19.31	17.73
Fourth Quarter (October 1, 2004—December 30, 2004)	21.75	18.95

(1)
On June 2, 2004, the Company paid an extraordinary cash dividend of $5.00 per share, on each share of Class A and Class B common stock. See Note 1 to the consolidated financial statements included in Part II, Item 8 of this Form 10-K for further discussion.

        On March 9, 2006, there were 119 stockholders of record of our Class A common stock and two stockholders of record of our Class B common stock.

  Dividend Policy

        During fiscal 2004, we paid to our stockholders two quarterly cash dividends of $0.18 per share, one quarterly cash dividend of $0.20 per share and one quarterly cash dividend of $0.30 per share on each share of our Class A and Class B common stock, or approximately $123.7 million in the aggregate. On June 2, 2004, we paid to our stockholders an extraordinary cash dividend of $5.00 per share on each outstanding share of Class A and Class B common stock totaling approximately $718.3 million in the aggregate. During fiscal 2005, we paid to our stockholders four quarterly cash dividends of $0.30 per share, on each outstanding share of our Class A and Class B common stock, or approximately $175.9 million in the aggregate. On February 7, 2006, we declared a cash dividend of $0.30 per share on each outstanding share of Class A and Class B common stock. The dividend is payable on March 17, 2006 to our stockholders of record on March 9, 2006. We, at the discretion of the board of directors and subject to applicable law, anticipate paying regular quarterly dividends on our Class A and Class B common stock for the foreseeable future. The amount, if any, of the dividends to be paid in the future will depend upon our then available cash, anticipated cash needs, overall financial condition, loan agreement restrictions, future prospects for earnings and cash flows, as well as other relevant factors. For a description of the loan agreement restrictions on the payment of dividends, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources" included in Part II, Item 7 of this Form 10-K and Note 5 to the consolidated financial statements included in Part II, Item 8 of this Form 10-K.

  Unregistered Sales of Equity Securities and Use of Proceeds

        None.

  Share Repurchase Program

        During fiscal 2004, the Company's board of directors authorized a share repurchase program, which provided for the authorization to repurchase up to $50.0 million of its outstanding Class A common stock within a twelve month period. During the second fiscal quarter of 2005, the Company repurchased 520,386 shares of its outstanding Class A common stock at an aggregate cost of approximately $10.0 million. The Company made no other repurchases of its outstanding Class A common stock during fiscal 2005 or during fiscal 2004. Also, during fiscal 2005, the Company's board of directors extended the share repurchase program for an additional twelve month period. Accordingly, the Company can repurchase up to an additional $40.0 million under the share repurchase program through September 2006. Repurchases can be made from time to time as market conditions warrant, through open market purchases, negotiated transactions, or in such a manner deemed appropriate by the Company. Treasury shares are retired upon repurchase.

  Issuer Purchases of Equity Securities

        None.

SELECTED FINANCIAL DATA

SELECTED HISTORICAL FINANCIAL DATA AND OTHER FOR REGAL ENTERTAINMENT GROUP

        Regal was created through a series of transactions during 2001 and 2002. The Anschutz Corporation and its subsidiaries ("Anschutz") acquired controlling equity interests in United Artists, Edwards and Regal Cinemas, Inc. upon United Artists' emergence from bankruptcy reorganization on March 2, 2001, Edwards' emergence from bankruptcy reorganization on September 29, 2001 and Regal Cinemas, Inc.'s emergence from bankruptcy reorganization on January 29, 2002. Regal's consolidated financial statements reflect the results of operations from the dates Anschutz acquired its controlling equity interests in United Artists, Edwards and Regal Cinemas, Inc. These controlling equity interests have been recorded in Regal's consolidated financial statements at Anschutz's combined historical cost basis.

        We present below selected historical consolidated financial data for Regal based on historical data (i) for the period ended January 3, 2002, considering the historical results for United Artists for the period from March 2, 2001 to January 3, 2002, and Edwards for the period from September 29, 2001 to December 27, 2001 (the fiscal 2001 periods in which Anschutz controlled United Artists and Edwards, "the period under common control"), (ii) for the fiscal year ended December 26, 2002, considering the results of operations of United Artists (from January 4, 2002), Edwards (from December 28, 2001), and Regal Cinemas (from January 24, 2002, the date upon which Anschutz is deemed to have acquired its controlling equity interest in Regal Cinemas, Inc.), (iii) for the fiscal year ended January 1, 2004, considering the results of operations of United Artists, Regal Cinemas, and Edwards from December 27, 2002 and Hoyts from March 28, 2003, (iv) for the fiscal year ended December 30, 2004, considering the results of operations of United Artists, Regal Cinemas, Edwards and Hoyts from January 2, 2004, the results of operations of seven theatres acquired during the quarter ended July 1, 2004 and the 28 operating theatres acquired from Signature Theatres on September 30, 2004 (the "fiscal 2004 acquisitions") for periods subsequent to the respective acquisition dates, and (v) for the fiscal year ended December 29, 2005, considering the results of operations of United Artists, Regal Cinemas, Edwards, Hoyts and the fiscal 2004 acquisitions from December 31, 2004, the results of operations of seven theatres acquired from R/C Theatres on April 28, 2005 and the 21 theatres acquired from Eastern Federal Corporation on July 21, 2005 for periods subsequent to the respective acquisition dates. The fiscal year ended January 1, 2004 consisted of 53 weeks of operations. The selected historical consolidated financial data as of and for the fiscal years ended December 29, 2005, December 30, 2004, January 1, 2004 and December 26, 2002 and the period ended January 3, 2002 were derived from the audited consolidated financial statements of Regal and the notes thereto. The selected historical financial data do not necessarily indicate the operating results or financial position that would have resulted from our operation on a combined basis during the periods presented, nor is the historical data necessarily indicative of any future operating results or financial position of Regal. In addition to the below selected financial data, you should also refer to the more complete financial information included elsewhere in this Form 10-K.

	Fiscal year Ended December 29, 2005	Fiscal year Ended December 30, 2004	Fiscal year Ended January 1, 2004(1)	Fiscal Year Ended December 26, 2002	Period Under Common Control Ended January 3, 2002
	(in millions, except per share data)
Statement of Operations Data:
Total revenues	$2,516.7	$2,468.0	$2,489.9	$2,140.2	$556.9
Income from operations	269.6	321.1	379.1	283.6	34.1
Net income	91.8	82.5	185.4	117.2	4.9
Earnings per diluted share	0.59	0.55	1.30	0.79	0.28
Dividends per common share(2),(3)	$1.20	$5.86	$5.65	$0.15	$—

	As of or for the fiscal year ended December 29, 2005	As of or for the fiscal year ended December 30, 2004	As of or for the fiscal year ended January 1, 2004(1)	As of or for the fiscal year ended December 26, 2002	As of or for the period ended January 3, 2002
	(in millions, except operating data)
Other financial data:
Cash flow provided by operating activities	$386.4	$387.4	$476.1	$373.2	$61.6
Cash flow (used in) provided by investing activities	(243.0)	(306.2)	(181.9)	(115.0)	9.4
Cash flow (used in) provided by financing activities(2),(3)	(191.0)	(126.1)	(281.4)	(50.2)	21.5
Balance sheet data at period end:
Cash and cash equivalents	$196.3	$243.9	$288.8	$276.0	$68.0
Total assets	2,532.8	2,542.4	2,449.8	2,310.2	1,122.7
Total debt obligations	1,984.5	2,005.8	1,227.2	678.4	438.9
Stockholders' equity	29.9	69.0	794.9	1,270.8	383.0
Operating data:
Theatre locations	555	558	550	524	252
Screens	6,463	6,273	6,045	5,663	2,214
Average screens per location	11.6	11.2	11.0	10.8	8.8
Attendance (in millions)	244.3	253.8	265.6	241.4	63.9
Average ticket price	$6.80	$6.53	$6.36	$6.02	$5.99
Average concessions per patron	$2.70	$2.51	$2.43	$2.44	$2.40

(1)
Fiscal year ended January 1, 2004 was comprised of 53 weeks.

(2)
Includes the July 1, 2003 payment of the $5.05 extraordinary cash dividend paid on each share of Class A and Class B common stock. See Note 1 to the consolidated financial statements included in Part II, Item 8 of this Form 10-K for further discussion.

(3)
Includes the June 2, 2004 payment of the $5.00 extraordinary cash dividend paid on each share of Class A and Class B common stock. See Note 1 to the consolidated financial statements included in Part II, Item 8 of this Form 10-K for further discussion.

SELECTED HISTORICAL FINANCIAL AND OTHER DATA FOR UNITED ARTISTS

        We present below selected historical financial data for United Artists, our predecessor company for accounting purposes. Effective March 1, 2001 United Artists emerged from protection under Chapter 11 of the United States Bankruptcy Code pursuant to a reorganization plan that provided for the discharge of significant financial obligations. In accordance with AICPA Statement of Position 90-7, United Artists adopted fresh start reporting whereby United Artists' assets, liabilities and new capital structure were adjusted to reflect estimated fair values as of March 1, 2001, the date control was acquired by Anschutz. For the periods prior to March 2, 2001, the assets and liabilities of United Artists and the related consolidated results of operations are referred to below as "Historical Company," and for periods subsequent to March 1, 2001, the assets and liabilities of United Artists and the related consolidated results of operations are referred to as the "Reorganized Company."

        As a result of the above, the financial data of the Historical Company is not comparable to the financial data of the Reorganized Company. For this and other reasons, you should read the selected historical financial data provided below in conjunction with United Artists' consolidated financial statements and accompanying notes found in our Form 10-K, as amended, filed for our fiscal year ended December 26, 2002. As previously discussed, the results of operations of the Reorganized Company are included in the results of operations of Regal commencing March 2, 2001.

	Reorganized Company	Historical Company(1)
	Forty-Four Weeks Ended January 3, 2002	Nine Weeks Ended March 1, 2001
	(in millions)
Revenue:
Admissions	$322.2	$69.1
Concession sales	130.1	26.9
Other	19.2	3.2

Total revenue	471.5	99.2
Costs and expenses:
Film rental and advertising expenses	179.3	36.2
Direct concession costs	14.8	3.1
Other operating expenses	181.4	35.7
Sale and leaseback rentals	14.8	2.9
General and administrative	16.8	3.2
Depreciation and amortization	35.6	6.8
Asset impairments, lease exit and restructure costs(2)	2.9	1.1
Gain on disposition of assets, net	(2.1)	(4.6)

Total costs and expenses	443.5	84.4

Operating income from continuing operations	28.0	14.8

Net income available to common stockholders	$3.2	$534.4

	Reorganized Company	Historical Company(1)
	Forty-Four Weeks Ended January 3, 2002	Nine Weeks Ended March 1, 2001
	(in millions, except operating data)
Other financial data:
Cash flow provided by (used in) operating activities	$38.8	$(2.7)
Cash flow provided by investing activities	6.1	2.7
Cash flow provided by (used in) financing activities	(22.0)	2.6
Balance sheet data at period end:
Cash and cash equivalents	$23.5	$7.5
Total assets	453.6	422.5
Total debt(3)	248.6	727.5
Stockholders' equity (deficit)	99.4	(519.3)
Operating data:
Theatre locations	205	214
Screens	1,574	1,590
Average screens per location	7.7	7.4
Attendance (in millions)	54.7	12.0
Average ticket price	$5.89	$5.76
Average concessions per patron	$2.38	$2.24

(1)
Beginning in 1999, United Artists changed its reporting period from the traditional calendar year to a 52/53 week presentation. The 2001 year contained 53 weeks and ended on January 3, 2002.

(2)
Includes non-cash charges for the impairment of long-lived assets in accordance with Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of, the non-cash write off of under-performing theatres, and costs related to United Artists' restructuring, exclusive of those amounts incurred subsequent to the petition date (September 5, 2000), which are classified as reorganization items.

(3)
Total debt at March 1, 2001 includes $716.4 million of debt that is a liability subject to compromise as part of United Artists' reorganization.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        This discussion summarizes the significant factors affecting the consolidated operating results, financial condition, liquidity and cash flows of Regal Entertainment Group for the fiscal years December 29, 2005, December 30, 2004 and January 1, 2004. The following discussion and analysis should be read in conjunction with the consolidated financial statements of Regal and the notes thereto included elsewhere in this Form 10-K.

Overview and Basis of Presentation

        We conduct our operations primarily through our wholly owned subsidiaries. We operate the largest and most geographically diverse theatre circuit in the United States, consisting of 6,463 screens in 555 theatres in 40 states as of December 29, 2005. We believe the size, reach and quality of our theatre circuit provide an exceptional platform to realize economies of scale from our theatre operations.

        We also maintain an investment in National CineMedia, which focuses on the expansion of ancillary businesses, such as in-theatre advertising and complementary business lines that leverage the operating personnel, asset and customer bases of its theatrical exhibition partners, which includes us, AMC and Cinemark.

        We generate revenues primarily from admissions and concession sales. Additional revenues are generated by our vendor marketing programs and electronic video games located adjacent to the lobbies of certain of our theatres. In addition, National CineMedia provides us with revenues from its sale of on-screen advertising, rental of theatres for business meetings and concerts and other events. Film rental costs depend on a variety of factors including the prospects of a film, the popularity of a film and the length of time since the film's release and generally decline as a percentage of admission revenues the longer a film is in exhibition. Because we purchase certain concession items, such as fountain drinks and popcorn, in bulk and not pre-packaged for individual servings, we are able to improve our margins by negotiating volume discounts. Other operating expenses consist primarily of theatre labor and occupancy costs.

        Regal was created through a series of transactions during 2001 and 2002. Anschutz acquired controlling equity interests in United Artists (our predecessor for accounting purposes) upon the emergence from bankruptcy reorganization on March 2, 2001 of the United Artists Bankrupt Entities (as defined in Note 1 to the consolidated financial statements included in Part II, Item 8 of this Form 10-K). In the same manner, on September 29, 2001, Anschutz acquired controlling equity interests in the Edwards Bankrupt Entities (as defined in Note 1 to the consolidated financial statements included in Part II, Item 8 of this Form 10-K). On January 29, 2002, Anschutz acquired a controlling equity interest in Regal Cinemas, Inc. ("RCI") when the Regal Cinemas, Inc. Bankrupt Entities (as defined in Note 1 to the consolidated financial statements included in Part II, Item 8 of this Form 10-K) emerged from bankruptcy reorganization. Anschutz exchanged its controlling equity interest in RCI for a controlling equity interest in Regal Cinemas immediately thereafter. Regal acquired the controlling equity interests of United Artists, Edwards, Regal Cinemas and Regal CineMedia through a series of transactions described in further detail in Note 1 to the consolidated financial statements included Part II, Item 8 of this Form 10-K.

        The Company's consolidated financial statements reflect the results of operations from the dates Anschutz acquired its controlling equity interests in United Artists, Edwards and Regal Cinemas. These controlling equity interests have been recorded in the Company's consolidated financial statements at Anschutz's combined historical cost basis. The results of operations of the Hoyts theatre locations acquired on March 28, 2003, the seven theatres acquired during the quarter ended July 1, 2004, the 28 operating theatres acquired from Signature Theatres on September 30, 2004, the seven theatres acquired from R/C Theatres on April 28, 2005 and the 21 theatres acquired from Eastern Federal on July 21, 2005 (see Note 3 to the consolidated financial statements included in Part II, Item 8 of this Form 10-K) have been included in the Company's consolidated financial statements for periods subsequent to the respective acquisition dates.

        On March 29, 2005, Regal and AMC announced the combination of the operations of RCM and AMC's subsidiary, NCN, into a new joint venture company known as National CineMedia. On July 15, 2005, Cinemark, Inc., through a wholly owned subsidiary, acquired a 20.7% interest in National CineMedia. As a result, as of December 29, 2005, Regal CineMedia Holdings, LLC ("RCH"), a wholly owned subsidiary of RCM, owned 49.9% of the Class A Units of National CineMedia, NCN owned 29.4% of the Class A Units of National CineMedia and Cinemark owned 20.7% of the Class A Units of National CineMedia. Pursuant to the joint venture transaction, AMC and Regal, through their subsidiaries, retained all advertising contracts signed on or before the close of business on March 31,

2005, and Cinemark retained all advertising contracts signed on or before the close of business on July 15, 2005, subject to an administrative fee payable to National CineMedia to service such contracts. For contracts signed by National CineMedia after the close of business on March 31, 2005, AMC and Regal, and with respect to advertising contracts signed after the close of business on July 15, 2005, Cinemark, through their respective theatre exhibition subsidiaries, receive revenue from National CineMedia with respect to advertising and event services at the theatres of National CineMedia partners and other third party exhibition companies, through an agreed upon formula based generally on screen count or attendance. See Note 4 to the consolidated financial statements included in Part II, Item 8 of this Form 10-K for further discussion of this joint venture arrangement.

        As of December 30, 2004, we managed our business under two reportable segments—theatre exhibition operations and Regal CineMedia. As a result of the formation of National CineMedia, LLC, the Company determined that Regal CineMedia no longer qualifies as a reportable segment under SFAS No. 131, "Disclosures about Segments of Enterprise and Related Information," the established standards for reporting information about operating segments in financial statements. Accordingly, as of December 29, 2005, the Company managed its business under one reportable segment: theatre exhibition operations.

        For a summary of industry trends as well as other risks and uncertainties relevant to the Company, see "Business—Industry Overview and Trends", "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations".

Results of Operations

        The 2005 fiscal year was a challenging year for the industry and the Company. Based on our review of industry sources, national box office revenues were estimated to have declined five to six percent for the calendar year of 2005 in comparison to the calendar year of 2004. While we believe that the 2005 national box office revenues benefited from increased average ticket prices per patron and the solid performance of a few select films, which largely contributed to an increase in average concession revenues per patron, these factors could not offset the overall decline in the 2005 national attendance and box office revenues. We believe the lack of commercially appealing films in general resulted in the 2005 decline in attendance and lackluster box office results.

        Our total revenue for the year ended December 29, 2005 ("Fiscal 2005 Period") was $2,516.7 million, a 2.0% increase over total revenue of $2,468.0 million for the year ended December 30, 2004 ("Fiscal 2004 Period"). Our Fiscal 2005 Period box office results were favorably impacted by a 4.1% increase in average ticket prices, largely offset by a 3.7% decline in attendance. The decline in the Fiscal 2005 Period attendance was partially mitigated by the inclusion of the results of operations of the 30 Signature Theatres locations acquired on September 30, 2004, the seven theatres acquired from R/C Theatres on April 28, 2005 and the 21 theatres acquired from Eastern Federal Corporation on July 21, 2005. Since the R/C and Eastern Federal acquisitions occurred subsequent to the Fiscal 2004 Period, the results of operations of such theatres were not included in the Fiscal 2004 Period results. In addition, the Fiscal 2005 Period results include the results of operations of the acquired Signature Theatres for a full twelve months, whereas the results of operations of Signature Theatres were excluded from the first nine months of the Fiscal 2004 Period because the acquisition did not occur until September 30, 2004. Excluding the impact of the incremental attendance from these theatres, the Company's Fiscal 2005 Period total attendance declined by approximately 9.2%. The increase in average ticket prices was not enough to offset the Company's Fiscal 2005 Period attendance per average screen decline of 6.9%, resulting in a decline in the average screen box office revenues of 3.0%. Based on certain industry sources, on a same screen basis, the percentage by which the Company's Fiscal 2005 Period calendar box office revenue declined from the prior year comparative period approximated the percentage by which industry box office revenue declined for the same time period. During the Fiscal 2005 Period, we experienced growth in average concession revenues per patron and other operating revenues. The growth in average concession revenues per patron was attributable to changes in our product mix (including certain pricing and size changes) and the increased breadth of family-oriented and concession-friendly film product exhibited during the Fiscal 2005 Period. Increases in advertising revenues and revenues from our vendor marketing programs contributed to the increase in other operating revenues for the Fiscal 2005 Period.

        Income from operations decreased 16.0% to $269.6 million for the Fiscal 2005 Period compared to $321.1 million in the Fiscal 2004 Period. Net income increased to $91.8 million in the Fiscal 2005 Period compared to net income of $82.5 million in the Fiscal 2004 Period. Earnings per diluted share increased to $0.59 for the Fiscal 2005 Period compared to $0.55 during the Fiscal 2004 Period. EBITDA was $469.1 million for the Fiscal 2005 Period, an increase of 13.8% from $412.2 million in the Fiscal 2004 Period and represented an EBITDA margin of 18.6%. The decline in income from operations is primarily attributable to the decline in attendance during the Fiscal 2005 Period coupled with increases in certain operating expenses incurred during the Fiscal 2005 Period, partially offset by incremental admission, concession and other operating revenues as described more fully below. The increase in net income, earnings per diluted share and EBITDA and EBITDA margin during the Fiscal 2005 Period is primarily attributable to a loss on extinguishment of debt of $76.1 million recorded in the Fiscal 2004 Period, partially offset by incremental interest expense associated with the refinancing transactions consummated in connection with the extraordinary dividend transaction described further in Notes 1 and 5 to the consolidated financial statements included in Part II, Item 8 of this Form 10-K. A tabular reconciliation of net income to EBITDA and net cash provided by operating activities is provided below under "Results of Operations—EBITDA."

        During the Fiscal 2005 Period, we made significant progress with our strategic initiatives:

  •
  We demonstrated our commitment to providing incremental value to our stockholders. Total cash dividends distributed to our stockholders during the Fiscal 2005 Period totaled approximately $175.9 million. In spite of the downturn in the Fiscal 2005 Period attendance, we continued to generate significant cash flows from operations and ended the year with approximately $196.3 million of cash and cash equivalents. Our cash position supports our commitment to returning value to our shareholders in the form of dividends.

  •
  In connection with our share repurchase program, which provides for the authorization to repurchase up to $50 million of our outstanding Class A common stock, during fiscal 2005, the Company repurchased 520,386 shares of its outstanding Class A common stock at an aggregate cost of approximately $10.0 million. The Company made no other repurchases of its outstanding Class A common stock during fiscal 2005.

  •
  On March 29, 2005, Regal and AMC announced the combination of the operations of RCM and AMC's subsidiary, NCN, into a new joint venture company known as National CineMedia. On July 15, 2005, Cinemark, Inc., through a wholly owned subsidiary, acquired a 20.7% interest in National CineMedia. See Note 4 to the consolidated financial statements included in Part II, Item 8 of this Form 10-K for further discussion of this joint venture arrangement. Our investment in National CineMedia contributed incremental revenue and EBITDA for the Fiscal 2005 Period.

  •
  On April 28, 2005, the Company acquired from R/C Theatres seven theatres and 76 screens in Maryland, Florida, Pennsylvania and Virginia for a cash purchase price of $31.5 million, subject to post-closing adjustments. On July 21, 2005, the Company acquired from Eastern Federal Corporation 21 theatres and 230 screens in Florida, North Carolina and South Carolina for a purchase price of $125.2 million, subject to post-closing adjustments. During the Fiscal 2005 Period, these acquisitions contributed approximately 4.3 million attendees or 1.8% to our total attendance. These acquisitions are consistent with our commitment to consummate accretive acquisitions that enhance our asset base and improve our consolidated operating results.

  •
  In addition to the Fiscal 2005 acquisitions, we opened 12 new theatres with 175 screens, added 11 screens through expansion of our existing facilities and closed 43 theaters with 302 screens, ending the Fiscal 2005 Period with 555 theaters and 6,463 screens.

        We are optimistic regarding the 2006 film slate and share the view of a number of film studio executives and analysts who believe the industry is poised to benefit from a year of solid box office performance. Evidenced by the film studios' continued efforts to promote and market upcoming film releases, 2006 appears to be another year of high-profile releases such as Ice Age 2, X-Men 3, Over the Hedge, The Poseidon Adventure, Mission Impossible 3, The Da Vinci Code, Cars, Pirates of the Caribbean 2, Superman Returns and Charlotte's Web.

        We intend to grow our theatre circuit through selective expansion and through accretive acquisitions. With respect to capital expenditures, due in part to the timing of certain construction projects, we expect theatre capital expenditures to be in the range of $135 million to $150 million for fiscal 2006, consisting of new theatre development, expansion of existing theatre facilities, upgrades and replacements.

        Overall for the fiscal 2006 year, we are expecting a modest rebound in attendance as a result of the upcoming high-profile film releases described above and increases in ticket prices and average concessions per patron. In addition, we expect fiscal 2006 admission and concessions revenues to be supported by our continued focus on efficient theatre operations and incremental growth from our fiscal 2005 acquisitions and our investment in National CineMedia. We will continue to maintain a business strategy focused on the evaluation of accretive acquisition opportunities, efficient operations, selective upgrades and providing incremental returns to our stockholders. For an understanding of the significant factors that influenced our performance during the past three fiscal years, the preceding and following discussion should be read in conjunction with the consolidated financial statements and the notes thereto presented in this Form 10-K.

        The following table sets forth the percentage of total revenues represented by certain items included in our consolidated statements of income for the Fiscal 2005 Period, Fiscal 2004 Period and the year ended January 1, 2004 (the "Fiscal 2003 Period") (dollars and attendance in millions, except average ticket prices and average concession per patron):

	Fiscal 2005 Period		Fiscal 2004 Period		Fiscal 2003 Period
	$	% of Revenue	$	% of Revenue	$	% of Revenue
Revenues:
Admissions	$1,662.2	66.0%	$1,657.9	67.2%	$1,690.0	67.9%
Concessions	659.8	26.2	636.4	25.8	646.2	26.0
Other operating revenues	194.7	7.8	173.7	7.0	153.7	6.1

Total revenue	2,516.7	100.0	2,468.0	100.0	2,489.9	100.0
Operating expenses:
Film rental and advertising costs(1)	886.7	53.3	878.5	53.0	908.9	53.8
Cost of concessions(2)	96.4	14.6	94.9	14.9	92.9	14.4
Rent expense(3)	310.5	12.3	287.0	11.6	278.5	11.2
Other operating expense(3)	668.8	26.6	638.1	25.9	603.1	24.2
General and administrative expenses(3)	61.3	2.4	63.5	2.6	62.1	2.5
Depreciation and amortization(3)	199.3	7.9	174.6	7.1	158.5	6.4
Restructuring expenses and amortization of deferred stock compensation(3)	6.6	0.3	6.4	0.3	8.9	0.4
Net loss (gain) on disposal and impairment of operating assets(3)	11.6	0.5	(1.4)	(0.1)	(2.1)	(0.1)
Equity in earnings of joint venture including former employee compensation(3)	5.9	0.2	—	—	—	—
Net loss on lawsuit settlements(3)	—	—	5.3	0.2	—	—

Total operating expenses(3)	2,247.1	89.3	2,146.9	87.0	2,110.8	84.8

Income from operations(3)	269.6	10.7	321.1	13.0	379.1	15.2
Interest expense, net(3)	117.3	4.7	95.6	3.9	72.0	2.9
Provision for income taxes(3)	60.7	2.4	59.5	2.4	121.2	4.9
Net income(3)	91.8	3.6	82.5	3.3	185.4	7.4
EBITDA(3),(4)	$469.1	18.6	$412.2	16.7	$537.1	21.6
Attendance	244.3		253.8		265.6
Average ticket price(5)	$6.80	*	$6.53	*	$6.36	*
Average concession per patron(6)	$2.70	*	$2.51	*	$2.43	*

*
Not meaningful

(1)
Percentage of revenues calculated as a percentage of admissions revenues.

(2)
Percentage of revenues calculated as a percentage of concessions revenues.

(3)
Percentage of revenues calculated as a percentage of total revenues.

(4)
EBITDA represents earnings before interest, taxes, depreciation and amortization. See "—Results of Operations—EBITDA" below for a tabular reconciliation of net income to EBITDA and net cash provided by operating activities.

(5)
Calculated as admissions revenue/attendance.

(6)
Calculated as concessions revenue/attendance.

Fiscal 2005 Period Compared to Fiscal 2004 Period

  Admissions

        Total admissions revenues increased $4.3 million, or 0.3%, to $1,662.2 million for the Fiscal 2005 Period, from $1,657.9 million for the Fiscal 2004 Period. Our Fiscal 2005 Period box office results were favorably impacted by a 4.1% increase in average ticket prices, largely offset by a 3.7% decline in attendance. The decline in the Fiscal 2005 Period attendance was partially mitigated by the inclusion of the results of operations of the 30 Signature Theatres locations acquired on September 30, 2004, the seven theatres acquired from R/C Theatres on April 28, 2005 and the 21 theatres acquired from

Eastern Federal Corporation on July 21, 2005. Since the R/C and Eastern Federal acquisitions occurred subsequent to the Fiscal 2004 Period, the results of operations of such theatres were not included in the Fiscal 2004 Period results. In addition, the Fiscal 2005 Period results include the results of operations of the acquired Signature Theatres for a full twelve months, whereas the results of operations of Signature Theatres were excluded from the first nine months of the Fiscal 2004 Period because the acquisition did not occur until September 30, 2004. Excluding the impact of the incremental attendance from these theatres, the Company's Fiscal 2005 Period total attendance declined by approximately 9.2%. See Note 3 to the consolidated financial statements included in Part II, Item 8 of this Form 10-K for additional information regarding these acquisitions. The increase in the Fiscal 2005 Period average ticket price was primarily attributable to periodic pricing reviews conducted by the Company, which includes analysis of various factors, including general inflationary trends and local market conditions. The increase in the average ticket prices per patron for the Fiscal 2005 Period was not enough to offset the Company's Fiscal 2005 Period attendance per average screen decline of 6.9%, resulting in a decline in per average screen box office revenues of 3.0%. Based on certain industry sources, on a same screen basis, the percentage by which the Fiscal 2005 Period calendar box office revenues declined from the prior year comparative period approximated the percentage by which industry box office revenue declined for the same time period.

  Concessions

        Total concessions revenues increased $23.4 million, or 3.7%, to $659.8 million for the Fiscal 2005 Period, from $636.4 million for the Fiscal 2004 Period. The increase in concessions revenues in the Fiscal 2005 Period compared to the Fiscal 2004 Period was due to a 7.6% increase in average concessions per patron, partially offset by a 3.7% decrease in attendance. The net increase in the Fiscal 2005 Period concessions revenue and average concessions per patron was primarily attributable to changes in our concessions product mix (including certain pricing and size changes) and the increased breadth of family-oriented and concession-friendly film product exhibited during the Fiscal 2005 Period.

  Other Operating Revenues

        Total other operating revenues increased $21.0 million, or 12.1%, to $194.7 million for the Fiscal 2005 Period, from $173.7 million for the Fiscal 2004 Period. Included in other operating revenues are on-screen advertising revenues, business meetings and concert event revenues generated by Regal CineMedia prior to the formation of the National CineMedia, the activities of the National CineMedia joint venture subsequent to its formation, marketing revenues from our vendor marketing programs and game revenues. The increase in other operating revenues was primarily attributable to increased revenues related to our vendor marketing programs and incremental revenues from the inclusion of the theatres purchased from Signature Theatres, R/C Theatres and Eastern Federal Corporation.

  Film Rental and Advertising Costs

        During the Fiscal 2005 Period, film rental and advertising costs as a percentage of admissions revenues increased to 53.3% as compared to 53.0% in the Fiscal 2004 Period. The increases in film rental and advertising costs during the Fiscal 2005 Period as a percentage of box office revenues was a result of film product mix and higher film rental cost associated with certain Fiscal 2005 films such as Star Wars: Episode III—Revenge of the Sith.

  Cost of Concessions

        Cost of concessions as a percentage of concessions revenues decreased to 14.6% in the Fiscal 2005 Period as compared to 14.9% in the Fiscal 2004 Period. The decrease in the cost of concessions as a percentage of concession revenues during the Fiscal 2005 Period was primarily attributable to the mix of concession product.

  Rent Expense

        Rent expense increased $23.5 million or 8.2% to $310.5 million in the Fiscal 2005 Period, from $287.0 million in Fiscal 2004 Period. Rent expense as a percentage of total revenues increased to 12.3% in the Fiscal 2005 Period, from 11.6% in the Fiscal 2004 Period. The increase in rent expense in the Fiscal 2005 Period was primarily attributable to incremental rent from the inclusion of the theatres purchased in the Signature, R/C and Eastern Federal acquisitions.

  Other Operating Expenses

        For the Fiscal 2005 Period, other operating expenses increased $30.7 million, or 4.8%, to $668.8 million, from $638.1 million in the Fiscal 2004 Period. Other operating expenses as a percentage of total revenues increased to 26.6% in the Fiscal 2005 Period, from 25.9% in the Fiscal 2004 Period. The increase in total other operating expenses in the Fiscal 2005 Period was primarily attributable to added costs associated with the inclusion of the theatres purchased from Signature Theatres, R/C Theatres and Eastern Federal Corporation.

  General and Administrative Expenses

        General and administrative expenses decreased $2.2 million, or 3.5%, to $61.3 million during the Fiscal 2005 Period, from $63.5 million in the Fiscal 2004 Period. As a percentage of total revenues, general and administrative expenses decreased to 2.4% during the Fiscal 2005 Period, from 2.6% in the Fiscal 2004 Period. The decrease in general and administrative expenses during the Fiscal 2005 Period was primarily attributable to a reduction of Regal CineMedia general and administrative expenses resulting from the formation of National CineMedia, partially offset by increases in legal and professional fees, of which approximately $1.0 million related to expenses in connection with the National CineMedia transaction.

  Depreciation and Amortization

        Depreciation and amortization increased $24.7 million, or 14.1%, to $199.3 million in the Fiscal 2005 Period, from $174.6 million in the Fiscal 2004 Period. The increase in depreciation and amortization during the Fiscal 2005 Period was primarily due to incremental depreciation and amortization from the inclusion of the theatres purchased from Signature Theatres, R/C Theatres and Eastern Federal Corporation.

  Income from Operations

        Income from operations totaled approximately $269.6 million for the Fiscal 2005 Period, which represents a decrease of $51.5 million or 16.0%, from $321.1 million in the Fiscal 2004 Period. The decrease in income from operations during the Fiscal 2005 Period was primarily attributable to increases in certain operating expense items such as rent, depreciation and amortization associated with the inclusion of the theatres purchased from Signature Theatres, R/C Theatres and Eastern Federal Corporation, incremental costs (including severance expense of $7.4 million) associated with the formation of the National CineMedia joint venture arrangement, a net loss on the disposal and impairment of operating assets, partially offset by incremental admissions, concessions and other operating revenues and the inclusion of the results of operations of the theatres purchased from Signature Theatres, R/C Theatres and Eastern Federal Corporation, including certain realized benefits associated with the integration of such acquisitions.

  Interest Expense

        Net interest expense increased $21.7 million, or 22.7%, to $117.3 million in the Fiscal 2005 Period, from $95.6 million in the Fiscal 2004 Period. The increase in interest expense in the Fiscal 2005 Period was principally due to higher outstanding indebtedness as a result of the financing arrangements entered into for the payment of our June 2004 extraordinary dividend consummated in the Fiscal 2004 Period described further in Notes 1 and 5 to the consolidated financial statements included Part II, Item 8 of this Form 10-K.

  Income Taxes

        The provision for income taxes of $60.7 million and $59.5 million for the Fiscal 2005 Period and the Fiscal 2004 Period reflect effective tax rates of approximately 39.8% and 41.9%, respectively. The effective tax rate for each period reflects the impact of certain non-deductible expenses. The reduction in the effective tax rate from the Fiscal 2004 Period to the Fiscal 2005 Period was primarily attributable to management's determination during 2004 that it was more likely than not that certain state tax attributes would not be realized.

        As discussed in Note 7 to the consolidated financial statements included in Part II, Item 8 of this Form 10-K during 2005, the Internal Revenue Service ("IRS") examined the Company's 2002 and 2003 federal income tax returns. In October 2005, the examination of the Company's federal tax returns for such years was completed, and the Company and the IRS agreed to certain adjustments to the years under audit. Such adjustments did not have a material impact on the Company's provision for income taxes.

  Net Income

        Net income totaled $91.8 million for the Fiscal 2005 Period, which represents an increase of $9.3 million, from $82.5 million in the Fiscal 2004 Period. The increase in net income for the Fiscal 2005 Period was primarily attributable to a $76.1 million reduction in a loss on extinguishment of debt related to the Fiscal 2004 Period refinancing transactions described in Notes 1 and 5 to the consolidated financial statements included in Part II, Item 8 of this Form 10-K, partially offset by the decline in operating income and incremental interest expense described above.

Fiscal 2004 Period Compared to Fiscal 2003 Period

  Admissions

        Total admissions revenues decreased $32.1 million, or 1.9%, to $1,657.9 million for the Fiscal 2004 Period, from $1,690.0 million for the Fiscal 2003 Period. The Fiscal 2003 Period results were favorably impacted by the timing of the Fiscal 2003 Period calendar, which consisted of fifty-three weeks compared to the fifty-two weeks during the Fiscal 2004 Period. The additional week of operations was significant in that it accounted for approximately 3.8% of the Fiscal 2003 Period total attendance. Offsetting the impact of the timing of the Fiscal 2003 Period, the Fiscal 2004 Period results benefited from the results of operations of the acquired Hoyts Cinemas theatres for all periods, whereas the results of operations of the acquired Hoyts Cinemas theatres were excluded from the first three months of the Fiscal 2003 Period because the Hoyts Cinemas acquisition did not occur until March 28, 2003. In addition, the Fiscal 2004 Period includes results of operations of 35 operating theatres acquired during the second and third quarters of 2004. See Note 3 to the consolidated financial statements included in Part II, Item 8 of this Form 10-K for additional information regarding these acquisitions. As a net result of the above factors, the Fiscal 2004 Period box office results were negatively impacted by a net decline in attendance of approximately 4.4%, partially offset by a 2.7% increase in average ticket prices per patron due to increases in retail ticket prices and sales of a greater proportion of full-price tickets from R-rated films during the first quarter of the Fiscal 2004 Period. On a same screen basis, the Company's 2004 calendar box office growth approximated the industry box office growth for the comparative time period in the prior year.

  Concessions

        Total concessions revenues decreased $9.8 million, or 1.5%, to $636.4 million for the Fiscal 2004 Period, from $646.2 million for the Fiscal 2003 Period. The decrease in concessions revenues in the Fiscal 2004 Period compared to the Fiscal 2003 Period was due to a 4.4% decrease in attendance, partially offset by a 3.3% increase in average concessions per patron. The net increase in Fiscal 2004 Period concessions per patron was primarily attributable to price increases and a favorable film product mix in the second and third quarters of the Fiscal 2004 Period.

  Other Operating Revenues

        Total other operating revenues increased $20.0 million, or 13.0%, to $173.7 million for the Fiscal 2004 Period, from $153.7 million for the Fiscal 2003 Period. Included in other operating revenues are on-screen advertising revenues, business meetings and concert event revenues generated by Regal CineMedia, marketing revenues from our vendor marketing programs and game revenues. The increase in other operating revenues was primarily attributable to increases in Regal CineMedia revenues which increased $24.5 million, or 32.5%, to $99.9 million for the Fiscal 2004 Period, from $75.4 million for the Fiscal 2003 Period. In addition, incremental revenues from the inclusion of Hoyts for the full Fiscal 2004 Period and the Fiscal 2004 Period acquisitions contributed to the increase in other operating revenues. Increased utilization of the advertising inventory along with increased earned rates on advertising sold, incremental revenues from business meetings, special screenings and concert events and digital programming contributed to the increase in Regal CineMedia revenues.

  Film Rental and Advertising Costs

        Film rental and advertising costs decreased $30.4 million, or 3.3%, to $878.5 million in the Fiscal 2004 Period, from $908.9 million in the Fiscal 2003 Period. Film rental and advertising costs as a percentage of admissions revenues decreased to 53.0% in the Fiscal 2004 Period as compared to 53.8% in the Fiscal 2003 Period. The decrease in film rental and advertising costs as a percentage of box office revenues during the Fiscal 2004 Period was a result of a favorable film product mix and a continued focus on managing advertising costs.

  Cost of Concessions

        Cost of concessions increased $2.0 million, or 2.2%, to $94.9 million in the Fiscal 2004 Period, from $92.9 million in the Fiscal 2003 Period. Cost of concessions as a percentage of concessions revenues increased to 14.9% in the Fiscal 2004 Period as compared to 14.4% in the Fiscal 2003 Period. The increase in the cost of concessions and costs of concessions as a percentage of concession revenues in the Fiscal 2004 Period was primarily attributable to the mix of concession product coupled with increases in promotional costs.

  Rent Expense

        Rent expense increased $8.5 million or 3.1% to $287.0 million in the Fiscal 2004 Period, from $278.5 million in Fiscal 2003 Period. Rent expense as a percentage of total revenues was 11.6% and 11.2% for the Fiscal 2004 Period and the Fiscal 2003 Period, respectively. The increase in rent expense in the Fiscal 2004 Period was primarily attributable to the inclusion of Hoyts and the Fiscal 2004 Period acquisitions. The increase in rent expense as a percentage of total revenues in the Fiscal 2004 Period was primarily attributable to the decline in total revenues in comparison to the Fiscal 2003 Period.

  Other Operating Expenses

        For the Fiscal 2004 Period, other operating expenses increased $35.0 million, or 5.8%, to $638.1 million, from $603.1 million in the Fiscal 2003 Period. Other operating expenses as a percentage of total revenues increased to 25.9% in the Fiscal 2004 Period as compared to 24.2% in the Fiscal 2003 Period. The increase in total other operating expenses in the Fiscal 2004 Period was primarily attributable to increases in certain non-rent occupancy costs and certain other operating costs, incremental costs associated with the inclusion of Hoyts and the Fiscal 2004 Period acquisitions and increases in Regal CineMedia operating expenses. The increase in other operating expenses as a percentage of total revenues in the Fiscal 2004 Period was primarily attributable to the above factors, coupled with a decline in total revenues during the Fiscal 2004 Period.

  General and Administrative Expenses

        General and administrative expenses increased $1.4 million, or 2.3%, to $63.5 million during the Fiscal 2004 Period, from $62.1 million in the Fiscal 2003 Period. As a percentage of total revenues, general and administrative expenses remained relatively consistent for the Fiscal 2004 Period and the Fiscal 2003 Period. The increase in general and administrative expenses during the Fiscal 2004 Period was primarily attributable to increases in legal and professional fees.

  Depreciation and Amortization

        Depreciation and amortization increased $16.1 million, or 10.2%, to $174.6 million in the Fiscal 2004 Period, from $158.5 million in the Fiscal 2003 Period. The increase during the Fiscal 2004 Period in depreciation and amortization was primarily due to the inclusion of Hoyts and the Fiscal 2004 Period acquisitions and a $7.4 million increase in Regal CineMedia depreciation expense.

  Income from Operations

        Income from operations totaled approximately $321.1 million for the Fiscal 2004 Period, which represents a decrease of $58.0 million, or 15.3% from $379.1 million in the Fiscal 2003 Period. The decrease in income from operations during the Fiscal 2004 Period was primarily attributable to the timing of our Fiscal 2004 Period calendar, which resulted in a decline in total revenue in comparison to the Fiscal 2003 Period calendar, increases in certain operating expense items, including a loss on a lawsuit settlement arising from the exhibition of a film, partially offset by the inclusion of the results of operations of the acquired Hoyts Cinemas theatres and the Fiscal 2004 Period acquisitions, increases in Regal CineMedia revenues, certain realized benefits associated with the integration of Hoyts and the Fiscal 2004 Period acquisitions and a reduction of merger and restructuring expenses.

  Interest Expense

        Net interest expense increased $23.6 million, or 32.8%, to $95.6 million in the Fiscal 2004 Period, from $72.0 million in the Fiscal 2003 Period. The increase in interest expense in the Fiscal 2004 Period was principally due to higher outstanding indebtedness as a result of the financing arrangements consummated in the second quarter of 2004 in connection with the extraordinary dividend transaction described further in Notes 1 and 5 to the consolidated financial statements included Part II, Item 8 of this Form 10-K. Such increase was partially offset by the redemption the Company's higher-rate debt consisting of approximately $298.1 million aggregate principal amount of the Regal Cinemas 9 3/8% Senior Subordinated Notes due 2012 (the "Senior Subordinated Notes") along with a $502.9 million principal payment to extinguish the Regal Cinemas third amended and restated senior credit facility.

  Income Taxes

        The provision for income taxes of $59.5 million and $121.2 million for the Fiscal 2004 Period and the Fiscal 2003 Period reflect effective tax rates of approximately 41.9% and 39.5%, respectively. With respect to the Fiscal 2004 Period, the effective tax rate was higher than the statutory tax rate as a result of the impact of certain non-deductible expenses and management's determination that certain state tax attributes more likely than not will not be realized. The effective tax rate for the Fiscal 2003 Period does not differ substantially from the statutory tax rate.

  Net Income

        Net income totaled $82.5 million for the Fiscal 2004 Period, which represents a decrease of $102.9 million, or 55.5%, from $185.4 million in the Fiscal 2003 Period. The decrease in net income for the Fiscal 2004 Period was attributable to the decrease in income from operations, increases in interest expense, a loss on extinguishment of debt of $76.1 million recorded as a result of the second quarter 2004 refinancing transactions, partially offset by a related decrease in income taxes, as discussed above.

EBITDA

        EBITDA (earnings before interest, taxes, depreciation and amortization) was approximately $469.1 million, or 18.6% of total revenues for the Fiscal 2005 Period, $412.2 million, or 16.7% of total revenues, for the Fiscal 2004 Period and $537.1 million, or 21.6% of total revenues, for the Fiscal 2003 Period. The decrease in EBITDA for the Fiscal 2004 Period was attributable to a loss on extinguishment of debt of $76.1 million recorded as a result of the second fiscal quarter 2004 refinancing transactions. We believe EBITDA provides a useful measure of liquidity and financial performance for our investors because EBITDA is an industry comparative measure of liquidity and financial performance prior to the payment of interest and taxes and because it is a primary financial measure used by management to assess our performance and liquidity. EBITDA is not a measurement of liquidity or financial performance under accounting principles generally accepted in the United States of America and should not be considered in isolation or construed as a substitute for net income or other operations data or cash flow data prepared in accordance with accounting principles generally accepted in the United States of America for purposes of analyzing our profitability or liquidity. In addition, not all funds depicted by EBITDA are available for management's discretionary use. For example, a substantial portion of such funds are subject to contractual restrictions and functional requirements for debt service, fund necessary capital expenditures and to meet other commitments from time to time as described in more detail in this Form 10-K. EBITDA, as calculated, may not be comparable to similarly titled measures reported by other companies. A reconciliation of net income to EBITDA and net cash provided by operating activities is calculated as follows:

	Fiscal 2005 Period	Fiscal 2004 Period	Fiscal 2003 Period
	(in millions)
Net income	$91.8	$82.5	$185.4
Interest expense, net	117.3	95.6	72.0
Provision for income taxes	60.7	59.5	121.2
Depreciation and amortization	199.3	174.6	158.5

EBITDA	469.1	412.2	537.1
Interest expense, net	(117.3)	(95.6)	(72.0)
Provision for income taxes	(60.7)	(59.5)	(121.2)
Deferred income taxes	(15.5)	2.2	26.4
Changes in operating assets and liabilities	87.8	50.1	102.0
Loss on debt extinguishment	—	76.1	—
Other items, net	23.0	1.9	3.8

Net cash provided by operating activities	$386.4	$387.4	$476.1

Cash Flows

        The following table summarizes certain cash flow data for the Fiscal 2005 Period, Fiscal 2004 and Fiscal 2003 Period:

	Fiscal 2005 Period	Fiscal 2004 Period	Fiscal 2003 Period
	(in millions)
Net cash provided by operating activities	$386.4	$387.4	$476.1
Net cash used in investing activities	(243.0)	(306.2)	(181.9)
Net cash used in financing activities	(191.0)	(126.1)	(281.4)

Net (decrease) increase in cash and cash equivalents	$(47.6)	$(44.9)	$12.8

  Fiscal 2005 Period Compared to Fiscal 2004 Period

        Cash flows generated from operating activities were approximately $386.4 million for the Fiscal 2005 Period, which remained relatively consistent compared to $387.4 million in the Fiscal 2004 Period. Fiscal 2005 Period cash flows generated from operating activities were impacted by several factors including a decrease in income from operations during the Fiscal 2005 Period related to increases in certain operating expense items, partially offset by incremental admission, concession and other operating revenues and the inclusion of the results of operations of theatres purchased from Signature Theatres, R/C Theatres and Eastern Federal Corporation. An approximate $48.0 million reduction in adjustments (primarily loss on extinguishment of debt, partially offset by incremental depreciation and amortization expense and a loss on disposal and impairment of operating assets) to reconcile net income to cash provided by operating activities, partially offset by a $9.3 million increase in net income and a $37.7 million increase in the changes in operating assets and liabilities further contributed to the $1.0 million net decrease in net cash provided by operating activities. The net increase in the changes in operating assets and liabilities, and other working capital items was primarily related to the timing of certain vendor payments and income tax payments, increases in deferred revenues and trade and other receivables, partially offset by a decrease in prepaid expenses and other current assets.

        Cash flows used in investing activities totaled approximately $243.0 million for the Fiscal 2005 Period compared to cash flows used in investing activities of approximately $306.2 million for the Fiscal 2004 Period. Contributing to the decrease in cash flows used in investing activities was a decline in cash used for acquisitions, partially offset by a $20.2 million increase in capital expenditures during the Fiscal 2005 Period, which was primarily attributable to the timing of certain capital projects during the Fiscal 2005 Period. In addition, we had greater proceeds from the disposition of assets during the Fiscal 2005 Period as compared the Fiscal 2004 Period.

        Cash flows used in financing activities were approximately $191.0 million for the Fiscal 2005 Period compared to cash flows used in financing activities of approximately $126.1 million for the Fiscal 2004 Period. The net increase in cash flows used in financing activities during the Fiscal 2005 Period was primarily attributable to increases in the Fiscal 2005 Period quarterly dividend payments compared to the per share Fiscal 2004 Period dividend payments and the Fiscal 2005 Period $10.0 million aggregate purchase of treasury shares.

  Fiscal 2004 Period Compared to Fiscal 2003 Period

        Cash flows generated from operating activities were approximately $387.4 million for the Fiscal 2004 Period compared to approximately $476.1 million for the Fiscal 2003 Period. The $88.7 million net decrease was attributable to a $102.9 million decrease in net income offset by a net increase of $14.2 million in adjustments to reconcile net income to cash provided by operating activities. Such adjustments primarily included a $76.1 million loss on the extinguishment of debt and an increase in depreciation and amortization of $16.1 million, which was primarily attributable to increases in depreciation expense related to Regal CineMedia, the inclusion of the Fiscal 2004 Period acquisitions and the inclusion of Hoyts during the entire Fiscal 2004 Period as compared to only nine months during the Fiscal 2003 Period. In addition, a net decrease of $51.9 million in changes in operating assets and liabilities contributed to the decrease in net cash provided by operating activities. The net decrease in operating assets and liabilities was primarily related to the timing of certain vendor payments and income tax payments and an increase in deferred revenues. The changes in certain other working capital items were primarily related to the change in the Company's calendar for the Fiscal 2004 Period as compared to the Fiscal 2003 Period.

        Capital expenditures were $124.3 million for the Fiscal 2004 Period compared to $137.5 million for the Fiscal 2003 Period. This decrease was primarily due to fewer capital expenditures associated with Regal CineMedia and the timing of certain capital projects during the Fiscal 2004 period. During the Fiscal 2004 Period, the Company consummated three acquisitions for a net aggregate purchase price of $223.6 million. Also during the Fiscal 2004 Period, Regal Cinemas entered into a sale and leaseback transaction involving one of its owned theatres for total sale proceeds of approximately $11.5 million.

        Cash flows used in financing activities were approximately $126.1 million for the Fiscal 2004 Period compared to cash flows used in financing activities of approximately $281.4 million for the Fiscal 2003 Period. The net decrease in cash flows used in financing activities during the Fiscal 2004 Period was primarily attributable to the June 2, 2004 extraordinary dividend payment, redemption of a portion of the Senior Subordinated Notes, repayment of the third amended and restated Regal Cinemas senior credit facility and increases in our Fiscal 2004 Period dividend payments, offset by borrowings under the new $1,750.0 million Regal Cinemas senior credit facility entered into on May 10, 2004 (the "Senior Credit Facility"). See Notes 1 and 5 to the consolidated financial statements included in Part II, Item 8 of this Form 10-K for further description of such financing transactions.

Liquidity and Capital Resources

        On a consolidated basis, we expect our primary uses of cash to be for operating expenses, capital expenditures, general corporate purposes related to corporate operations, debt service, share repurchases and the Company's quarterly dividend payments. The principal sources of liquidity are cash generated from operations, cash on hand and the revolving facility provided for under the Senior Credit Facility. Under the terms of the Senior Credit Facility, Regal Cinemas is restricted as to how much it can advance or distribute to Regal, its indirect parent. Since Regal is a holding company with no significant assets other than its subsidiaries, this restriction could impact Regal's ability to effect future debt or dividend payments, pay corporate expenses or redeem its Convertible Senior Notes.

        Our revenues are generally collected in cash through admissions and concessions revenues. Our operating expenses are primarily related to film and advertising costs, rent and occupancy, and payroll. Film costs are ordinarily paid to distributors within 30 days following receipt of admissions revenues and the cost of the Company's concessions are generally paid to vendors approximately 30 days from purchase. Our current liabilities generally include items that will become due within twelve months and, as a result, at any given time, our balance sheet is likely to reflect a working capital deficit.

        We fund the cost of capital expenditures through internally generated cash flows, cash on hand, proceeds from disposition of assets and financing activities. Our capital requirements have historically arisen principally in connection with acquisitions of theatres, new theatre construction, adding new screens to existing theatres, upgrading the Company's theatre facilities and replacing equipment. We intend to continue to grow our theatre circuit through selective expansion and acquisition opportunities.

The Company has a formal and intensive review procedure for the authorization of capital projects, with the most important financial measure of acceptability for a discretionary non-maintenance capital project being whether its projected discounted cash flow return on investment meets or exceeds the Company's internal rate of return targets. We currently expect capital expenditures for theatre development, replacement, expansion, upgrading and replacements to be in the range of approximately $135.0 million to $150.0 million in fiscal 2006, exclusive of acquisitions. Such capital expenditures are expected to be partially funded through asset dispositions conducted during the normal course of our business. During the Fiscal 2005 Period, we invested approximately $144.5 million in capital expenditures.

        As described in Note 4 to the accompanying financial statements included in this Part II, Item 8 of this Form 10-K, on March 29, 2005, Regal and AMC announced the combination of the operations of RCM and AMC's subsidiary, NCN, into a new joint venture company known as National CineMedia. The new company focuses on the marketing and sale of cinema advertising and promotions products, business communications and training services, and the distribution of digital alternative content. On July 15, 2005, Cinemark, Inc., through a wholly owned subsidiary, acquired a 20.7% interest in National CineMedia. As of December 29, 2005, RCM's wholly owned subsidiary, RCH, owned 49.9% of the Class A Units of National CineMedia, NCN owned 29.4% of the Class A Units of National CineMedia and Cinemark owned 20.7% of the Class A Units of National CineMedia. National CineMedia provides advertising and event services to Regal's, AMC's and Cinemark's theatres, respectively. As part of the joint venture transaction, on March 29, 2005, RCM and NCN entered into a Contribution and Unit Holders Agreement with National CineMedia, which was subsequently amended on July 15, 2005 to add Cinemark as a party pursuant to which, among other things, RCM, NCN and Cinemark agreed to contribute assets to National CineMedia and National CineMedia agreed to assume specified liabilities of RCM and NCN in consideration for the issuance of equity units by National CineMedia to RCH, NCN and Cinemark respectively. The assets contributed to National CineMedia by RCM included fixed assets and agreements, as well as approximately $1.3 million in cash. As of December 29, 2005, RCH's investment in National CineMedia totaled approximately $3.2 million.

        In connection with the formation of National CineMedia, on May 11, 2005, RCI adopted and approved a severance plan (the "Severance Plan") for RCM employees who held an unvested option to purchase shares of Regal's Class A common stock or shares of Regal's restricted Class A common stock pursuant to the terms of the Regal 2002 Stock Incentive Plan (the "Incentive Plan") immediately prior to such employee's termination of employment with RCM and commencement of employment with National CineMedia. Each participant's termination of employment with RCM was effective as of the close of business on May 24, 2005 and commencement of employment with National CineMedia was effective as of the next business day on May 25, 2005. Under the terms of and subject to the conditions to the Severance Plan, each participant is, at the times set forth in the Severance Plan, entitled to a cash payment equal to (1) with respect to each unvested stock option held on May 24, 2005, the difference between the exercise price of such unvested option and $20.19 (the fair market value of a share of Regal's Class A common stock on May 24, 2005 as calculated pursuant to the terms of the Severance Plan) and (2) with respect to each unvested share of restricted stock, $20.19 (the fair market value of a share of Regal's Class A common stock on May 24, 2005 as calculated pursuant to the terms of the Severance Plan). In addition, the Severance Plan provides that each participant who held unvested shares of restricted stock on May 24, 2005 will be entitled to receive payments in lieu of dividend distributions in an amount equal to the per share value of dividends paid on Regal's Class A common stock times the number of shares of such restricted stock. The total cost of the Severance Plan, including payments in lieu of dividend distributions on restricted stock, is estimated to be in the range of approximately $15.0 million to $16.0 million. Pursuant to the terms of the National CineMedia arrangements, approximately $4.0 million of such costs associated with the Severance Plan will be funded by National CineMedia. As the Severance Plan provides for payments over future periods that are contingent upon continued employment with National CineMedia, the cost of the Severance Plan will be recorded as an expense over the remaining required service periods. During the year ended December 29, 2005, the Company recorded total severance expense of approximately $7.4 million, including approximately $0.1 million of payments in lieu of dividends, related to the Severance Plan. See Note 4 to the consolidated financial statements included in Part II, Item 8 of this Form 10-K for further discussion of this joint venture arrangement and the Severance Plan.

        On April 28, 2005, the Company acquired seven theatres and 76 screens in Maryland, Florida, Pennsylvania and Virginia from R/C Theatres. On July 21, 2005, the Company completed the acquisition of 21 theatres and 230 screens in Florida, North Carolina and South Carolina from Eastern Federal Corporation. The purchase price for these acquisitions totaled approximately $156.7 million, subject to post-closing adjustments. The results of operations of the acquired theatre operations have been included in the Company's consolidated financial statements for periods subsequent to the respective acquisition dates. See Note 3 to the consolidated financial statements included in Part II, Item 8 of this Form 10-K for further discussion of these transactions.

        On October 11, 2005, UATC entered into a purchase and sale agreement with Boardwalk Ventures, LLC ("Boardwalk") to sell a total of 5 theatres and 37 screens in Mississippi and Louisiana for cash in the amount of approximately $5.5 million. The disposition was completed on November 4, 2005. Pursuant to the agreement, Boardwalk was also granted the right to purchase 5 additional theatres with 28 screens in Mississippi and Louisiana for $4.9 million in cash.

        Regal paid four quarterly cash dividends of $0.30 per share on each outstanding share of the Company's Class A and Class B common stock, including outstanding restricted stock (see Note 9 to the consolidated financial statements included in Part II, Item 8 of this Form 10-K), or approximately $175.9 million in the aggregate, during the year ended December 29, 2005. On February 7, 2006, the Company declared a cash dividend of $0.30 per share on each share of the Company's Class A and Class B common stock, including outstanding restricted stock, payable on March 17, 2006, to stockholders of record on March 9, 2006. We, at the discretion of the board of directors and subject to applicable law, anticipate paying regular quarterly dividends on our Class A and Class B common stock for the foreseeable future. The amount, if any, of the dividends to be paid in the future will depend upon our then available cash, anticipated cash needs, overall financial condition, loan agreement restrictions, future prospects for earnings and cash flows, as well as other relevant factors.

        During the Fiscal 2004 Period, the Company's board of directors authorized a share repurchase program, which provided for the authorization to repurchase up to $50.0 million of its outstanding Class A common stock within a twelve month period. During the second fiscal quarter of the Fiscal 2005 Period, the Company repurchased 520,386 shares of its outstanding Class A common stock at an aggregate cost of approximately $10.0 million. The Company made no other repurchases of its outstanding Class A common stock during fiscal 2005 or during fiscal 2004. Also, during the Fiscal 2005 Period, the Company's board of directors extended the share repurchase program for an additional twelve month period. Accordingly, the Company can repurchase up to an additional $40.0 million under the share repurchase program through September 2006. Repurchases can be made from time to time as market conditions warrant, through open market purchases, negotiated transactions, or in such a manner deemed appropriate by the Company.

        As of December 29, 2005, we had approximately $1,575.9 million outstanding under the Regal Cinemas term loan facility under the Senior Credit Facility (the "Term Facility"), $240.0 million aggregate principal amount remaining under Convertible Senior Notes and $51.5 million aggregate principal amount remaining under the Regal Cinemas 9 3/8% Senior Subordinated Notes. As of December 29, 2005, we had approximately $99.0 million available for drawing under the Regal Cinemas $100.0 revolving loan facility under the Senior Credit Facility (the "Revolving Facility"). Regal Cinemas maintains a letter of credit sub-facility of up to $30.0 million (of which approximately $1.0 million was outstanding as of December 29, 2005), which reduces availability under the Revolving Facility. During

October 2005, Regal Cinemas borrowed approximately $30.0 million under the $100.0 million Revolving Facility provided for under the Senior Credit Facility. As of December 29, 2005, Regal Cinemas had repaid all of such borrowings.

        As of December 29, 2005, the holders of our Convertible Senior Notes held the right, at their option, to convert their Convertible Senior Notes, in whole or in part, into shares of our Class A common stock, subject to certain limitations, at the conversion price of $15.1897. The Convertible Senior Notes allow us to settle any conversion, and we have the ability and intent to settle any conversion, by remitting to the note holder the accreted value of the note in cash plus the conversion spread (the excess conversion value over the accreted value) in either cash, shares of our Class A Common Stock or a combination of stock and cash. During 2005, one of the holders of the Convertible Senior Notes exercised its conversion right with respect to $1,000 principal amount of the notes held by it, and the Company settled the entire conversion in cash. As described in Note 14 to the consolidated financial statements included in Part II, Item 8 of this Form 10-K, as of the date of this Form 10-K, certain other holders of the Convertible Senior Notes exercised conversion rights with respect to $4.4 million principal amount of the notes held by them, and the Company settled each of these conversions entirely in cash. Based upon our ability to generate cash flow from operations, our financial capacity and ability to raise capital and available cash on hand, we believe that we have the ability to generate the liquidity necessary to settle in cash the remaining principal amount of the outstanding Convertible Senior Notes upon their conversion.

Contractual Cash Obligations and Commitments

        The Company has assumed long-term contractual obligations and commitments in the normal course of business, primarily debt obligations and non-cancelable operating leases. Other than operating leases which are detailed below, the Company does not utilize variable interest entities or any other form of off-balance sheet financing. As of December 29, 2005, the Company's estimated contractual cash obligations and commercial commitments over the next several periods are as follows (in millions):

	Payments Due By Period
	Total	Current	13-36 months	37-60 months	After 60 months
Contractual Cash Obligations
Debt obligations(1)	$1,868.4	$256.1	$36.3	$1,524.2	$51.8
Future interest on debt obligations(2)	501.6	109.3	236.1	148.9	7.3
Capital lease obligations, including interest(3)	37.7	3.3	6.9	6.9	20.6
Lease financing arrangements, including interest(3)	179.9	13.4	26.9	27.2	112.4
Bankruptcy claims and liabilities(4)	1.1	1.1	—	—	—
Operating leases(5)	3,755.2	288.0	574.3	566.3	2,326.6
Other long term liabilities	2.3	0.3	0.5	0.6	0.9

Total contractual cash obligations	$6,346.2	$671.5	$881.0	$2,274.1	$2,519.6

	Amount of Commitment Expiration per Period
	Total Amounts Available	Current	2-3 years	4-5 years	After 5 years
Other Commercial Commitments(6)	$100.0	$—	$—	$—	$100.0

(1)
These amounts are included on our consolidated balance sheet as of December 29, 2005. Our Senior Credit Facility provides for mandatory prepayments under certain scenarios. See Note 5 to the consolidated financial statements included in Part II, Item 8 of this Form 10-K for additional information about our long-term debt obligations and related matters. Our Convertible Senior Notes are reflected on our consolidated balance sheet at December 29, 2005 and in the above table as a current liability due to the conversion rights of the note holders, as more fully discussed in Note 5 to the consolidated financial statements included in Part II, Item 8 of this Form 10-K, even though the notes mature in 2008.

(2)
Future interest payments on the Company's unhedged debt obligations (consisting of approximately $475.9 million of variable interest rate borrowings under the Term Facility, $240.0 million outstanding under the Convertible Senior Notes, approximately $51.5 million due under the Senior Subordinated Notes and approximately $1.0 million of other debt obligations) are based on the stated fixed rate or in the case of the $475.9 million of variable interest rate borrowings under the Term Facility, the current interest rate as of December 29, 2005 (6.0%). Future interest payments on the Company's hedged indebtedness as of December 29, 2005 (the remaining $1,100.0 million of borrowings under the Term Facility) are based on (1) the applicable margin (as defined in Note 5 to the consolidated financial statements included Part II, Item 8 of this Form 10-K) as December 29, 2005 (2.0%) and (2) the expected fixed interest payments under the Company's interest rate swap agreements, which are described in further detail under Note 5 to the consolidated financial statements included in Part II, Item 8 of this Form 10-K.

(3)
The present value of these obligations, excluding interest, is included on our consolidated balance sheet as of December 29, 2005. Future interest payments are calculated based on interest rates implicit in the underlying leases, which range from 3.3% to 12.3%, maturing in various installments through 2021. Refer to Note 5 to the consolidated financial statements included in Part II, Item 8 of this Form 10-K for additional information about our capital lease obligations and lease financing arrangements.

(4)
These amounts are included on our consolidated balance sheet as of December 29, 2005. Refer to Note 8 to the consolidated financial statements included in Part II, Item 8 of this Form 10-K for additional information about our bankruptcy related matters.

(5)
We enter into operating leases in the normal course of business. Such lease agreements provide us with the option to renew the leases at defined or then fair value rental rates for various periods. Our future operating lease obligations would change if we exercised these renewal options or if we enter into additional operating lease agreements. Our operating lease obligations are further described in Note 8 to the consolidated financial statements included in Part II, Item 8 of this Form 10-K.

(6)
As of December 29, 2005, Regal Cinemas had approximately $99.0 million available for drawing under the Revolving Facility. Regal Cinemas also maintains a letter of credit sub-facility of up to $30.0 million (of which approximately $1.0 million was outstanding as of December 29, 2005), which reduces the availability under the Revolving Facility. During October 2005, Regal Cinemas borrowed approximately $30.0 million under the $100.0 million Revolving Facility provided for under Regal Cinemas' Senior Credit Facility. As of December 29, 2005, Regal Cinemas had repaid all of such borrowings.

        We believe that the amount of cash and cash equivalents on hand, cash flow expected from operations and availability under our Revolving Facility will be adequate for the Company to execute its business strategy and meet anticipated requirements for lease obligations, capital expenditures, working capital and debt service for the next 12 months.

Ratings

        The Company is rated by nationally recognized rating agencies. The significance of individual ratings varies from agency to agency. However, companies assigned ratings at the top end of the range have, in the opinion of certain rating agencies, the strongest capacity for repayment of debt or payment of claims, while companies at the bottom end of the range have the weakest capability. Ratings are always subject to change and there can be no assurance that the Company's current ratings will continue for any given period of time. A downgrade of the Company's debt ratings, depending on the extent, could increase the cost to borrow funds. Below are our latest ratings per category, which were current as of December 29, 2005.

Category	Moody's	Standard and Poor's
Regal 3 3/4% Convertible Senior Notes	B3	B
Regal Cinemas Senior Credit Facility	Ba2	BB-

Debt Obligations

        On May 10, 2004, Regal Cinemas entered into its new Senior Credit Facility which consists of the Term Facility in an aggregate principal amount of up to $1,650.0 million and the Revolving Facility in an aggregate principal amount of up to $100.0 million. For a detailed summary of the material terms of our Senior Credit Facility, please refer to the information provided under Note 5 to the consolidated financial statements included in Part II, Item 8 of this Form 10-K.

        For information regarding our other material debt instruments, including our Convertible Senior Notes and Regal Cinemas' Senior Subordinated Notes, please see the information under Note 5 to the consolidated financial statements included in Part II, Item 8 of this Form 10-K.

Interest Rate Swaps

        On July 13, 2004, Regal Cinemas entered into four hedging relationships via four distinct interest rate swap agreements with final maturity terms ranging from three to five years each. On September 8, 2005, Regal Cinemas entered into an additional hedging relationship via a distinct interest rate swap agreement with a maturity term of four years. These interest rate swaps were assigned to hedge approximately $1,100.0 million of variable rate liabilities under the Senior Credit Facility. Under the terms of the interest rate swap agreements, Regal Cinemas pays interest at various fixed rates ranging from 3.49% to 4.337% and will receive interest at a variable rate based on the 3-month LIBOR. The 3-month LIBOR rate on each reset date determines the variable portion of the interest rate-swaps for the following three-month period. The interest rate swaps settle any accrued interest for cash on the last day of each calendar quarter, until expiration. At such dates, the differences to be paid or received on the interest rate swaps will be included in interest expense. No premium or discount was incurred upon the Company entering into the interest rate swaps, because the pay and receive rates on the interest rate swaps represented prevailing rates for each counterparty at the time the interest rate swaps were entered into. The interest rate swaps prospectively qualified for cash flow hedge accounting treatment in accordance with SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," and as such, the Company has effectively hedged its exposure to variability in the future cash flows attributable to the 3-month LIBOR on approximately $1,100.0 million of the aforementioned credit facility. The change in the fair values of the interest rate swaps is recorded on the Company's consolidated balance sheet as an asset or liability with the effective portion of the interest rate swaps' gains or losses reported as a component of other comprehensive income (loss) and the ineffective portion reported in earnings. As interest expense is accrued on the debt obligation, amounts in accumulated other comprehensive income/loss related to the designated hedging instruments (the five interest rate swaps) will be reclassified into earnings to obtain a net cost on the debt obligation equal to the effective yield of the fixed rate of each swap. The fair value of the Company's interest rate swaps is based on dealer quotes, and represents an estimate of the amounts Regal Cinemas would receive or pay to terminate the agreements taking into consideration various factors, including current interest rates. As of December 29, 2005, the aggregate fair value of the interest rate swaps was determined to be approximately $19.9 million, which has been recorded as a component of "Other Non-Current Assets" with a corresponding amount of $12.1 million, net of tax, recorded to "Accumulated Other Comprehensive Income." The interest rate swaps exhibited no ineffectiveness for the years ended December 29, 2005 and December 30, 2004.

Sale-Leaseback Transactions

        For information regarding our various sale and leaseback transactions, refer to Note 6 to the consolidated financial statements included Part II, Item 8 of this Form 10-K.

Critical Accounting Estimates

        Our consolidated financial statements are prepared in conformity with accounting principles generally accepted in the United States of America, which require management to make estimates and assumptions that affect the reported amounts of the assets and liabilities and disclosures of contingent assets and liabilities as of the date of the balance sheet as well as the reported amounts of revenues and expenses during the reporting period. We routinely make estimates and judgments about the carrying value of our assets and liabilities that are not readily apparent from other sources. We evaluate and modify on an ongoing basis such estimates and assumptions, which include, but are not limited to, those related to film costs, property and equipment, goodwill, income taxes and purchase accounting. Estimates and assumptions are based on historical and other factors believed to be reasonable under the circumstances. The results of these estimates may form the basis of the carrying value of certain assets and liabilities. Actual results, under conditions and circumstances different from those assumed, may differ materially from estimates. The impact and any associated risks related to estimates, assumptions, and accounting policies are discussed within "Management's Discussion and Analysis of Financial Condition and Results of Operations", as well as in the notes to the consolidated financial statements, if applicable, where such estimates, assumptions, and accounting policies affect our reported and expected results. Management has discussed the development and selection of its critical accounting estimates with the audit committee of our Board of Directors and the audit committee has reviewed our related disclosures herein.

        We believe the following accounting policies are critical to our business operations and the understanding of our results of operations and affect the more significant judgments and estimates used in the preparation of our consolidated financial statements:

  •
  We applied the principles of purchase accounting when recording theatre acquisitions. These accounting principles require that we estimate the fair value of the individual assets and liabilities, including the related deferred tax assets and liabilities related to such amounts. The estimation of the fair value of the assets and liabilities involves a number of judgments and estimates that could differ materially from the actual amounts.

  •
  We adopted SFAS 142, "Goodwill and Other Intangible Assets" in 2002. SFAS 142 specifies that goodwill and indefinite-lived intangible assets will no longer be amortized but instead will be subject to an annual impairment assessment. Based on our annual impairment assessment conducted during fiscal 2005, fiscal 2004 and fiscal 2003, we were not required to record a charge for goodwill impairment. In assessing the recoverability of the goodwill, we must make various assumptions regarding estimated future cash flows and other factors in determining the fair values of the respective assets. If these estimates or their related assumptions change in the future, we may be required to record impairment charges for these assets in future periods.

  •
  We estimate our film cost expense and related film cost payable based on management's best estimate of the ultimate settlement of the film costs with the distributors. Generally, less than one-third of our quarterly film expense is estimated at period-end. The length of time until these costs are known with certainty depends on the ultimate duration of the film play, but is typically "settled" within two to three months of a particular film's opening release. Upon settlement with our film distributors, film cost expense and the related film cost payable are adjusted to the final film settlement. Such adjustments have been historically insignificant. Actual film costs and film costs payable could differ materially from those estimates. For the fiscal years ended December 29, 2005, December 30, 2004 and January 1, 2004, there were no significant changes in our film cost estimation and settlement procedures.

  •
  We depreciate and amortize the components of our property and equipment on a straight-line basis over the estimated useful lives of the assets. Each owned theatre consists of a building structure, structural improvements, seating and concession and film display equipment. While we have assigned an estimated useful life of less than 30 years to certain acquired facilities, we estimate that our newly constructed buildings generally have an average economic useful life to us of 30 years. Certain of our buildings have been in existence for more than forty years. With respect to equipment (e.g., concession stand, point-of-sale equipment, etc.), a substantial portion is depreciated over seven years or less, which has been our historical replacement period. Seats and projection equipment generally have a longer useful economic life, and their depreciable lives (12-15 years) are based on our experience and replacement practices. The estimates of the assets' useful lives require our judgment and our knowledge of the assets being depreciated and amortized. Further, we review the economic useful lives of such assets annually and make adjustments thereto as necessary. Actual economic lives may differ materially from these estimates.

    The majority of our properties were appraised as part of the bankruptcy process described in Note 1 to the consolidated financial statements included in Part II, Item 8 of this Form 10-K. Such appraisals supported the estimated lives being used for depreciation and amortization purposes. Furthermore, our analysis of our historical capital replacement program is consistent with our depreciation policies. Finally, we review long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amounts of the assets may not be fully recoverable. Such analysis generally evaluates assets for impairment on an individual theatre basis. When the estimated future undiscounted cash flows of the operations to which the assets relate do not exceed the carrying value of the assets, such assets are written down to fair value. Our experience indicates that theatre properties become impaired primarily due to market or competitive factors rather than physical (wear and tear) or functional (inadequacy or obsolescence) factors. In this regard, we do not believe the frequency or volume of facilities impaired due to these market factors are significant enough to impact the useful lives used for depreciation periods.

    For the fiscal years ended December 29, 2005, December 30, 2004 and January 1, 2004, no significant changes have been made to the depreciation and amortization rates applied to operating assets, the underlying assumptions related to estimates of depreciation and amortization, or the methodology applied. For the fiscal year ended December 29, 2005, consolidated depreciation and amortization expense was $199.3 million, representing 7.9% of consolidated total revenues. If the estimated lives of all assets being depreciated were increased by one year, the consolidated depreciation and amortization expense would have decreased by approximately $15.5 million or 7.8%. If the estimated lives of all assets being depreciated were decreased by one year, the consolidated depreciation and amortization expense would have increased by approximately $18.4 million or 9.2%.

  •
  Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases as well as operating loss and tax credit carryforwards based on their probable tax treatment. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. We record a valuation allowance if it is deemed more likely than not that our deferred income tax assets will not be realized. We reassess the need for such valuation allowance on an ongoing basis. An increase in the valuation allowance generally results in an increase in the provision for income taxes recorded in such period. With the exception of valuation allowances recorded relative to pre-acquisition periods, decreases in the valuation allowance generally result in a decrease in the provision for income taxes. Should we ultimately realize a benefit from tax assets in excess of the amount recorded that relates to pre-acquisition periods, goodwill would be reduced to the extent of such excess or recorded goodwill, as appropriate.

  •
  Additionally, income tax rules and regulations are subject to interpretation and require judgment by us and may be challenged by the tax authorities. Accordingly, although we believe that our tax return positions are fully supportable, we establish accruals relative to tax uncertainties that we deem to be probable of loss and that can be reasonably estimated. Such accruals are evaluated on an ongoing basis as part of our process for determining our provision for income taxes. Among other items deemed relevant by us, the evaluations are based on new legislation, other new technical guidance, judicial proceedings, and our specific circumstances, including the progress of tax audits. With the exception of certain changes in pre-acquisition tax uncertainties, any change in the balance of an accrual established relative to a tax uncertainty impacts the provision for income taxes in the period that the adjustment is made to the accrual.

    For the fiscal year ended December 29, 2005, our provision for income taxes was $60.7 million. Changes in management's estimates and assumptions regarding the probability that certain tax return positions will be sustained, the enacted tax rate applied to deferred tax assets and liabilities, the ability to realize the value of deferred tax assets, or the timing of the reversal of tax basis differences could impact the provision for income taxes and change the effective tax rate. A one percentage point change in the effective tax rate from 39.8% to 40.8% would have increased the current year income tax provision by approximately $1.5 million.

Quarterly Results

        The Company's consolidated financial statements for the year ended December 30, 2004 include the results of operations of United Artists, Regal Cinemas, Edwards and Hoyts from January 2, 2004, the results of operations of fiscal 2004 acquisitions described in Note 3 to the consolidated financial statements included in Part II, Item 8 of this Form 10-K, for periods subsequent to the respective acquisition dates. The Company's consolidated financial statements for the year ended December 29, 2005 include the results of operations of United Artists, Regal Cinemas, Edwards, Hoyts and the fiscal 2004 acquisitions from December 31, 2004 and the results of operations of seven theatres acquired on April 28, 2005 from R/C Theatres and the 21 theatres acquired from Eastern Federal Corporation on July 21, 2005 for periods subsequent to the respective acquisition dates. The comparability of our results between quarters is impacted by the inclusion from such dates of the results of operations of each of such entities and to a lesser extent, seasonality.

        The following tables set forth selected unaudited quarterly results for the eight quarters ended December 29, 2005. The quarterly financial data as of each period presented below have been derived from Regal's unaudited consolidated financial statements for those periods. Results for these periods are not necessarily indicative of results for the full year. The quarterly financial data should be read in conjunction with the consolidated financial statements of Regal and notes thereto included elsewhere in this Form 10-K.

	Dec. 29, 2005	Sept. 29, 2005	June 30, 2005	March 31, 2005	Dec. 30, 2004	Sept. 30, 2004	July 1, 2004(1)	April 1, 2004
	In millions (except per share data)
Total revenues	$668.2	$628.4	$643.1	$577.0	$643.1	$611.3	$673.1	$540.5
Income from operations	90.1	58.3	71.7	49.5	71.4	74.2	113.9	61.6
Net income	35.1	17.2	26.4	13.1	24.5	27.8	7.4	22.8
Diluted earnings per share	0.23	0.11	0.17	0.09	0.16	0.19	0.05	0.16
Dividends per common share	$0.30	$0.30	$0.30	$0.30	$0.30	$0.20	$5.18	$0.18

(1)
Includes the June 2, 2004 payment of the $5.00 extraordinary cash dividend paid on each share of Class A and Class B common stock and a loss on extinguishment of debt of $76.1 million recorded as a result of the second fiscal quarter 2004 refinancing transactions. See Note 1 to the consolidated financial statements included in Part II, Item 8 of this Form 10-K for further discussion.

Inflation

        The Company does not believe that inflation has had a material impact on its financial position or results of operations.

Seasonality

        The Company's revenues are usually seasonal, coinciding with the timing of releases of motion pictures by the major distributors. Generally, studios release the most marketable motion pictures during the summer and the holiday seasons. The unexpected emergence of a "hit" film during other periods can alter the traditional pattern. The timing of movie releases can have a significant effect on the Company's results of operations, and the results of one quarter are not necessarily indicative of the results for the next or any other quarter. The seasonality of motion picture exhibition, however, has become less pronounced as studios are releasing motion pictures somewhat more evenly throughout the year.

Recent Accounting Pronouncements

        For a discussion of the recent accounting pronouncements relevant to our operations, please refer to the information provided under Note 2 to the consolidated financial statements included in Part II, Item 8 of this Form 10-K, which information is incorporated herein by reference.

FORWARD-LOOKING STATEMENTS

        Some of the information in this Form 10-K includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts included in this Form 10-K, including, without limitation, certain statements under "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" may constitute forward-looking statements. In some cases you can identify these "forward-looking statements" by words like "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of those words and other comparable words. These forward-looking statements involve risks and uncertainties. Our actual results could differ materially from those indicated in these statements as a result of certain risk factors as more fully discussed under "Risk Factors" below.

RISK FACTORS

        Investing in our securities involves a significant degree of risk. In addition to the other information contained in this annual report, you should consider the following factors before investing in our securities.

  Our substantial lease and debt obligations could impair our financial condition.

        We have substantial lease and debt obligations. For fiscal 2005, our total rent expense and net interest expense were approximately $310.5 million and $117.3 million, respectively. As of December 29, 2005, we had total debt obligations of $1,984.5 million. As of December 29, 2005, we had total contractual cash obligations of approximately $6,346.2 million. For a detailed discussion of our contractual cash obligations and other commercial commitments over the next several years, refer to "Management's Discussion and Analysis of Financial Condition and Results of Operations—Contractual Cash Obligations and Commitments" provided in Part II, Item 7 of this Form 10-K below.

        If we are unable to meet our lease and debt service obligations, we could be forced to restructure or refinance our obligations and seek additional equity financing or sell assets. We may be unable to restructure or refinance our obligations and obtain additional equity financing or sell assets on satisfactory terms or at all. As a result, inability to meet our lease and debt service obligations could cause us to default on those obligations. Many of our lease agreements and the agreements governing the terms of our debt obligations contain restrictive covenants that limit our ability to take specific actions or require us not to allow specific events to occur and prescribe minimum financial maintenance requirements that we must meet. If we violate those restrictive covenants or fail to meet the minimum financial requirements contained in a lease or debt instrument, we would be in default under that instrument, which could, in turn, result in defaults under other leases and debt instruments. Any such defaults could materially impair our financial condition and liquidity.

  Our theatres operate in a competitive environment.

        The motion picture exhibition industry is fragmented and highly competitive with no significant barriers to entry. Theatres operated by national and regional circuits and by small independent exhibitors compete with our theatres, particularly with respect to film licensing, attracting patrons and developing new theatre sites. Moviegoers are generally not brand conscious and usually choose a theatre based on its location, the films showing there and its amenities.

        In recent years, motion picture exhibitors have been upgrading their asset bases to an attractive megaplex format which features stadium seating, improved projection quality and superior sound systems. Generally, stadium seating found in modern megaplex theatres is preferred by patrons over slope-floored multiplex theatres, which were the predominant theatre-type built prior to 1996. Although, as of December 29, 2005, approximately 71% of our screens were located in theatres featuring stadium seating, we still serve many markets with sloped-floored multiplex theatres. These theatres may be more vulnerable to competition than our modern megaplex theatres, and should other theatre operators choose to build and operate modern megaplex theatres in these markets, the performance of our theatres in these markets may be significantly and negatively impacted. In addition, should other theatre operators return to the aggressive building strategies undertaken in the late 1990's, our attendance, revenue and income from operations per screen could decline substantially.

  Our investment in and revenues from National CineMedia may be negatively impacted by the competitive environment in which National CineMedia operates.

        We maintain an investment in National CineMedia. National CineMedia's in-theatre advertising operations compete with other cinema advertising companies and other advertising mediums including, most notably, television, newspaper, radio and the Internet. There can be no guarantee that in-theatre advertising will continue to attract major advertisers or that National CineMedia's in-theatre advertising format will be favorably received by the theatre-going public. If National CineMedia is unable to generate expected sales of advertising, it may not maintain the level of profitability we hope to achieve, its results of operations may be adversely affected and our investment in and revenues from National CineMedia may be adversely impacted.

  An increase in the use of alternative film delivery methods may drive down movie theatre attendance and limit ticket prices.

        We also compete with other movie delivery vehicles, including cable television, downloads via the Internet, in-home video and DVD, satellite and pay-per-view services. Traditionally, when motion picture distributors licensed their products to the domestic exhibition industry, they refrained from licensing their motion pictures to these other delivery vehicles for a period of time, commonly called the theatrical release window. We believe that a material contraction of the current theatrical release window could significantly dilute the consumers appeal of the in-theatre motion picture offering, which could have a material adverse effect on our business and results of operations. We also compete for the public's leisure time and disposable income with other forms of entertainment, including sporting events, concerts, live theatre and restaurants.

  We depend on motion picture production and performance.

        Our ability to operate successfully depends upon the availability, diversity and appeal of motion pictures, our ability to license motion pictures and the performance of such motion pictures in our markets. We mostly license first-run motion pictures, the success of which have increasingly depended on the marketing efforts of the major studios. Poor performance of, or any disruption in the production of (including by reason of a strike) these motion pictures, or a reduction in the marketing efforts of the major studios, could hurt our business and results of operations. In addition, a change in the type and breadth of movies offered by studios may adversely affect the demographic base of moviegoers.

  We depend on our relationships with film distributors.

        The film distribution business is highly concentrated, with ten major film distributors reportedly accounting for 87% of industry admissions revenues and 48 of the top 50 grossing films during 2004. Our business depends on maintaining good relations with these distributors. In addition, we are dependent on our ability to negotiate commercially favorable licensing terms for first-run films. A deterioration in our relationship with any of the ten major film distributors could affect our ability to negotiate film licenses on favorable terms or our ability to obtain commercially successful films and, therefore, could hurt our business and results of operations.

  No assurance of a supply of motion pictures.

        The distribution of motion pictures is in large part regulated by federal and state antitrust laws and has been the subject of numerous antitrust cases. Consent decrees resulting from those cases effectively require major motion picture distributors to offer and license films to exhibitors, including us, on a film-by-film and theatre-by-theatre basis. Consequently, we cannot assure ourselves of a supply of motion pictures by entering into long-term arrangements with major distributors, but must compete for our licenses on a film-by-film and theatre-by-theatre basis.

  We may not benefit from our acquisition strategy.

        We may have difficulty identifying suitable acquisition candidates. Even if we do identify such candidates, we anticipate significant competition from other motion picture exhibitors and financial buyers when trying to acquire these candidates, and there can be no assurances that we will be able to acquire such candidates at reasonable prices or on favorable terms. Moreover, some of these possible buyers may be stronger financially than we are. As a result of this competition for limited assets, we may not succeed in acquiring suitable candidates or may have to pay more than we would prefer to make an acquisition. If we cannot identify or successfully acquire suitable acquisition candidates, we may not be able to successfully expand our operations and the market price of our securities could be adversely affected.

        In any acquisition, we expect to benefit from cost savings through, for example, the reduction of overhead and theatre level costs, and from revenue enhancements resulting from the acquisition. There can be no assurance, however, that we will be able to generate sufficient cash flow from these acquisitions to service any indebtedness incurred to finance such acquisitions or realize any other anticipated benefits. Nor can there be any assurance that our profitability will be improved by any one or more acquisitions. If we cannot generate sufficient cash flow to service debt incurred to finance an acquisition, our results of operations and profitability would be adversely affected. Any acquisition may involve operating risks, such as:

  •
  the difficulty of assimilating the acquired operations and personnel and integrating them into our current business;

  •
  the potential disruption of our ongoing business;

  •
  the diversion of management's attention and other resources;

  •
  the possible inability of management to maintain uniform standards, controls, procedures and policies;

  •
  the risks of entering markets in which we have little or no experience;

  •
  the potential impairment of relationships with employees;

  •
  the possibility that any liabilities we may incur or assume may prove to be more burdensome than anticipated; and

  •
  the possibility that any acquired theatres or theatre circuit operators do not perform as expected.

  Development of digital technology may increase our capital expenses.

        The industry is in the early stages of conversion from film-based media to electronic based media. There are a variety of constituencies associated with this anticipated change, which may significantly impact industry participants, including content providers, distributors, equipment providers and exhibitors. Should the conversion process rapidly accelerate and the major studios not finance the conversion as expected, we may have to raise additional capital to finance the conversion costs associated with this potential change. The additional capital necessary may not, however, be available to us on attractive terms, if at all. Furthermore, it is impossible to accurately predict how the roles and allocation of costs (including operating costs) between various industry participants will change if the industry changes from physical media to electronic media.

  We depend on our senior management.

        Our success depends upon the retention of our senior management, including Michael Campbell, our Chairman and Chief Executive Officer. We cannot assure you that we would be able to find qualified replacements for the individuals who make up our senior management if their services were no longer available. The loss of services of one or more members of our senior management team could have a material adverse effect on our business, financial condition and results of operations. We do not currently maintain key-man life insurance for any of our employees. The loss of any member of senior management could adversely affect our ability to effectively pursue our business strategy.

  The interests of our controlling stockholder may conflict with your interests.

        Anschutz Company owns substantially all of our outstanding Class B common stock. Our Class A common stock has one vote per share while our Class B common stock has ten votes per share on all matters to be voted on by stockholders. As a result, as of December 29, 2005, Anschutz Company controlled approximately 82% of the voting power of all of our outstanding common stock. For as long as Anschutz Company continues to own shares of common stock representing more than 50% of the voting power of our common stock, it will be able to elect all of the members of our board of directors and determine the outcome of all matters submitted to a vote of our stockholders, including matters involving mergers or other business combinations, the acquisition or disposition of assets, the incurrence of indebtedness, the issuance of any additional shares of common stock or other equity securities and the payment of dividends on common stock. Anschutz Company will also have the power to prevent or cause a change in control, and could take other actions that might be desirable to Anschutz Company but not to other stockholders. In addition, Anschutz Company and its affiliates have controlling interests in companies in related and unrelated industries, including interests in the sports, motion picture production and music entertainment industries. In the future, it may combine our company with one or more of its other holdings.

  A prolonged economic downturn could materially affect our business by reducing consumer spending on movie attendance.

        We depend on consumers voluntarily spending discretionary funds on leisure activities. Motion picture theatre attendance may be affected by prolonged negative trends in the general economy that adversely affect consumer spending, including such trends resulting from terrorist attacks on, or wars or threatened wars involving, the United States. Any reduction in consumer confidence or disposable income in general may affect the demand for motion pictures or severely impact the motion picture production industry, which, in turn, could adversely affect our operations.

  Substantial sales of our Class A common stock could cause the market price for our Class A common stock to decline.

        We cannot predict the effect, if any, that market sales of shares of our Class A common stock or the availability of shares of our Class A common stock for sale will have on the market price of our Class A common stock prevailing from time to time. Sales of substantial amounts of shares of our Class A common stock in the public market, or the perception that those sales will occur, could cause the market price of our Class A common stock to decline.

        As of March 9, 2006, we had outstanding 83,936,967 shares of Class B common stock that may convert into Class A common stock on a one-for-one basis, all of which shares of common stock constitute "restricted securities" under the Securities Act. Provided the holders comply with the applicable volume limits and other conditions prescribed in Rule 144 under the Securities Act, all of these restricted securities are currently freely tradable.

        Additionally, as of March 9, 2006, approximately 4,753,816 shares of our Class A common stock are issuable upon exercise of stock options that vest and are exercisable at various dates through June 23, 2014, with exercise prices ranging from $2.6901 to $17.83. Of such options, as of March 9, 2006, 2,151,256 were exercisable. All of such shares subject to options are registered and will be freely tradable when the option is exercised unless such shares are acquired by an affiliate of Regal, in which case the affiliate may only sell the shares subject to the volume limitations imposed by Rule 144 of the Securities Act.

        Anschutz Company, Oaktree's Principal Activities Group and certain other stockholders are able to sell their shares pursuant to the registration rights that we have granted. We cannot predict whether substantial amounts of our Class A common stock will be sold in the open market in anticipation of, or following, any divestiture by Anschutz Company, Oaktree's Principal Activities Group or our directors or executive officers of their shares of our common stock.

  Our amended and restated certificate of incorporation and our amended and restated bylaws, as amended, contain anti-takeover protections, which may discourage or prevent a takeover of our company, even if an acquisition would be beneficial to our stockholders.

        Provisions contained in our amended and restated certificate of incorporation and amended and restated bylaws, as amended, as well as provisions of the Delaware General Corporation Law, could delay or make it more difficult to remove incumbent directors or for a third party to acquire us, even if a takeover would benefit our stockholders.

  Our issuance of shares of preferred stock could delay or prevent a change of control of our company.

        Our board of directors has the authority to cause us to issue, without any further vote or action by the stockholders, up to 50,000,000 shares of preferred stock, par value $0.001 per share, in one or more series, to designate the number of shares constituting any series, and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, voting rights, rights and terms of redemption, redemption price or prices and liquidation preferences of such series. The issuance of shares of preferred stock may have the effect of delaying, deferring or preventing a change in control of our company without further action by the stockholders, even where stockholders are offered a premium for their shares.

  Our issuance of preferred stock could dilute the voting power of the common stockholders.

        The issuance of shares of preferred stock with voting rights may adversely affect the voting power of the holders of our other classes of voting stock either by diluting the voting power of our other classes of voting stock if they vote together as a single class, or by giving the holders of any such preferred stock the right to block an action on which they have a separate class vote even if the action were approved by the holders of our other classes of voting stock.

  Our issuance of preferred stock could adversely affect the market value of our common stock.

        The issuance of shares of preferred stock with dividend or conversion rights, liquidation preferences or other economic terms favorable to the holders of preferred stock could adversely affect the market price for our common stock by making an investment in the common stock less attractive. For example, investors in the common stock may not wish to purchase common stock at a price above the conversion price of a series of convertible preferred stock because the holders of the preferred stock would effectively be entitled to purchase common stock at the lower conversion price causing economic dilution to the holders of common stock.

  We are a holding company dependent on our subsidiaries for our ability to service our debt and pay our dividends.

        We are a holding company with no operations of our own. Consequently, our ability to service our and our subsidiaries' debt and pay dividends on our common stock is dependent upon the earnings from the businesses conducted by our subsidiaries. Our subsidiaries are separate and distinct legal entities and have no obligation to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. Any distribution of earnings to us from our subsidiaries, or advances or other distributions of funds by these subsidiaries to us, all of which are subject to statutory or contractual restrictions, are contingent upon the subsidiaries' earnings and are subject to various business considerations. Our right to receive any assets of any of our subsidiaries upon their liquidation or reorganization, and therefore the right of the holders of the 3 3/4% Convertible Senior Notes due May 15, 2008 (the "Convertible Senior Notes") and our common stock to participate in those assets, will be structurally subordinated to the claims of that subsidiary's creditors. In addition, even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to that held by us.

  Hedging transactions and other transactions.

        We have entered into convertible note hedge and warrant transactions with respect to our common stock, the exposure for which was held by Credit Suisse First Boston International at the time the Convertible Senior Notes were issued. The convertible note hedge and warrant transactions are expected to reduce the potential dilution from conversion of the Convertible Senior Notes. In connection with these hedging arrangements, Credit Suisse First Boston International has taken positions in our Class A common stock in secondary market transactions and/or entered into various derivative transactions after the pricing of the Convertible Senior Notes. Such hedging arrangements could increase the price of our Class A common stock. Credit Suisse First Boston International is likely to modify its hedge positions from time to time prior to conversion, redemption or maturity of the Convertible Senior Notes by purchasing and selling shares of our Class A common stock, other securities of Regal or other instruments we may wish to use in connection with such hedging. We cannot assure you that such activity will not affect the market price of our Class A common stock. For further description of the convertible note hedge and warrant transactions, see Note 5 to the consolidated financial statements included in Part II, Item 8 of this Form 10-K.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

        The Company's market risk is confined to interest rate exposure of its and its wholly owned subsidiaries' debt obligations that bear interest based on floating rates. The Senior Credit Facility provides for variable rate interest that could be adversely affected by an increase in interest rates. Borrowings under the Term Facility bear interest, at Regal Cinemas' option, at either an adjusted Eurodollar rate or a base rate plus, in each case, an applicable margin. The base rate is the higher of Prime Rate and the Federal Funds Effective Rate plus 0.5%.

        During the years ended December 29, 2005 and December 30, 2004 Regal Cinemas entered into five distinct hedging relationships via five separate interest rate swap agreements with final maturity terms ranging from three to five years each for the purpose of hedging approximately $1,100.0 million of variable interest rate risk under the Senior Credit Facility. Under the terms of the interest rate swap agreements, Regal Cinemas pays interest at various fixed rates ranging from 3.49%—4.337% and receives interest at a variable rate based on the 3-month LIBOR. For a further description of the swap agreements, see Note 5 to the consolidated financial statements included in Part II, Item 8 of this Form 10-K, which is incorporated herein by reference.

        As of December 29, 2005 and December 30, 2004, borrowings of $1,575.9 million and $1,591.9 million, respectively were outstanding under the Term Facility at effective interest rates of 6.0% (as of December 29, 2005) and 4.9% (as of December 30, 2004), after the impact of the interest rate swaps is taken into account. A hypothetical change of 10% in the Company's effective interest rate under the Term Facility as of December 29, 2005, would increase or decrease interest expense by $9.5 million.

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

MANAGEMENT'S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

The Board of Directors
Regal Entertainment Group:

        Management is responsible for establishing and maintaining adequate internal control over financial reporting as such term is defined in Rules 13a-15(f) and 15d-15(f) under the Securities Exchange Act of 1934, as amended.

        Management, including our principal executive officer and principal financial officer, conducted an evaluation of the effectiveness of such controls as of December 29, 2005. This assessment was based on criteria for effective internal control over financial reporting described in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, our management believes that the Company's internal control over financial reporting is effective as of December 29, 2005.

        KPMG LLP, independent registered public accounting firm of the Company's consolidated financial statements, has issued an audit report on management's assertion with respect to the effectiveness of the Company's internal control over financial reporting as of December 29, 2005, as stated in their report which is included herein.

/s/ MICHAEL L. CAMPBELL Michael L. Campbell Chief Executive Officer (Principal Executive Officer)	/s/ AMY E. MILES Amy E. Miles Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Regal Entertainment Group:

        We have audited management's assessment, included in the accompanying Management's Report on Internal Control over Financial Reporting, that Regal Entertainment Group maintained effective internal control over financial reporting as of December 29, 2005, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Regal Entertainment Group's management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management's assessment and an opinion on the effectiveness of the Company's internal control over financial reporting based on our audit.

        We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management's assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

        A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.

        Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

        In our opinion, management's assessment that Regal Entertainment Group maintained effective internal control over financial reporting as of December 29, 2005, is fairly stated, in all material respects, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Also, in our opinion, Regal Entertainment Group maintained, in all material respects, effective internal control over financial reporting as of December 30, 2004, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

        We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Regal Entertainment Group and subsidiaries as of December 29, 2005 and December 30, 2004, and the related consolidated statements of income, stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 29, 2005, and our report dated March 13, 2006 expressed an unqualified opinion on those consolidated financial statements.

/s/ KPMG LLP

Nashville, Tennessee
March 13, 2006

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Regal Entertainment Group:

        We have audited the accompanying consolidated balance sheets of Regal Entertainment Group and subsidiaries as of December 29, 2005 and December 30, 2004, and the related consolidated statements of income, stockholders' equity and comprehensive income, and cash flows for each of the years in the three year period ended December 29, 2005. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Regal Entertainment Group and subsidiaries as of December 29, 2005 and December 30, 2004, and the results of its operations and its cash flows for each of the years in the three-year period ended December 29, 2005, in conformity with U.S. generally accepted accounting principles.

        We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Regal Entertainment Group's internal control over financial reporting as of December 29, 2005, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated March 13, 2006 expressed an unqualified opinion on management's assessment of, and the effective operation of, internal control over financial reporting.

/s/ KPMG LLP

Nashville, Tennessee
March 13, 2006

REGAL ENTERTAINMENT GROUP

CONSOLIDATED BALANCE SHEETS

(in millions, except share data)

	December 29, 2005	December 30, 2004
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$196.3	$243.9
Trade and other receivables, net	55.6	49.2
Inventories	7.8	7.7
Prepaid expenses and other current assets	1.3	7.4
Assets held for sale	0.4	7.8
Deferred income tax asset	1.2	5.1

TOTAL CURRENT ASSETS	262.6	321.1
PROPERTY AND EQUIPMENT:
Land	136.8	114.4
Buildings, leasehold improvements and equipment	2,429.4	2,251.6
Construction in progress	21.8	25.7

Total property and equipment	2,588.0	2,391.7
Accumulated depreciation and amortization	(600.3)	(457.0)

Total property and equipment, net	1,987.7	1,934.7
GOODWILL	223.8	213.6
DEFERRED INCOME TAX ASSET	—	18.3
OTHER NON-CURRENT ASSETS	58.7	54.7

TOTAL ASSETS	$2,532.8	$2,542.4

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Current portion of debt obligations	$260.4	$260.2
Accounts payable	181.3	182.7
Accrued expenses	88.3	55.6
Income taxes payable	68.2	56.2
Deferred revenue	94.3	88.3
Bankruptcy claims and liabilities	1.1	1.2

TOTAL CURRENT LIABILITIES	693.6	644.2
LONG-TERM DEBT	1,612.3	1,631.0
LEASE FINANCING ARRANGEMENTS	89.4	91.1
CAPITAL LEASE OBLIGATIONS	22.4	23.5
DEFERRED INCOME TAX LIABILITY	2.1	—
OTHER NON-CURRENT LIABILITIES	81.3	81.6

TOTAL LIABILITIES	2,501.1	2,471.4
MINORITY INTEREST	1.8	2.0
STOCKHOLDERS' EQUITY:
Class A common stock, $0.001 par value; 500,000,000 shares authorized, 63,426,325 and 57,243,808 shares issued and outstanding at December 29, 2005 and December 30, 2004, respectively	—	—
Class B common stock, $0.001 par value; 200,000,000 shares authorized, 83,936,967 and 87,566,142 shares issued and outstanding at December 29, 2005 and December 30, 2004, respectively	0.1	0.1
Preferred stock, $0.001 par value; 50,000,000 shares authorized; none issued and outstanding	—	—
Additional paid-in capital (deficit)	(22.5)	59.1
Retained earnings	44.6	23.2
Unamortized deferred stock compensation	(4.4)	(8.4)
Accumulated other comprehensive income (loss), net	12.1	(5.0)

TOTAL STOCKHOLDERS' EQUITY	29.9	69.0

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$2,532.8	$2,542.4

See accompanying notes to consolidated financial statements.

REGAL ENTERTAINMENT GROUP

CONSOLIDATED STATEMENTS OF INCOME

(in millions, except share and per share data)

	Year Ended December 29, 2005	Year Ended December 30, 2004	Year Ended January 1, 2004
REVENUES:
Admissions	$1,662.2	$1,657.9	$1,690.0
Concessions	659.8	636.4	646.2
Other operating revenue	194.7	173.7	153.7

TOTAL REVENUE	2,516.7	2,468.0	2,489.9
OPERATING EXPENSES:
Film rental and advertising costs	886.7	878.5	908.9
Cost of concessions	96.4	94.9	92.9
Rent expense	310.5	287.0	278.5
Other operating expenses	668.8	638.1	603.1
General and administrative expenses	61.3	63.5	62.1
Depreciation and amortization	199.3	174.6	158.5
Restructuring expenses and amortization of deferred stock compensation	6.6	6.4	8.9
Net loss (gain) on disposal and impairment of operating assets	11.6	(1.4)	(2.1)
Equity in earnings of joint venture including former employee compensation	5.9	—	—
Net loss on lawsuit settlements	—	5.3	—

TOTAL OPERATING EXPENSES	2,247.1	2,146.9	2,110.8

INCOME FROM OPERATIONS	269.6	321.1	379.1
OTHER EXPENSE (INCOME):
Interest expense, net	117.3	95.6	72.0
Loss on extinguishment of debt	—	76.1	—
Minority interest in earnings of consolidated subsidiaries	(0.2)	0.9	0.6
Other, net	—	6.5	(0.1)

TOTAL OTHER EXPENSE, NET	117.1	179.1	72.5

INCOME BEFORE INCOME TAXES	152.5	142.0	306.6
PROVISION FOR INCOME TAXES	60.7	59.5	121.2

NET INCOME	$91.8	$82.5	$185.4

EARNINGS PER SHARE:
Basic	$0.63	$0.57	$1.34
Diluted	0.59	0.55	1.30
AVERAGE SHARES OUTSTANDING (in thousands)
Basic	146,275	143,581	138,576
Diluted	154,330	149,220	142,792

See accompanying notes to consolidated financial statements.

REGAL ENTERTAINMENT GROUP

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY AND

COMPREHENSIVE INCOME

(in millions, except per share data)

	Class A Common Stock		Class B Common Stock
					Additional Paid-In Capital (Deficit)			Accumulated Other Comprehensive Income (Loss)
						Retained Earnings	Deferred Stock Compensation
	Shares	Amount	Shares	Amount					Total
Balances, December 26, 2002	46.5	$—	85.3	$0.1	$1,216.1	$74.1	$(19.5)	$—	$1,270.8
Issuance of common stock to acquire Hoyts	4.8	—	—	—	88.1	—	—	—	88.1
Proceeds from exercise of stock purchase warrants, $8.88 per share	0.3	—	3.9	—	37.5	—	—	—	37.5
Net payment of convertible hedge and warrants	—	—	—	—	(18.8)	—	—	—	(18.8)
Tax effect of convertible hedge and warrants	—	—	—	—	14.4	—	—	—	14.4
Extraordinary cash dividend declared, $5.05 per share	—	—	—	—	(604.2)	(111.8)	—	—	(716.0)
Amortization of deferred stock compensation	—	—	—	—	—	—	5.3	—	5.3
Exercise of stock options	1.2	—	—	—	10.4	—	—	—	10.4
Tax benefit from exercise of stock options	—	—	—	—	1.1	—	—	—	1.1
Forfeiture of stock options	—	—	—	—	(0.1)	—	0.1	—	—
Cash dividends declared, $0.15 per share	—	—	—	—	—	(83.3)	—	—	(83.3)
Net income and comprehensive income	—	—	—	—	—	185.4	—	—	185.4

Balances, January 1, 2004	52.8	—	89.2	0.1	744.5	64.4	(14.1)	—	794.9
Comprehensive Income:
Change in fair value of interest rate swap transactions, net of tax	—	—	—	—	—	—	—	(5.0)	(5.0)
Net income	—	—	—	—	—	82.5	—	—	82.5

Total comprehensive income	—	—	—	—	—	—	—	—	77.5
Conversion of Class B shares into Class A shares	1.6	—	(1.6)	—	—	—	—	—	—
Extraordinary cash dividend declared, $5.00 per share	—	—	—	—	(718.3)	—	—	—	(718.3)
Amortization of deferred stock compensation	—	—	—	—	—	—	5.6	—	5.6
Exercise of stock options	2.8	—	—	—	19.8	—	—	—	19.8
Tax benefit from exercise of stock options	—	—	—	—	13.2	—	—	—	13.2
Forfeiture of stock options	—	—	—	—	(0.1)	—	0.1	—	—
Cash dividends declared, $0.18-0.30 per share	—	—	—	—	—	(123.7)	—	—	(123.7)

Balances, December 30, 2004	57.2	—	87.6	0.1	59.1	23.2	(8.4)	(5.0)	69.0
Comprehensive Income:
Change in fair value of interest rate swap transactions, net of tax	—	—	—	—	—	—	—	17.1	17.1
Net income	—	—	—	—	—	91.8	—	—	91.8

Total comprehensive income	—	—	—	—	—	—	—	—	108.9
Conversion of Class B shares into Class A shares	3.6	—	(3.6)	—	—	—	—	—	—
Amortization of deferred stock compensation	—	—	—	—	—	—	5.7	—	5.7
Exercise of stock options	2.9	—	—	—	18.4	—	—	—	18.4
Tax benefit from exercise of stock options and other	—	—	—	—	13.8	—	—	—	13.8
Forfeiture of stock options	—	—	—	—	(1.3)	—	1.3	—	—
Issuance of restricted stock	0.2	—	—	—	4.6	—	(4.6)	—	—
Forfeiture of restricted stock	—	—	—	—	(1.6)	—	1.6	—	—
Purchase of treasury shares	(0.5)	—	—	—	(10.0)	—	—	—	(10.0)
Cash dividends declared, $0.30 per share	—	—	—	—	(105.5)	(70.4)	—	—	(175.9)

Balances, December 29, 2005	63.4	$—	84.0	$0.1	$(22.5)	$44.6	$(4.4)	$12.1	$29.9

See accompanying notes to consolidated financial statements.

REGAL ENTERTAINMENT GROUP

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

	Year Ended December 29, 2005	Year Ended December 30, 2004	Year Ended January 1, 2004
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$91.8	$82.5	$185.4
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	199.3	174.6	158.5
Amortization of deferred stock compensation	5.7	5.6	5.3
Minority interest in earnings of consolidated subsidiaries	(0.2)	0.9	0.6
Deferred income tax expense	(15.5)	2.2	26.4
Net (gain) loss on disposal and impairment of operating assets	11.6	(4.6)	(2.1)
Equity in earnings of joint venture including former employee compensation	5.9	—	—
Loss on extinguishment of debt	—	76.1	—
Changes in operating assets and liabilities (excluding effects of acquisition and reorganization):
Trade and other receivables	(3.2)	(14.3)	(13.6)
Inventories	(0.1)	(1.0)	0.7
Prepaid expenses and other current assets	10.7	10.1	13.1
Accounts payable	(1.3)	(8.6)	29.8
Income taxes payable	48.9	28.2	47.1
Accrued expenses and other liabilities	32.8	35.7	24.9

NET CASH PROVIDED BY OPERATING ACTIVITIES	386.4	387.4	476.1
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(144.5)	(124.3)	(137.5)
Proceeds from disposition of assets	57.7	39.8	22.1
Cash used for acquisitions, net of cash acquired	(156.8)	(223.6)	(97.6)
Proceeds from sale-leaseback transaction	—	11.5	—
Decrease in other assets and assets held for sale	—	(2.5)	—
Cash used to purchase partnership interest	—	(9.9)	—
Proceeds from disposition of partnership interest	—	2.8	—
Decrease in reimbursable construction advances	—	—	9.2
Decrease in restricted cash	0.6	—	21.9

NET CASH USED IN INVESTING ACTIVITIES	(243.0)	(306.2)	(181.9)
CASH FLOWS FROM FINANCING ACTIVITIES:
Cash used to pay dividends	(175.9)	(842.2)	(799.3)
Proceeds from stock option exercises	18.4	19.8	10.4
Payments on long term obligations	(22.8)	(572.9)	(31.1)
Payment of debt acquisition costs and other	(0.6)	(23.6)	(12.7)
Cash used to purchase treasury shares	(10.0)	—	—
Payment of bankruptcy claims and liabilities	(0.1)	(2.4)	(22.4)
Cash used to redeem senior subordinated notes	—	(354.8)	—
Proceeds from Regal Cinemas Senior Credit Facility	—	1,650.0	315.0
Proceeds from exercise of stock purchase warrants	—	—	37.5
Proceeds from convertible notes offering	—	—	240.0
Net payment on convertible notes hedge and warrants	—	—	(18.8)

NET CASH USED IN FINANCING ACTIVITIES	(191.0)	(126.1)	(281.4)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(47.6)	(44.9)	12.8
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	243.9	288.8	276.0

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$196.3	$243.9	$288.8

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for income taxes, net of refunds received	$28.6	$29.8	$36.9

Cash paid for interest	$112.7	$85.9	$69.7

SUPPLEMENTAL NON-CASH FINANCING ACTIVITIES
Issuance of common stock to acquire Hoyts	$—	$—	$88.1

See accompanying notes to consolidated financial statements.

REGAL ENTERTAINMENT GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 29, 2005

1.    THE COMPANY AND BASIS OF PRESENTATION

        Regal Entertainment Group (the "Company," "Regal," "we" or "us") is the parent company of Regal Entertainment Holdings, Inc. ("REH"), which is the parent company of Regal Cinemas Corporation ("Regal Cinemas") and its subsidiaries. Regal Cinemas' subsidiaries include Regal Cinemas, Inc. and its subsidiaries, which include Edwards Theatres, Inc. ("Edwards"), Regal CineMedia Corporation ("Regal CineMedia" or "RCM"), Hoyts Cinemas Corporation ("Hoyts"), United Artists Theatre Group ("UATG") and United Artists Theatre Company ("United Artists"). The terms Regal or the Company, REH, Regal Cinemas, United Artists, Edwards, Regal CineMedia, Hoyts and UATG shall be deemed to include the respective subsidiaries of such entities when used in discussions included herein regarding the current operations or assets of such entities.

        Regal operates the largest theatre circuit in the United States, consisting of 6,463 screens in 555 theatres in 40 states as of December 29, 2005. The Company formally operates on a 52-week fiscal year with each quarter generally consisting of 13 weeks, unless otherwise noted. The Company's fiscal year ends on the first Thursday after December 25, which in certain years (such as fiscal 2003) results in a 53-week fiscal year.

        As of December 30, 2004, we managed our business under two reportable segments—theatre exhibition operations and Regal CineMedia. As a result of the formation of National CineMedia, LLC described more fully in Note 4—"Formation of National CineMedia, LLC," the Company determined that Regal CineMedia no longer qualifies as a reportable segment under SFAS No. 131, "Disclosures about Segments of Enterprise and Related Information," the established standards for reporting information about operating segments in financial statements. Accordingly, as of December 29, 2005, the Company managed its business under one reportable segment: theatre exhibition operations.

        During 2000 and 2001, United Artists and a majority of its subsidiaries at that time (the "United Artists Bankrupt Entities"), Edwards Theatre Circuit Affiliated Group and its subsidiaries at that time (the "Edwards Bankrupt Entities"), and Regal Cinemas, Inc. and its subsidiaries at that time (the "Regal Cinemas, Inc. Bankrupt Entities") filed voluntary petitions for relief under Chapter 11 of Title 11 of the United States Code in the United States Bankruptcy Courts identified below, as well as joint plans of reorganization. The joint plans of reorganization, as amended, for the United Artists Bankrupt Entities and the Edwards Bankrupt Entities were approved by the United States Bankruptcy Courts for the District of Delaware and the Central District of California, respectively. Such joint plans of reorganization became effective on March 2, 2001 ("UA Effective Date") for the United Artists Bankrupt Entities and September 29, 2001 ("Edwards Effective Date") for the Edwards Bankrupt Entities. Edwards was formed in connection with the reorganization of the Edwards Bankrupt Entities to, among other things, effect the substantive consolidation of the Edwards Bankrupt Entities through their merger into Edwards. As a result of the merger transaction, Edwards succeeded to all of the assets and liabilities of the Edwards Bankrupt Entities. The United States Bankruptcy Court for the Middle District of Tennessee approved the Regal Cinemas, Inc. Bankrupt Entities' joint plan of reorganization on December 7, 2001, and it became effective on January 29, 2002. Also on that date, The Anschutz Corporation and its subsidiaries ("Anschutz") and the other stockholders of Regal Cinemas, Inc. exchanged their equity interests in Regal Cinemas, Inc. for equity interests in Regal Cinemas and as a result, Regal Cinemas, Inc. became a wholly owned subsidiary of Regal Cinemas. Regal Cinemas was formed for the primary purpose of acquiring and holding the shares of common stock of Regal Cinemas, Inc.

        Anschutz acquired controlling equity interests in United Artists, Edwards and Regal Cinemas, Inc. upon each of the entities' emergence from bankruptcy reorganization. Anschutz's contributions of these equity interests to the Company were recorded in the consolidated financial statements of the Company at the combined historical cost basis of Anschutz, which represents Anschutz's net cost to acquire certain debt of the United Artists, Edwards and Regal Cinemas, Inc. Bankrupt Entities prior to their filing voluntary petitions for relief under Chapter 11. Anschutz exchanged such debt holdings for controlling equity interests following the emergence from bankruptcy of the United Artists, Edwards and Regal Cinemas, Inc. Bankrupt Entities.

        In May 2002, the Company sold 18.0 million shares of its Class A common stock in an initial public offering at a price of $19.00 per share, receiving aggregate net offering proceeds, net of underwriting discounts, commissions and other offering expenses, of $314.8 million.

        On March 28, 2003, Regal acquired selected theatre operations of Hoyts representing a total of 52 theatres and 554 screens located in 10 states in the Northeastern United States, pursuant to a stock purchase agreement dated February 3, 2003, among Regal, HUSH Holdings U.S. Inc. ("HUSH") and Hoyts for an aggregate purchase price of $213.1 million. The results of operations of the acquired theatre locations have been included in the accompanying consolidated financial statements for the periods subsequent to the acquisition date of March 28, 2003. See Note 3—"Acquisitions" for further discussion of this transaction.

        On May 23, 2003, all outstanding warrants held by Anschutz to purchase a total of 3,928,185 shares of Class B common stock and warrants held by certain other investors to purchase a total of 296,129 shares of Class A common stock were exercised at exercise prices of $8.88 per share. Proceeds from the transactions totaled approximately $37.5 million.

        On June 10, 2003, Regal declared an extraordinary cash dividend of $5.05 per share on its Class A and Class B common stock. Stockholders of record at the close of business on June 20, 2003 were paid this dividend on July 1, 2003. The dividend was recorded as a reduction of retained earnings (reduced to zero as of June 10, 2003) and additional paid-in capital upon declaration. Sources used to fund the approximate $716.0 million extraordinary dividend included cash on hand of approximately $190.6 million, the net proceeds of $310.8 million from the term loan under the second amended and restated Regal Cinemas senior credit facility and the net proceeds of $214.6 million from the issuance by Regal of $240.0 million 3 3/4% Convertible Senior Notes (the "Convertible Senior Notes"). Concurrent with the issuance of the Convertible Senior Notes, Regal entered into convertible note hedge and warrant transactions with respect to our Class A common stock in order to reduce the potential dilution from conversion of the notes into shares of our Class A common stock. As described further in Note 5—"Debt Obligations," the convertible note hedge and warrant economically allow us to acquire sufficient Class A common shares from our counterparty to meet our obligation to deliver Class A common shares upon conversion by the note holder, unless the Class A common share price exceeds $17.5266 (as of December 29, 2005). When the fair value of our Class A common shares exceeds such price, the equity contracts no longer have an offsetting economic impact, and accordingly will no longer be effective as a hedge of the dilutive impact of possible conversion. The net cost of the convertible note hedge and warrant transactions was approximately $18.8 million and is included as a reduction of stockholders' equity in the consolidated balance sheet. See Note 5 for further description of the related debt facilities and the convertible note hedge and warrant transactions.

        On April 29, 2004, Regal acquired five theatres representing 49 screens in the Northeastern United States. On May 5, 2004, Regal acquired two additional theatres with 26 screens in the Northeastern United States. On September 30, 2004, Regal acquired 30 theatres comprising 309 screens (including two theatres with 30 screens under construction) in California and Hawaii from Signature Theatres.

The total aggregate cash purchase price for the combined acquisitions totaled approximately $223.6 million, including approximately $196.7 million for the Signature Theatres acquisition, subject to post-closing adjustments. The results of operations of the acquired theatre operations have been included in the Company's consolidated financial statements for periods subsequent to the respective acquisition dates. See Note 3—"Acquisitions" for further discussion of these transactions.

        On May 12, 2004, Regal, along with a newly created subsidiary of Regal Cinemas, Regal Cinemas Bonds Corporation ("RCBC"), completed a cash tender offer and consent solicitation for the $350.0 million aggregate principal amount of the Regal Cinemas 9 3/8% Senior Subordinated Notes due 2012 (the "Senior Subordinated Notes"). Approximately $298.1 million aggregate principal amount of the Senior Subordinated Notes were purchased, with total additional consideration for the tender offer and consent solicitation of approximately $56.3 million being paid to the tendering holders. Regal and RCBC financed the tender offer and consent solicitation with a portion of the proceeds from a refinancing of Regal Cinemas' then existing indebtedness. The refinanced indebtedness consists of a $1,750.0 million senior secured credit facility of Regal Cinemas, including a senior secured term loan facility of approximately $1,650.0 million and a senior secured revolving credit facility of $100.0 million. Upon consummation of the refinancing, Regal recognized a loss on debt extinguishment of approximately $76.1 million. See Note 5—"Debt Obligations" for further discussion of these transactions. On July 15, 2004, the Company purchased an additional $361,000 principal amount of the Senior Subordinated Notes from a third party.

        On May 13, 2004, Regal declared an extraordinary cash dividend of $5.00 per share on each outstanding share of its Class A and Class B common stock. Stockholders of record at the close of business on May 21, 2004 were paid this dividend on June 2, 2004. The dividend was recorded as a reduction of additional paid-in capital upon declaration. A portion of the net proceeds from Regal Cinemas' new $1,750.0 million senior secured credit facility was used to fund the approximate $718.3 million extraordinary dividend. See Note 5—"Debt Obligations" for further description of the new Regal Cinemas senior secured credit facility.

        On July 13, 2004, Regal Cinemas entered into four hedging relationships via four distinct interest rate swap agreements with final maturity terms ranging from three to five years each. These interest rate swaps were assigned to hedge approximately $800.0 million of variable rate liabilities under the senior secured credit facility. On September 8, 2005, Regal Cinemas entered into an additional hedging relationship via a distinct interest rate swap agreement with a maturity term of four years. This interest rate swap was assigned to hedge an incremental $300.0 million of variable rate liabilities under the Senior Credit Facility. Under the terms of the interest rate swap agreements, Regal Cinemas pays interest at various fixed rates ranging from 3.49% to 4.337% and will receive interest at a variable rate based on the 3-month LIBOR. As of December 29, 2005, the aggregate fair value of the interest rate swaps was determined to be approximately $19.9 million, which has been recorded as a component of "Other Non-Current Assets" with a corresponding amount of $12.1 million, net of tax, recorded to "Accumulated Other Comprehensive Income." The interest rate swaps exhibited no ineffectiveness for the years ended December 29, 2005 and December 30, 2004. See Note 5—"Debt Obligations" for further description of these hedging arrangements.

        On March 29, 2005, Regal and AMC Entertainment Inc. ("AMC") announced the combination of the operations of RCM and AMC's subsidiary, National Cinema Network, Inc. ("NCN"), into a new joint venture company known as National CineMedia, LLC ("National CineMedia"). On July 15, 2005, Cinemark, Inc. ("Cinemark"), through a wholly owned subsidiary, acquired a 20.7% interest in National CineMedia. As a result, Regal CineMedia Holdings, LLC ("RCH"), a wholly owned subsidiary of RCM, owned 49.9% of National CineMedia as of December 29, 2005. National CineMedia provides advertising and event services to Regal's, AMC's and Cinemark's theatres, respectively. Pursuant to the joint venture transaction, AMC and Regal, through their subsidiaries, retained all advertising contracts signed on or before the close of business on March 31, 2005, and Cinemark retained all advertising contracts signed on or before the close of business on July 15, 2005, subject to an administrative fee payable to National CineMedia to service such contracts. With respect to advertising contracts entered into by National CineMedia after the close of business on March 31, 2005, AMC and Regal, and with respect to advertising contracts signed after the close of business on July 15, 2005, Cinemark, through their respective theatre exhibition subsidiaries, receive revenue from National CineMedia with respect to advertising and event services at their respective theatres through an agreed upon formula as well as equity in income/loss of National CineMedia. As of December 29, 2005, RCH's investment in National CineMedia totaled approximately $3.2 million. See Note 4—"Formation of National CineMedia, LLC" for further discussion of this joint venture arrangement.

        On April 28, 2005, the Company acquired seven theatres and 76 screens in Maryland, Florida, Pennsylvania and Virginia from R/C Theatres. On July 21, 2005, the Company acquired 21 theatres and 230 screens in Florida, North Carolina and South Carolina from Eastern Federal Corporation. The total aggregate purchase price for the combined acquisitions totaled approximately $156.7 million, including $125.2 million for the Eastern Federal Corporation acquisition, subject to post-closing adjustments. The results of operations of the acquired theatre operations have been included in the Company's consolidated financial statements for periods subsequent to the respective acquisition dates. See Note 3—"Acquisitions" for further discussion of these transactions.

        On October 11, 2005, UATC entered into a purchase and sale agreement with Boardwalk Ventures, LLC ("Boardwalk") to sell a total of 5 theatres and 37 screens in Mississippi and Louisiana for cash in the amount of approximately $5.5 million. The disposition was completed on November 4, 2005. Pursuant to the purchase and sale agreement, Boardwalk was also granted the right to purchase 5 theatres and 28 screens in Mississippi and Louisiana for $4.9 million in cash.

        As further discussed in Note 9—"Capital Stock and Stock-Based Compensation," during the second fiscal quarter of 2005, the Company repurchased 520,386 shares of its outstanding Class A common stock at an aggregate cost of approximately $10.0 million. In addition, Regal paid four quarterly cash dividends of $0.30 per share on each outstanding share of the Company's Class A and Class B common stock, including outstanding restricted stock (see Note 9—"Capital Stock and Stock-Based Compensation"), or approximately $175.9 million in the aggregate, during the year ended December 29, 2005.

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Principles of Consolidation

        The consolidated financial statements include the accounts of Regal and its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation. The portion of United Artists equity relating to shares not owned by the Company and the related earnings or losses were included in minority interest.

  Revenue Recognition

        Revenues are generated principally through admissions and concessions sales with proceeds received in cash at the point of sale. Other operating revenues consist primarily of product advertising (including vendor marketing programs) and other ancillary revenues which are recognized as income in the period earned. The Company recognizes payments received attributable to the marketing and advertising services provided by the Company under certain vendor programs as revenue in the period in which the related impressions are delivered. Such impressions are measured by the concession product sales volume, which is a mutually agreed upon proxy of attendance and reflects the Company's marketing and advertising services delivered to its vendors. Proceeds received from advance ticket sales and gift certificates are recorded as deferred revenue. The Company recognizes revenue associated with gift certificates and advanced ticket sales at such time as the items are redeemed, they expire or redemption becomes unlikely. The determination of the likelihood of redemption is based on an analysis of the Company's historical redemption trends.

  Cash Equivalents

        The Company considers all unrestricted highly liquid debt instruments and investments purchased with an original maturity of three months or less to be cash equivalents. At December 29, 2005, the Company held substantially all of its cash in temporary cash investments in the form of certificates of deposit and variable rate investment accounts with major financial institutions.

  Inventories

        Inventories consist of concession products and theatre supplies. The Company states inventories on the basis of first-in, first-out (FIFO) cost, which is not in excess of net realizable value.

  Property and Equipment

        The Company states property and equipment at cost. Major renewals and improvements are capitalized, while maintenance and repairs which do not improve or extend the lives of the respective assets, are expensed currently. Gains and losses from disposition of property and equipment are included in income and expense when realized. The Company records depreciation and amortization using the straight-line method over the following estimated useful lives:

Buildings	20-30 years
Equipment	3-20 years
Leasehold improvements	Lesser of term of lease or asset life

        As of December 29, 2005 and December 30, 2004, included in property and equipment is $111.2 million and $109.8 million, respectively, of assets accounted for under capital leases and lease financing arrangements, net of accumulated depreciation of $28.8 million and $23.8 million, respectively. The Company records amortization using the straight-line method over the shorter of the lease terms or the estimated useful lives noted above.

  Goodwill

        The changes in the carrying amount of goodwill for the years ended December 29, 2005 and December 30, 2004 are as follows (in millions):

	Year ended December 29, 2005	Year ended December 30, 2004
Balance at beginning of year	$213.6	$197.3
Acquisitions	2.9	2.1
Adjustments related to certain pre-acquisition deferred tax assets	5.6	13.7
Other	1.7	0.5

Balance at end of year	$223.8	$213.6

        SFAS No. 142, "Goodwill and Other Intangible Assets," became effective for the Company in the first quarter of fiscal 2002. This standard revised the financial accounting and reporting for goodwill and certain intangible assets. Among the revisions were the discontinuation of the amortization of goodwill and certain intangible assets and the periodic testing (at least annually) for the impairment of goodwill at a reporting unit level and additional financial statement disclosures. The Company has identified its reporting units under SFAS No. 142 to be the designated market areas in which the Company conducts its theatre operations. The fair value of the Company's identified reporting units were estimated using the expected present value of associated future cash flows and market values of the underlying theatres within each reporting unit. The Company's annual goodwill impairment assessments for the years ended December 29, 2005 and December 30, 2004 indicated that the fair value of its reporting units exceeded their carrying value and therefore, goodwill was not deemed to be impaired.

  Impairment of Long-Lived Assets

        The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amounts of the assets may not be fully recoverable. The Company generally evaluates assets for impairment on an individual theatre basis, which management believes is the lowest level for which there are identifiable cash flows. If the sum of the expected future cash flows, undiscounted and without interest charges, is less than the carrying amount of the assets, the Company recognizes an impairment charge in the amount by which the carrying value of the assets exceeds their fair market value. The fair value of assets is determined using the present value of the estimated future cash flows or the expected selling price less selling costs for assets of which the Company expects to dispose. This analysis resulted in the recording of impairment charges of $13.7 million, $3.5 million and $1.6 million for the years ended December 29, 2005, December 30, 2004 and January 1, 2004.

  Debt Acquisition Costs

        Other non-current assets include debt acquisition costs, which are deferred and amortized over the terms of the related agreements using a method that approximates the effective interest method. Debt acquisition costs as of December 29, 2005 and December 30, 2004 were $32.3 million and $31.7 million, respectively, net of accumulated amortization of $9.8 million and $4.6 million, respectively. Approximately $23.2 million of debt acquisition costs were written off and approximately $18.1 million of new debt acquisition costs were recorded in connection with consummation of the 2004 refinancing transactions described in Note 5—"Debt Obligations."

  Income Taxes

        Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. In addition, income tax rules and regulations are subject to interpretation and require judgment by the Company and may be challenged by the taxation authorities. The Company establishes accruals relative to tax uncertainties that we deem to be probable of loss and that can be reasonably estimated. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The Company records a valuation allowance if it is deemed more likely than not that its deferred income tax assets will not be realized.

        The Company expects that certain deferred income tax assets are not more likely than not to be recovered and therefore, has established a valuation allowance. The Company reassesses its need for the valuation allowance for its deferred income taxes on an ongoing basis. Should the Company realize certain tax assets with a valuation allowance that relate to pre-acquisition periods, goodwill would be reduced.

  Interest Rate Swaps

        Regal Cinemas has entered into hedging relationships via interest rate swap agreements to hedge against interest rate exposure of certain variable rate debt obligations under the Regal Cinemas Senior Secured Credit Facility. The interest rate swaps settle any accrued interest for cash on the last day of each calendar quarter, until expiration. At such dates, the differences to be paid or received on the interest rate swaps will be included in interest expense. The interest rate swaps qualify for cash flow hedge accounting treatment in accordance with SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," and as such, the change in the fair values of the interest rate swaps is recorded on the Company's consolidated balance sheet as an asset or liability with the effective portion of the interest rate swaps' gains or losses reported as a component of other comprehensive income (loss) and the ineffective portion reported in earnings. As interest expense is accrued on the debt obligation, amounts in accumulated other comprehensive income/loss related to the interest rate swaps will be reclassified into earnings to obtain a net cost on the debt obligation equal to the effective yield of the fixed rate of each swap. The fair value of the Company's interest rate swaps is based on dealer quotes, and represents an estimate of the amounts Regal Cinemas would receive or pay to terminate the agreements taking into consideration various factors, including current interest rates.

  Deferred Revenue

        Deferred revenue relates primarily to vendor programs, gift certificates and advance ticket sales, and is recognized as revenue as described above in this Note 2 under "Revenue Recognition."

  Deferred Rent

        The Company recognizes rent on a straight-line basis after considering the effect of rent escalation provisions resulting in a level monthly rent expense for each lease over its term. The deferred rent liability is included in other non-current liabilities.

  Film Costs

        The Company estimates its film cost expense and related film cost payable based on management's best estimate of the ultimate settlement of the film costs with the distributors. Generally, less than one-third of our quarterly film expense is estimated at period-end. The length of time until these costs are known with certainty depends on the ultimate duration of the film play, but is typically "settled" within two to three months of a particular film's opening release. Upon settlement with our film distributors, film cost expense and the related film cost payable are adjusted to the final film settlement.

  Advertising and Start-Up Costs

        The Company expenses advertising costs as incurred. Start-up costs associated with a new theatre are also expensed as incurred.

  Stock-Based Compensation

        In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation—Transition and Disclosure." SFAS No. 148 amends SFAS No. 123, "Accounting for Stock-Based Compensation," to provide alternative methods of transition for a voluntary change to SFAS No. 123's fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 and APB Opinion No. 28, "Interim Financial Reporting," to require disclosure in the summary of significant accounting policies of the effects of an entity's accounting policy with respect to stock-based employee compensation on reported net income and earnings per share in annual and interim financial statements. Under SFAS No. 123, entities are permitted to recognize as expense the fair value of all stock-based awards on the date of grant over the vesting period and alternatively allows entities to continue to apply the provisions of APB Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations, and provide pro forma net income or loss and earnings or loss per share disclosures as if the fair-value-based method defined in SFAS No. 123 had been applied.

        The Company has elected to continue accounting for its stock option grants under its 2002 Stock Incentive Plan (the "Incentive Plan") using the intrinsic value method in accordance with the provisions of APB No. 25, which requires compensation costs to be recognized for the excess of the fair value of options on the date of grant over the option exercise price. Had the fair value of options granted under the Stock Incentive Plan described in Note 9—"Capital Stock and Stock Option Plan" been recognized in accordance with SFAS No. 123, as compensation expense on a straight-line basis over the vesting period of the grants, the Company's reported net income and diluted earnings per share would have been recorded in the amounts indicated below (in millions, except per share data):

	Year ended December 29, 2005	Year ended December 30, 2004	Year ended January 1, 2002
Net income available to common stockholders, as reported:	$91.8	$82.5	$185.4
Less: additional stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(0.6)	(2.9)	(3.0)

Pro forma net income	$91.2	$79.6	$182.4

Basic earnings per share:
As reported	$0.63	$0.57	$1.34
Pro forma	0.62	0.55	1.32
Diluted earnings per share:
As reported	$0.59	$0.55	$1.30
Pro forma	0.59	0.53	1.28

        The pro forma results do not purport to indicate the effects on reported net income for recognizing compensation expense that is expected to occur in future years. The fair value of each option grant is estimated on the date of grant using (1) the minimum value method for options granted prior to the exchange transaction and (2) the Black-Scholes option pricing model for the exchanged options and all options issued after the exchange transaction.

        The weighted-average grant-date fair value of options granted in 2005, 2004 and 2003 were estimated using the Black-Scholes option pricing model with the following assumptions:

	Year ended December 29, 2005(1)	Year ended December 30, 2004	Year ended January 1, 2004
Risk-free interest rate	—%	4.3%	3.0-3.9%
Expected life (years)	—	7.5	7.5
Expected volatility	—	0.39	0.38-0.39
Expected dividend yield	—%	4.5%	3.0%
Weighted average grant date fair value	$—	$5.01	$6.36

(1)
No stock options were granted during the year ended December 29, 2005.

  Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates include those related to film costs, property and equipment, goodwill, income taxes and purchase accounting. Actual results could differ from those estimates.

  Segments

        As of December 30, 2004, we managed our business under two reportable segments—theatre exhibition operations and Regal CineMedia. As a result of the formation of National CineMedia, LLC described in Note 4—"Formation of National CineMedia, LLC," the Company determined that Regal CineMedia no longer qualifies as a reportable segment under SFAS No. 131, "Disclosures about Segments of Enterprise and Related Information," the established standards for reporting information about operating segments in financial statements. Accordingly, as of December 29, 2005, the Company managed its business under one reportable segment: theatre exhibition operations.

  Comprehensive Income

        Total comprehensive income for the years ended December 29, 2005 and December 30, 2004 was $108.9 million and $77.5 million, respectively. Total comprehensive income consists of net income and other comprehensive income (loss), net of tax, related to the change in the aggregate unrealized gain (loss) on the Company's interest rate swap arrangements during each of the years ended December 29, 2005 and December 30, 2004. The Company's interest rate swap arrangements are further described in Note 5—"Debt Obligations."

        Net income and comprehensive income were the same for the year ended January 1, 2004.

  Reclassifications

        Certain reclassifications have been made to the 2003 and 2004 consolidated financial statements to conform to the 2005 presentation.

  Recent Accounting Pronouncements

        In December 2004, the FASB issued Statement of Financial Accounting Standards No. 123 (revised 2004), "Share-Based Payment" ("FAS 123R") that addresses the accounting for share-based payment transactions in which an enterprise receives employee services in exchange for either equity instruments of the enterprise or liabilities that are based on the fair value of the enterprise's equity instruments or that may be settled by the issuance of such equity instruments. FAS 123R eliminates the ability to account for share-based compensation transactions, as the Company does currently, using the intrinsic value method prescribed by Accounting Principles Board, or APB, Opinion No. 25, "Accounting for Stock Issued to Employees," and generally requires that such transactions be accounted for using a fair-value-based method and recognized as expenses in the Company's consolidated statement of income rather than disclose the impact on the Company's consolidated net income within the Company's footnotes. FAS 123R requires companies to assess the most appropriate model to calculate the value of the options. The Company currently utilizes the Black-Scholes valuation model to value its stock options. In addition, there are a number of other requirements under the new standard that would result in different accounting treatment than currently required. These differences include, but are not limited to, the accounting for the tax benefit on employee stock options and restricted stock awards issued under the Incentive Plan, and the presentation of such tax benefits within the consolidated statement of cash flows. In addition to the appropriate fair value model to be used for valuing share-based payments, the Company will also be required to determine the transition method to be used at date of adoption. The allowed transition methods are the modified prospective and modified retroactive adoption alternatives. The modified prospective method requires that compensation expense be recorded for all unvested stock options and restricted stock at the beginning of the first quarter of adoption of FAS 123R, while the retroactive method requires companies to record compensation expense for all unvested stock options and restricted stock beginning with the first disclosed period restated. The effective date of FAS 123R for the Company's consolidated financial statements is December 30, 2005.

        The Company adopted FAS 123R effective December 30, 2005 and expects to apply the modified prospective approach. The Company is currently evaluating the impact FAS 123R will have on its consolidated financial position, cash flows and results of operations.

        In May 2005, the FASB issued Statement of Financial Accounting Standards No. 154, "Accounting Changes and Error Corrections a replacement of APB Opinion No. 20 and FASB Statement No. 3" (FAS 154), which requires retrospective application to prior periods' financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. It also requires that a change in depreciation, amortization, or depletion method for long-lived, nonfinancial assets be accounted for as a change in accounting estimate affected by a change in accounting principle. The Company is not currently contemplating an accounting change which would be impacted by FAS 154.

3.    ACQUISITIONS

  Acquisition of R/C Theatres and Eastern Federal Corporation Theatres

        On April 28, 2005, the Company acquired seven theatres comprising 76 screens in Maryland, Florida, Pennsylvania and Virginia from R/C Theatres. On July 21, 2005, the Company acquired 21 theatres and 230 screens in Florida, North Carolina and South Carolina from Eastern Federal Corporation. The total aggregate cash purchase price for the combined acquisitions totaled approximately $156.7 million, including $125.2 million for the Eastern Federal Corporation acquisition, subject to post-closing adjustments. The transactions have been accounted for using the purchase method of accounting and, accordingly, the purchase price has been allocated to the assets acquired and liabilities assumed for each of the respective theatre locations based on their estimated fair values at the dates of acquisition, with the remaining balance allocated to goodwill. The allocation of the purchase price is based on management's judgment after evaluating several factors, including an independent third party appraisal of certain Eastern Federal Corporation fee properties. The results of operations of the acquired theatre operations have been included in the Company's consolidated financial statements for periods subsequent to the respective acquisition dates.

        The following is a summary of the preliminary allocation of the aggregate cash purchase price to the estimated fair values of the assets acquired and liabilities assumed at the respective dates of acquisition (in millions):

Current assets	$0.2
Property and equipment, net	157.8
Goodwill	2.9
Current liabilities	(4.2)

Total purchase price	$156.7

  Acquisition of Signature Theatres and Other Fiscal 2004 Acquisitions

        On April 29, 2004, Regal acquired five theatres representing 49 screens in the Northeastern United States. On May 5, 2004, Regal acquired two additional theatres with 26 screens in the Northeastern United States. On September 30, 2004, Regal acquired 30 theatres comprising 309 screens (including two theatres with 30 screens under construction) in California and Hawaii from Signature Theatres. The total aggregate cash purchase price for the combined acquisitions totaled approximately

$223.6 million, including approximately $196.7 million for the Signature Theatres acquisition. The transactions have been accounted for using the purchase method of accounting and, accordingly, the purchase price has been allocated to the assets acquired and liabilities assumed for each of the respective theatre locations based on their estimated fair values at the date of acquisition, with the remaining balance allocated to goodwill. The results of operations of the acquired theatre operations have been included in the Company's consolidated financial statements for periods subsequent to the respective acquisition dates.

        The following is a summary of the allocation of the aggregate cash purchase price to the estimated fair values of the assets acquired and liabilities assumed at the respective dates of acquisition (in millions):

Current assets	$0.1
Land	1.0
Buildings, leasehold improvements and equipment, net	212.5
Goodwill	2.1
Other non-current assets	15.7
Current liabilities	(5.1)
Other non-current liabilities	(2.7)

Total purchase price	$223.6

        The following unaudited pro forma results of operations for the years ended December 29, 2005 and December 30, 2004 assume the above acquisitions occurred as of the beginning of fiscal 2004. The pro forma results have been prepared for comparative purposes only and do not purport to indicate the results of operations which would actually have occurred had the combination been in effect on the dates indicated, or which may occur in the future.

	Year Ended December 29, 2005	Year Ended December 30, 2004
	(in millions except per share amounts)
Revenues	$2,553.6	$2,647.8
Income from operations	272.3	334.1
Net income	93.4	90.6
Earnings per share
Basic:	0.64	0.63
Diluted:	0.61	0.61

  Acquisition of Hoyts Cinemas Corporation

        On March 28, 2003, Regal acquired 52 Hoyts theatres representing 554 screens located in 10 states in the Northeastern United States, pursuant to a stock purchase agreement dated February 3, 2003, among Regal, HUSH Holdings U.S. Inc. ("HUSH") and Hoyts. The purchase price of approximately $213.1 million included cash of approximately $100.0 million, the issuance of 4,761,904 shares of Regal's Class A common stock to HUSH with an aggregate fair value of $88.1 million as of the date of issuance, and the assumption of certain capital lease and other obligations with an aggregate fair value of approximately $25.0 million. The value of the 4,761,904 Class A common shares issued was determined based on the closing market price of Regal's common shares on February 4, 2003, the date on which the terms of the acquisition were agreed to and announced. The transaction was accounted for using the purchase method of accounting and, accordingly, the purchase price was allocated to the assets acquired and liabilities assumed for each of the respective theatre locations based on their estimated fair values at the date of acquisition, with the remaining balance allocated to goodwill. The results of operations of the acquired theatre operations have been included in the accompanying consolidated financial statements for the periods subsequent to the acquisition date of March 28, 2003.

        The following is a summary of the allocation of the purchase price to the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition (in millions):

Current assets	$1.1
Buildings, leasehold improvements and equipment, net	200.2
Goodwill	0.9
Deferred income tax asset	33.0
Other assets	0.2
Current liabilities	(22.0)
Other liabilities	(0.3)

Total purchase price	$213.1

4.    FORMATION OF NATIONAL CINEMEDIA, LLC

        On March 29, 2005, Regal and AMC announced the combination of the operations of RCM and AMC's subsidiary, NCN, into a new joint venture company known as National CineMedia. National CineMedia focuses on the expansion of ancillary businesses, such as in-theatre advertising and the creation of complementary business lines that leverage the existing operating personnel, asset and customer bases of its theatrical exhibition partners, which includes us, AMC and Cinemark. National CineMedia is, subject to limited exceptions, the exclusive provider of advertising and event services to Regal's and AMC's theatres, respectively.

        As part of the joint venture transaction, on March 29, 2005, RCM and NCN entered into a Contribution and Unit Holders Agreement with National CineMedia pursuant to which, among other things, RCM and NCN agreed to contribute assets to National CineMedia and National CineMedia agreed to assume specified liabilities of RCM and NCN in consideration for the issuance of equity units by National CineMedia to RCH and NCN, respectively. The assets contributed to National CineMedia by RCM included fixed assets and agreements as well as approximately $1.3 million in cash. On July 15, 2005, Cinemark, through a wholly owned subsidiary, acquired a 20.7% interest in National CineMedia. As of December 29, 2005, RCM's wholly owned subsidiary, RCH, owned 49.9% of the Class A Units of National CineMedia, NCN owned 29.4% of the Class A Units of National CineMedia and Cinemark owned 20.7% of the Class A Units of National CineMedia. The Company accounts for its investment in National CineMedia using the equity method of accounting and did not recognize any gain or loss resulting from the initial formation of National CineMedia due to the Company's continued involvement in the operations of National CineMedia. As of December 29, 2005, RCH's investment in National CineMedia totaled approximately $3.2 million. Such investment is presented as a component of "Other Non-Current Assets" on the accompanying consolidated balance sheet as of December 29, 2005.

        In addition, on March 29, 2005, RCM, AMC's subsidiary, American Multi-Cinemas, Inc., and National CineMedia entered into a Software License Agreement, which was amended and restated on July 15, 2005 pursuant to Cinemark's participation in National CineMedia, in connection with the licensing of software and related rights ancillary to the use of such software to National CineMedia for the conduct of its business. Pursuant to the other documents entered into in connection with the joint venture transaction, AMC and Regal, through their subsidiaries, retained all advertising contracts signed on or before the close of business on March 31, 2005, and Cinemark retained all advertising contracts signed on or before the close of business on July 15, 2005, subject to a 35% administrative fee payable to National CineMedia to service such contracts. For the year ended December 29, 2005, administrative fees paid to National CineMedia totaled $22.5 million. Revenues and expenses attributable to these advertising contracts are recorded as a component of other operating revenues and other operating expenses in the Company's financial statements. For contracts signed by National CineMedia after the close of business on March 31, 2005, AMC and Regal, and with respect to advertising contracts signed after the close of business on July 15, 2005, Cinemark, through their respective theatre exhibition subsidiaries, receive revenue from National CineMedia with respect to advertising and event services at their respective theatres through an agreed upon formula as well as equity in income/loss of National CineMedia. Such formula is based on the weighted average number of screens owned by and the number of theatre patrons of the applicable exhibitor's theatres for any measurement period. During the year ended December 29, 2005, the Company recorded $16.3 million of net revenues derived from these contracts, which are presented as a component of other operating revenues in the Company's financial statements. For the year ended December 29, 2005, the Company recorded approximately $1.5 million of equity in income of National CineMedia related to this joint venture. In addition, as of December 29, 2005, approximately $14.9 million and $2.8 million due from/to National CineMedia were included in "Trade and other receivables, net" and "Accounts payable," respectively.

        In connection with the formation of National CineMedia, on May 11, 2005, Regal Cinemas, Inc. ("RCI") adopted and approved the RCI Severance Plan For Equity Compensation (the "Severance Plan"). Participation in the Severance Plan is limited to employees of RCM, who held an unvested option to purchase shares of Regal's Class A common stock or shares of Regal's restricted Class A common stock pursuant to the terms of the Incentive Plan immediately prior to such employee's termination of employment with RCM and commencement of employment with National CineMedia. Each employee's termination of employment with RCM was effective as of the close of business on May 24, 2005 and commencement of employment with National CineMedia was effective as of the next business day on May 25, 2005. Under the terms of and subject to the conditions of the Severance Plan, each eligible employee who participates in the Severance Plan (a "Participant") is, at the times set forth in the Severance Plan, entitled to a cash payment equal to (1) with respect to each unvested stock option held on May 24, 2005, the difference between the exercise price of such unvested option and $20.19 (the fair market value of a share of Regal's Class A common stock on May 24, 2005 as calculated pursuant to the terms of the Severance Plan) and (2) with respect to each unvested share of restricted stock, $20.19 (the fair market value of a share of Regal's Class A common stock on May 24, 2005 as calculated pursuant to the terms of the Severance Plan). In addition, the Severance Plan provides that each Participant who held unvested shares of restricted stock on May 24, 2005 will be entitled to receive payments in lieu of dividend distributions in an amount equal to the per share value of dividends paid on Regal's Class A common stock times the number of shares of such restricted stock. Each such Participant will receive these payments in lieu of dividend distributions until the date that each such Participant's restricted stock would have vested in accordance with the Incentive Plan. Solely for purposes of the calculation of such payments with respect to restricted stock, in the event of any stock dividend, stock split or other change in the corporate structure affecting Regal's Class A common stock, there shall be an equitable proportionate adjustment to the number of shares of restricted stock held by each Participant immediately prior to his or her termination of employment with RCM.

        Each Participant's cash payment will vest according to the year and date on which such unvested options and restricted stock held by such Participant would have vested pursuant to the terms of the Incentive Plan and the related award agreement had employment with RCM not ceased. The total cost of the Severance Plan, including payments in lieu of dividend distributions on restricted stock, is estimated to be in the range of approximately $15.0 million to $16.0 million. Pursuant to the terms of the National CineMedia arrangements, approximately $4.0 million of such costs associated with the Severance Plan will be funded by National CineMedia. As the Severance Plan provides for payments over future periods that are contingent upon continued employment with National CineMedia, the cost of the Severance Plan will be recorded as an expense over the remaining required service periods. During the year ended December 29, 2005, the Company recorded total severance expense of approximately $7.4 million, including approximately $0.1 million of payments in lieu of dividends, related to the Severance Plan during the year ended December 29, 2005.

        As part of the joint venture transaction, RCH, NCN and Cinemark, or their respective affiliates, entered into a number of ancillary agreements, including a Limited Liability Company Operating Agreement, as amended (the "Operating Agreement"), in order to set forth their respective rights and obligations as members in connection with their interests in National CineMedia. The Operating Agreement provides that the board of directors of National CineMedia consist of ten members including three directors designated by NCN, three directors designated by RCH, three directors designated by Cinemark's wholly owned subsidiary, and Kurt Hall, the Chairman and Chief Executive Officer of National CineMedia. The Operating Agreement also provides that all actions of National CineMedia's board of directors require the vote of nine directors.

        Summarized condensed financial information for National CineMedia as of and for the year ended December 29, 2005 is as follows:

Balance Sheet Information (in millions):

December 29, 2005(1)
Assets:
Current assets	$37.6
Non-current assets	11.2
Liabilities:
Current liabilities	$38.4
Non-current liabilities	—
Members' capital	10.4

(1)
As of December 29, 2005, RCH's investment in National CineMedia totaled approximately $3.2 million.

Income Statement Information (in millions):

From April 1, 2005 (inception) through December 29, 2005(2)
Total revenues	$98.8
Operating expenses	58.0
Other expenses	38.6
Net income	2.2

(2)
For the year ended December 29, 2005, the Company recorded approximately $1.5 million of equity in income of National CineMedia.

5.    DEBT OBLIGATIONS

        Debt obligations at December 29, 2005 and December 30, 2004 consist of the following (in millions):

	December 29 2005	December 30, 2004
	(In millions)
Regal 3 3/4% Convertible Senior Notes	$240.0	$240.0
Regal Cinemas Senior Credit Facility	1,575.9	1,591.9
Regal Cinemas 9 3/8% Senior Subordinated Notes	51.5	51.5
Lease financing arrangements, 3.3% to 12.3%, maturing in various installments through January 2021	92.6	93.8
Capital lease obligations, 8.5% to 10.3%, maturing in various installments through December 2017	23.5	24.5
Other	1.0	4.1

Total debt obligations	1,984.5	2,005.8
Less current portion	(260.4)	(260.2)

Total debt obligations, net of current maturities	$1,724.1	$1,745.6

        Regal 3 3/4% Convertible Senior Notes—On May 28, 2003, Regal issued $240.0 million aggregate principal amount of 3 3/4% Convertible Senior Notes due May 15, 2008 (the "Convertible Senior Notes"). Interest on the Convertible Senior Notes is payable semi-annually in arrears on May 15 and November 15 of each year, beginning November 15, 2003. The Convertible Senior Notes are senior unsecured obligations of Regal and rank on parity with all of our existing and future senior unsecured indebtedness and prior to all of our subordinated indebtedness. The Convertible Senior Notes are effectively subordinated to all of our future secured indebtedness to the extent of the assets securing that indebtedness and to any indebtedness and other liabilities of our subsidiaries. None of our subsidiaries have guaranteed any of our obligations with respect to the Convertible Senior Notes. On or after May 15, 2007, our note holders will have the option to convert their Convertible Senior Notes, in whole or in part, into shares of our Class A common stock at any time prior to maturity, subject to certain limitations, unless previously purchased by us at the note holder's option upon a change in control, at the December 29, 2005 conversion price of $15.1897 per share (which conversion price has been adjusted pursuant to the antidilution provisions of the Convertible Senior Notes in connection with the payment by Regal of dividends on its common stock). Prior to May 15, 2007, our note holders will have the right, at their option, to convert their Convertible Senior Notes, in whole or in part, into shares of our Class A common stock, subject to certain limitations, unless previously purchased by us at the note holder's option upon a change in control, at the December 29, 2005 conversion price of $15.1897 per share, subject to further adjustments described below, if:

  •
  the closing sale price of our Class A common stock on the previous trading day was 110% or more of the then current conversion price;

  •
  we distribute to all or substantially all holders of our common stock certain rights entitling them to purchase common stock at less than the closing sale price of our Class A common stock on the day preceding the declaration of such distribution;

  •
  other than the extraordinary dividend paid on July 1, 2003, we distribute to all or substantially all holders of our common stock cash or other assets, debt securities or certain rights to purchase our securities, which distribution has a per share value as determined by our board of directors exceeding 10% of the closing sale price of our Class A common stock on the day preceding the declaration for such distribution;

  •
  we become a party to a consolidation, merger or sale of all or substantially all of our assets or a change in control occurs, in each case, pursuant to which our common stock would be converted into cash, stock or other property unless, in the case of a consolidation or merger, all of the consideration, excluding cash payments for fractional shares and cash payments made pursuant to dissenters' appraisal rights, in such merger or consolidation consists of shares of common stock, American Depositary Shares or other certificates representing common equity interests traded on a United States national securities exchange or quoted on The NASDAQ Stock Market, or will be so traded or quoted when issued or exchanged in connection with such merger or consolidation, and as a result of such merger or consolidation the Convertible Senior Notes become convertible solely into such common stock or other certificates representing common equity interests; or

  •
  after any five consecutive trading-day period in which the average of the trading prices for the Convertible Senior Notes for that five trading-day period was less than 100% of the average of the conversion values for the Convertible Senior Notes during that period.

        At the December 29, 2005 conversion price of $15.1897 per share, each $1,000 of aggregate principal amount of Convertible Senior Notes is convertible into approximately 65.8341 shares of our Class A common stock. Upon conversion, we may elect to deliver cash in lieu of shares of Class A common stock or a combination of cash and shares of Class A common stock. As explained below, with respect to the par amount of the conversion obligation, we intend to deliver cash to note holders upon conversion. The conversion price and the number of shares delivered on conversion are subject to adjustment upon certain events.

        In connection with the issuance of the Convertible Senior Notes, we used approximately $18.8 million of the net proceeds of the offering to enter into convertible note hedge and warrant transactions with respect to our Class A common stock to reduce the potential dilution from conversion of the Convertible Senior Notes. Under the terms of the convertible note hedge arrangement (the "Convertible Note Hedge") with Credit Suisse First Boston ("CSFB"), we paid $36.2 million for a forward purchase option contract under which we are entitled to purchase from CSFB a fixed number of shares of our Class A common stock (at a December 29, 2005 price per share of $15.1897). In the event of the conversion of the Convertible Senior Notes, this forward purchase option contract allows us to purchase, at a fixed price equal to the implicit conversion price of shares issued under the Convertible Senior Notes, a number of shares equal to the shares that we issue to a note holder upon conversion. Settlement terms of this forward purchase option allow the Company to elect cash or share settlement based on the settlement option it chooses in settling the conversion feature of the Convertible Senior Notes. We accounted for the Convertible Note Hedge pursuant to the guidance in EITF 00-19, "Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in a Company's Own Stock." Accordingly, the $36.2 million purchase price of the forward stock purchase option contract was recorded as a reduction of consolidated stockholders' equity.

        We also sold to CSFB a warrant (the "Warrant") to purchase shares of our Class A common stock. The Warrant is currently exercisable for 15,800,108 shares of our Class A common stock at a December 29, 2005 exercise price of $17.5266 per share (which exercise price has been adjusted pursuant to the antidilution provisions of the Warrant in connection with the payment by Regal of dividends on its common stock). We received $17.4 million cash from CSFB in return for the sale of this forward share purchase option contract. CSFB cannot exercise the Warrant unless and until a conversion event occurs. We have the option of settling the Warrant in cash or shares of our Class A common stock. We accounted for the sale of the Warrant as the sale of a permanent equity instrument pursuant to the guidance in EITF 00-19. Accordingly, the $17.4 million sales price of the forward stock purchase option contract was recorded as a credit to consolidated stockholders' equity.

        The Convertible Note Hedge and the Warrant allow us to acquire sufficient Class A common shares from CSFB to meet our obligation to deliver Class A common shares upon conversion by the note holder, unless the Class A common share price exceeds $17.5266 (as of December 29, 2005). When the fair value of our Class A common shares exceeds such price, the equity contracts no longer have an offsetting economic impact, and accordingly will no longer be effective as a hedge of the dilutive impact of possible conversion.

        The Convertible Senior Notes allow us to settle any conversion, and we have the intent to settle any conversion, by remitting to the note holder the accreted value of the note in cash plus the conversion spread (the excess conversion value over the accreted value) in either cash, shares of our Class A common stock or a combination of stock and cash. The accounting for convertible debt with such settlement features is addressed in the consensus reached by the EITF with respect to the accounting for Instrument C as set forth in EITF 90-19, "Convertible Bonds with Issuer Option to Settle for Cash Upon Conversion." It is our intent to settle the Convertible Senior Notes' conversion obligations consistent with Instrument C. Because the accreted value of the Convertible Senior Notes will be settled for cash upon the conversion, only the conversion spread (the excess conversion value over the accreted value), which may be settled in stock, will result in potential dilution in our earnings-per-share computations.

        On December 29, 2005, the closing sale price of our Class A common stock was $19.05, which exceeded 110% of the then December 29, 2005 conversion price of $15.1897. Accordingly, as of December 29, 2005, our note holders held the right, at their option, to convert their Convertible Senior Notes, in whole or in part, into shares of our Class A common stock, subject to certain limitations, at the conversion price of $15.1897. This conversion option, coupled with the Company's stated policy to settle any conversion by remitting to the note holder the accreted value of the note in cash, resulted in the classification of the $240.0 million principal amount of the Convertible Senior Notes as a current liability on the accompanying consolidated balance sheet as of December 29, 2005. The future balance sheet classification of this liability (i.e., current versus non-current presentation) will be monitored at each quarterly reporting date, and will be determined based on an analysis of the various conversion rights described above.

        On March 28, 2005, one of the holders of the Convertible Senior Notes exercised its conversion right with respect to $1,000 principal amount of the notes held by it, and the Company settled the entire conversion in cash. On April 5, 2005, the Company filed a complaint in the Delaware Court of Chancery to resolve a question that has arisen about the terminology used in the Indenture regarding the Convertible Senior Notes' conversion price adjustment mechanism. See Note 8—"Commitments and Contingencies" for further discussion of this matter.

        Regal Cinemas 9 3/8% Senior Subordinated Notes—On January 29, 2002, Regal Cinemas issued $200.0 million aggregate principal amount of 9 3/8% Senior Subordinated Notes due 2012 (the "Senior Subordinated Notes"). Interest on the Senior Subordinated Notes is payable semi-annually on February 1 and August 1 of each year, and the Senior Subordinated Notes mature on February 1, 2012. The Senior Subordinated Notes are guaranteed by most of Regal Cinemas' existing subsidiaries and are unsecured, ranking behind Regal Cinemas' obligations under its Senior Credit Facility and any future senior indebtedness.

        On April 17, 2002, Regal Cinemas sold an additional $150.0 million principal amount of the Senior Subordinated Notes, which were issued under the indenture pursuant to which Regal Cinemas sold its Senior Subordinated Notes in January 2002.

        Regal Cinemas has the option to redeem the Senior Subordinated Notes, in whole or in part, at any time on or after February 1, 2007 at redemption prices declining from 104.688% of their principal amount on February 1, 2007 to 100% of their principal amount on or after February 1, 2010, plus accrued interest. Upon a change of control, as defined in the indenture pursuant to which the Senior Subordinated Notes were issued, Regal Cinemas is required to offer to purchase the Senior Subordinated Notes at a purchase price equal to 101% of their principal amount, plus accrued interest. In addition, the indenture limits Regal Cinemas' and its subsidiaries' ability to, among other things, incur additional indebtedness and pay dividends on or repurchase capital stock.

        On April 15, 2004, Regal and its subsidiary, RCBC, commenced a cash tender offer and consent solicitation for the $350.0 million aggregate principal amount of the Regal Cinemas 9 3/8% Senior Subordinated Notes due 2012. On April 27, 2004, the Company completed its consent solicitation with respect to the Senior Subordinated Notes amending the indenture governing the Senior Subordinated Notes to eliminate substantially all of the restrictive covenants and certain default provisions. Consideration for each $1,000 principal amount of Senior Subordinated Notes tendered was $1,169.05, plus a consent payment of $20.00 per $1,000 principal amount of Senior Subordinated Notes for those holders who properly tendered their Senior Subordinated Notes with a consent on or before April 27, 2004. Such consideration was determined as of April 28, 2004 by reference to a fixed spread above the yield to maturity of the 2.25% U.S. Treasury Note due February 15, 2007. The tender offer was completed on May 12, 2004 and approximately $298.1 million aggregate principal amount of the Senior Subordinated Notes were purchased. Total additional consideration paid for the tender offer and consent solicitation was approximately $56.3 million. The tender offer and consent solicitation were financed with a portion of the proceeds from the Senior Credit Facility described below. Approximately $918.3 million of the proceeds from the Senior Credit Facility, together with a portion of Regal Cinemas' available cash, was distributed by Regal Cinemas to Regal, which used approximately $718.3 million of the proceeds to pay an extraordinary dividend of $5.00 per share to its holders of Class A and Class B common stock on June 2, 2004, as described in Note 1—"The Company and Basis of Presentation." The remaining balance was retained for the fiscal 2004 acquisitions disclosed in Note 3—"Acquisitions" and for general corporate purposes. Upon consummation of the refinancing of Regal Cinemas' senior indebtedness, Regal recognized a loss on debt extinguishment of approximately $76.1 million. On July 15, 2004, the Company purchased an additional $361,000 principal amount of the Senior Subordinated Notes from a third party.

        Regal Cinemas Fourth Amended and Restated Credit Agreement, as Amended—On May 10, 2004, Regal Cinemas entered into the Fourth Amended and Restated Credit Agreement (the "Senior Credit Facility"), with Credit Suisse First Boston, acting through its Cayman Islands Branch, as Administrative Agent, and the other lenders and agents party thereto, filed as an exhibit to the Company's quarterly report on Form 10-Q for the quarter ended July 1, 2004. The Senior Credit Facility consists of a term loan facility (the "Term Facility") in an aggregate principal amount of up to $1,650.0 million and a revolving credit facility in an aggregate principal amount of up to $100.0 million (the "Revolving Facility"). The Revolving Facility has a sublimit of $10.0 million for short term loans and a sublimit of $30.0 million for letters of credit.

        The Term Facility will mature on November 10, 2010 and the Revolving Facility will mature on May 10, 2009. Interest is payable (a) in the case of base rate loans, quarterly in arrears, and (b) in the case of Eurodollar rate loans, at the end of each interest period, but in no event less often than every 3 months. The Term Facility amortizes in equal quarterly installments in an aggregate annual amount equal to 1.0% of the original principal amount of the Term Facility during the first six years thereof, with the balance payable in two equal installments, the first on June 30, 2010 and the second on November 10, 2010. On June 30, 2004, Regal made a $50.0 million voluntary prepayment of the outstanding Term Facility.

        The obligations of Regal Cinemas are secured by, among other things, a lien on substantially all of its tangible and intangible personal property (including but not limited to accounts receivable, inventory, equipment, general intangibles, investment property, deposit and securities accounts, and intellectual property) and certain real property. The obligations under the Senior Credit Facility are also guaranteed by certain subsidiaries of Regal Cinemas and secured by a lien on all or substantially all of such subsidiaries' personal property and certain real property. The obligations are further guaranteed by Regal Entertainment Holdings, Inc., on a limited recourse basis, with such guarantee being secured by a lien on the capital stock of Regal Cinemas.

        As of December 29, 2005, Regal Cinemas had approximately $99.0 million available for drawing under the Revolving Facility. Regal Cinemas also maintains a letter of credit sub-facility of up to $30 million (of which approximately $1.0 million was outstanding as of December 29, 2005), which reduces the availability of the Revolving Facility. During October 2005, Regal Cinemas borrowed approximately $30.0 million under the $100.0 million Revolving Facility provided for under Regal Cinemas' Senior Credit Facility. As of December 29, 2005, Regal Cinemas had repaid all of such borrowings.

        Borrowings under the Senior Credit Facility bear interest, at Regal Cinemas' option, at either a base rate or an adjusted Eurodollar rate plus, in each case, an applicable margin. The base rate is the higher of Prime Rate, as determined by Credit Suisse First Boston, and the Federal Funds Effective Rate plus 0.5%. Regal Cinemas may elect interest periods of 1, 2, 3, 6 or (if available to all lenders) 12 months for the adjusted Eurodollar rate. The applicable margin is determined according to the consolidated leverage ratio of Regal Cinemas and its subsidiaries.

        On July 27, 2004, Regal Cinemas entered into an amendment to the Senior Credit Facility to reduce the interest rate applicable to the Term Facility by 50 basis points. On November 24, 2004, Regal Cinemas entered into a second amendment to the Senior Credit Facility to reduce the interest rate applicable to the Term Facility. Borrowings under the Term Facility and Revolving Facility bear interest, at Regal Cinemas' option, at either an adjusted Eurodollar rate or a base rate plus, in each case, an applicable margin that varies according to Regal Cinemas' leverage ratio. Effective November 24, 2004, the applicable margin for Eurodollar rate term loans was reduced from 2.25% to 2.00% and the applicable margin for base rate term loans was reduced from 1.25% to 1.00%. Subject to certain requirements, the applicable margin on term loans under the Term Facility may be further reduced by 25 basis points if Regal Cinemas maintains a consolidated leverage ratio of 3.0x or less.

        On September 26, 2005, Regal Cinemas entered into a third amendment to the Senior Credit Facility to, among other things, alter the financial covenants to permit the Company future financial flexibility. Pursuant to the third amendment, effective September 26, 2005, Regal Cinemas is required to use 50% of any Consolidated Excess Cash Flow as of the end of each Fiscal Year to prepay loans, unless at the end of each Fiscal Year the Consolidated Leverage Ratio shall be 3:75:1.00 or less, an increase from the current exclusion in the Senior Credit Facility of 3:50:1.00. The Third Amendment also increases the maximum Consolidated Adjusted Leverage Ratio for: (i) Fiscal Year 2005 from 5.75:1.00 to 6.00:1.00, (ii) Fiscal Year 2006 from 5:50:1.00 to 6.00:1.00, (iii) Fiscal Year 2007 from 5.25:1.00 to 5.75:1.00, and (iv) Fiscal Year 2008 from 5.25:1.00 to 5.50:1.00. The maximum Consolidated Adjusted Leverage Ratio for Fiscal Year 2009 and thereafter remains 5.25:1.00. The Third Amendment similarly increased the maximum Consolidated Leverage Ratio for: (i) Fiscal Year 2005 from 3.75:1.00 to 4.00:1.00, (ii) Fiscal Year 2006 from 3.5:1.00 to 4.00:1.00, and (iii) Fiscal Year 2007 and Fiscal Year 2008 from 3.25:1.00 to 3.75:1.00 and 3.50:1.00, respectively. The maximum Consolidated Leverage Ratio for Fiscal Year 2009 and thereafter remains 3.25:1.00. Each of the defined terms used but not defined herein are defined in the Senior Credit Facility and the amendments thereto attached as exhibits to the Company's annual and quarterly reports filed with the Securities and Exchange Commission. As of December 29, 2005, the interest rate on the Term Facility was approximately 6.0%.

        Regal Cinemas may prepay borrowings under the Senior Credit Facility, in whole or in part, in minimum amounts and subject to other conditions set forth in the Senior Credit Facility. Regal Cinemas is required to make mandatory prepayments with:

  •
  50% of excess cash flow, with elimination based upon achievement and maintenance of a leverage ratio of less than 3.75:1.00;

  •
  100% of the net cash proceeds of all asset sales or other dispositions of property by Regal Cinemas and its subsidiaries, subject to certain exceptions (including reinvestment rights);

  •
  100% of the net cash proceeds of issuances of funded debt of Regal Cinemas and its subsidiaries, subject to exceptions; and

  •
  50% of the net cash proceeds of issuances of equity securities by Regal Cinemas, including the net cash proceeds of capital contributions to Regal Cinemas, with elimination based upon achievement and maintenance of a leverage ratio of less than 3.75:1.00.

        The above-described mandatory prepayments are required to be applied pro rata to the remaining amortization payments under the Term Facility. When there are no longer outstanding loans under the Term Facility, mandatory prepayments are to be applied to prepay outstanding loans under the Revolving Facility with no corresponding permanent reduction of commitments under the Revolving Facility.

        The Senior Credit Facility includes several financial covenants including:

  •
  maximum ratios of (i) the sum of funded debt (net of unencumbered cash) plus the product of eight (8) times lease expense to (ii) consolidated EBITDAR (as defined in the Senior Credit Facility) (6.00:1.00 for fiscal 2006 and declining in subsequent periods);

  •
  maximum ratios of funded debt (net of unencumbered cash) to consolidated EBITDA, (4.00:1.00 for fiscal 2006 and declining in subsequent periods);

  •
  minimum ratio of (i) consolidated EBITDAR to (ii) the sum of interest expense plus lease expense of 1.50 to 1.0 throughout the term of the Senior Credit Facility; and

  •
  maximum capital expenditures not to exceed 35% of consolidated EBITDA for the prior fiscal year plus a one-year carryforward for unused amounts from the prior fiscal year.

        The Senior Credit Facility contains customary affirmative covenants including, among other things, maintenance of corporate existence and rights; performance of obligations; delivery of financial statements and other financial information; delivery of notices of default, litigation, ERISA events and material adverse change; maintenance of properties; maintenance of insurance; maintenance of a rating of the Senior Credit Facility by each of Standard & Poor's Ratings Services and Moody's Investors Service, Inc; compliance with laws; inspection of books and properties; further assurances; and payment of taxes.

        The Senior Credit Facility also contains customary negative covenants (subject to exceptions, limitations and baskets) which limit the ability of Regal Cinemas and its subsidiaries to, among other things, incur indebtedness, grant liens, make investments or acquisitions, engage in affiliate transactions, or pay dividends. These limitations will restrict the ability of Regal Cinemas to fund the operations of the Company or any subsidiary of the Company that is not a subsidiary of Regal Cinemas.

        Under the terms of the Senior Credit Facility, Regal Cinemas is restricted as to how much it can advance or distribute to Regal, its indirect parent. Since Regal is a holding company with no significant assets other than its subsidiaries, this restriction could impact Regal's ability to effect future debt or dividend payments, pay corporate expenses or redeem its Convertible Senior Notes.

        The Senior Credit Facility specifies customary events of default including, among other things, nonpayment of principal, interest or other amounts; violation of covenants; incorrectness of representations and warranties in any material respect; cross default and cross acceleration with respect to indebtedness in an aggregate principal amount of $25.0 million or more; bankruptcy; judgments involving liability of $25.0 million or more; ERISA events; actual or asserted invalidity of guarantees or security documents; and change of control.

        Interest Rate Swaps—On July 13, 2004, Regal Cinemas entered into four hedging relationships via four distinct interest rate swap agreements with final maturity terms ranging from three to five years each. These interest rate swaps were assigned to hedge approximately $800.0 million of variable rate liabilities under the Senior Credit Facility. On September 8, 2005, Regal Cinemas entered into an additional hedging relationship via a distinct interest rate swap agreement with a maturity term of four years. This swap was assigned to hedge an incremental $300.0 million of variable rate liabilities under the Senior Credit Facility. Under the terms of the interest rate swap agreements, Regal Cinemas pays interest at various fixed rates ranging from 3.49% to 4.337% and will receive interest at a variable rate based on the 3-month LIBOR. The 3-month LIBOR rate on each reset date determines the variable portion of the interest for cash on the last day of each calendar quarter, until expiration. At such dates, the differences to be paid or received on the interest rate swaps will be included in interest expense. No premium or discount was incurred upon the Company entering into the interest rate swaps, because the pay and receive rates on the interest rate swaps represented prevailing rates for each counterparty at the time the interest rate swaps were entered into. The interest rate swaps prospectively qualified for cash flow hedge accounting treatment in accordance with SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," and as such, the Company has effectively hedged its exposure to variability in the future cash flows attributable to the 3-month LIBOR on approximately $1,100.0 million of the aforementioned credit facility. The change in the fair values of the interest rate swaps is recorded on the Company's consolidated balance sheet as an asset or liability with the effective portion of the interest rate swaps' gains or losses reported as a component of other comprehensive income (loss) and the ineffective portion reported in earnings. As interest expense is accrued on the debt obligation, amounts in accumulated other comprehensive income/loss related to the designated hedging instruments (the five interest rate swaps) will be reclassified into earnings to obtain a net cost on the debt obligation equal to the effective yield of the fixed rate of each swap. The fair value of the Company's interest rate swaps is based on dealer quotes, and represents an estimate of the amounts Regal Cinemas would receive or pay to terminate the agreements taking into consideration various factors, including current interest rates.

        As of December 29, 2005, the aggregate fair value of the five interest rate swaps was determined to be approximately $19.9 million, which has been recorded as a component of "Other Non-Current Assets" with a corresponding amount of $12.1 million, net of tax, recorded to "Accumulated Other Comprehensive Income." The interest rate swaps exhibited no ineffectiveness for the years ended December 29, 2005 and December 30, 2004.

        Lease Financing Arrangements—These obligations primarily represent capitalized lease obligations resulting from the requirements of Emerging Issues Task Force No. 97-10, The Effect of Lessee Involvement in Asset Construction, released in fiscal 1998.

        Maturities of Debt Obligations—The Company's long-term debt and future minimum lease payments for its capital lease obligations and lease financing arrangements are scheduled to mature as follows:

	Long-Term Debt and Other	Capital Leases	Lease Financing Arrangements	Total
	(in millions)
2006	$256.1	$3.3	$13.4	$272.8
2007	16.1	3.4	13.4	32.9
2008	20.2	3.5	13.5	37.2
2009	16.1	3.4	13.5	33.0
2010	1,508.1	3.5	13.7	1,525.3
Thereafter	51.8	20.6	112.4	184.8

	1,868.4	37.7	179.9	2,086.0
Less: interest on capital leases and lease financing arrangements		(14.2)	(87.3)	(101.5)

Totals	$1,868.4	$23.5	$92.6	$1,984.5

6.    SALE-LEASEBACK TRANSACTIONS

  Regal Cinemas, Inc. Sale-Leaseback Transaction

        During the year ended December 30, 2004, Regal Cinemas, Inc. entered into a sale and leaseback transaction involving one of its owned theatres. Under the terms of this transaction, Regal Cinemas, Inc. sold the land and related improvements of the theatre for approximately $11.5 million and leased it back for an initial lease term of approximately 14 years. The Company accounts for this lease as an operating lease. The gain on the transaction of $2.0 million was deferred and is being amortized over the term of the lease agreement.

  Regal Cinemas, Inc. Leveraged Sale and Leaseback

        During 2000, Regal Cinemas, Inc. entered into a sale and leaseback transaction with an unaffiliated third party involving 15 of its owned theatres. Under the terms of this transaction, Regal Cinemas, Inc. sold the land and related improvements of the theatres for $45.2 million and leased them back for an initial lease term of 20 years, with an option to extend it for up to 20 additional years. Regal Cinemas accounts for these leases as operating leases.

  United Artists Leveraged Sale and Leaseback

        In December 1995, UATC entered into a sale and leaseback transaction whereby the land and buildings underlying 27 of its operating theatres and four theatres and a screen addition under development were sold to and leased back from an unaffiliated third party. The transaction requires UATC to lease the underlying theatres for a period of 21 years and one month, with the option to extend for up to an additional 10 years. In conjunction with the transaction, the buyer of the properties issued publicly traded pass-through certificates. UATC amended the lease on March 7, 2001 to allow UATC to terminate the master lease with respect to the obsolete properties, to allow the owner trustee to sell those properties and pay down the underlying debt (at a discount to par through September 2002 and par thereafter) and to reduce the amount of rent paid by UATC on the lease. Included in the 2001 amendment is a $35.0 million cap on the ability to sell properties. Through December 29, 2005, approximately $29.3 million of this cap has been utilized through theatre sales. Several of UATC's properties included in the sale and leaseback transaction have been determined by UATC to be economically obsolete for theatre use. As of December 29, 2005, 16 theatres were subject to the sale leaseback transaction. One property is no longer operational. An evaluation of the remaining theatres is performed on an ongoing basis. Approximately $58.7 million in principal amount of pass-through certificates were outstanding as of December 29, 2005. On October 11, 2005, UATC entered into a purchase and sale agreement with Boardwalk Ventures, LLC to sell a total of 5 theatres and 37 screens in Mississippi and Louisiana for cash in the amount of approximately $5.5 million. One of these theatres is subject to the sale leaseback transaction. The disposition was completed on November 4, 2005.

        In connection with the 1995 sale and leaseback transaction, UATC entered into a Participation Agreement that requires UATC to comply with various covenants, including limitations on indebtedness, restricted payments, transactions with affiliates, guarantees, issuance of preferred stock of subsidiaries and subsidiary distributions, transfer of assets and payment of dividends.

        In November 1996, UATC entered into a sale and leaseback transaction, pursuant to which UATC sold three of its operating theatres and two theatres under development to an unaffiliated third party for approximately $21.5 million and leased back those theatres pursuant to a lease that terminates in 2017. The lease provides UATC with an option to extend the term of the lease for an additional 10 years. Two of the theatres have been determined by UATC to be economically obsolete and are no longer in operation.

        The UATC 1995 and 1996 sale and leaseback transactions resulted in UATC having two separate master lease agreements, each covering multiple properties. Each agreement provides for a single lease payment to be made to the landlord with respect to all of the properties subject to the respective master lease without regards to any lease rate that might otherwise be attributable to a specific lease property.

        In connection with UATC's adoption of fresh-start reporting upon its emergence from bankruptcy, United Artists and UATC assessed the lease payment obligations under the two master lease agreements and concluded that such aggregate obligations provided economically consistent returns on the underlying leased properties as compared with similar leased facilities. As such, the amount of rent currently being paid under the two master lease agreements is substantially attributable to the value of the key theatres. Accordingly, the Company has accounted for the total rent paid under these agreements as expense and has included the future annual rental due under the master lease agreements in rent commitments (See Note 8—"Commitments and Contingencies").

        In December 1997, UATC entered into a sale and leaseback transaction, pursuant to which UATC sold two theatres under development and leased them back from an unaffiliated third party for approximately $18.1 million. Approximately $9.2 million of the sales proceeds were paid to UATC during 1999 for reimbursement of some of the construction costs associated with the two theatres. The lease has a term of 22 years with options to extend the term of the lease for an additional 10 years.

        During 1999, UATC entered into a sale and leaseback transaction on one existing theatre. Proceeds were received in the amount of $5.4 million by UATC during 1999. The lease has a term of 20 years, with an option to extend the term of the lease for up to 20 additional years.

7.    INCOME TAXES

        The components of the provision for income taxes for income from operations are as follows (in millions):

	Year ended December 29, 2005	Year ended December 30, 2004	Year ended January 1, 2004
Federal:
Current	$62.3	$42.2	$78.1
Deferred	(11.9)	5.3	22.2

Total Federal	50.4	47.5	100.3
State:
Current	13.9	15.2	16.7
Deferred	(3.6)	(3.2)	4.2

Total State	10.3	12.0	20.9

Total income tax provision	$60.7	$59.5	$121.2

        During the years ended December 29, 2005, December 30, 2004 and January 1, 2004, a current tax benefit of $13.8 million, $13.2 million and $1.1 million, respectively, was allocated directly to stockholders' equity for the exercise of stock options and dividends paid on restricted stock.

        A reconciliation of the provision for income taxes as reported and the amount computed by multiplying the income before taxes and extraordinary item by the U.S. federal statutory rate of 35% was as follows (in millions):

	Year ended December 29, 2005	Year ended December 30, 2004	Year ended January 1, 2004
Provision calculated at federal statutory income tax rate	$53.4	$49.7	$107.3
State and local income taxes, net of federal benefit	6.7	7.8	13.7
Other	0.6	2.0	0.2

Total income tax provision	$60.7	$59.5	$121.2

        Significant components of the Company's net deferred tax asset consisted of the following at:

	December 29, 2005	December 30, 2004
	(in millions)
Deferred tax assets:
Net operating loss carryforward	$70.6	$81.4
Excess of tax basis over book basis of intangible assets	30.6	53.3
Deferred rent	29.6	25.1
Severance expense	4.0	—
Other	3.9	6.0
Accrued expenses	0.9	1.4
Excess of tax basis over book basis of convertible bonds	8.0	10.9
Lawsuit settlement	—	5.3
Interest rate swaps	—	3.3

Total deferred tax assets	147.6	186.7
Valuation allowance	(37.4)	(39.4)

Total deferred tax assets, net of valuation allowance	110.2	147.3
Deferred tax liabilities:
Excess of book basis over tax basis of fixed assets	(102.5)	(123.7)
Interest rate swaps	(7.8)	—
Other	(0.8)	(0.2)

Total deferred liabilities	(111.1)	(123.9)

Net deferred tax asset (liability)	$(0.9)	$23.4

        At December 29, 2005, the Company has net operating loss carryforwards for federal income tax purposes of approximately $169.6 million with expiration commencing in 2006. The Company's net operating loss carryforwards were generated by the entities of United Artists, Edwards and Hoyts. The Tax Reform Act of 1986 imposed substantial restrictions on the utilization of net operating losses in the event of an "ownership change" of a corporation. Accordingly, the Company's ability to utilize the net operating losses acquired from United Artists, Edwards and Hoyts may be impaired as a result of the "ownership change" limitations.

        In assessing the realizable value of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which these temporary differences become deductible. The Company has recorded a valuation allowance against deferred tax assets at December 29, 2005 and December 30, 2004, totaling $37.4 million and $39.4 million, respectively, as management believes it is more likely than not that certain deferred tax assets will not be realized in future tax periods. As of December 29, 2005 and December 30, 2004, $33.7 million and $38.0 million, respectively, of the valuation allowance relates to pre-acquisition deferred tax assets of Hoyts, Edwards and United Artists. Accordingly, future reductions in the valuation allowance associated with a change in management's determination of the Company's ability to realize these deferred tax assets will reduce recorded goodwill related to such acquisitions. During fiscal 2005, the valuation allowance was reduced by $3.9 million due to the expiration of certain federal net operating losses of Hoyts, reduced by $0.4 million related to a change in management's assessment regarding whether it was more likely than not that certain pre-acquisition deferred tax assets of Edwards would be realized, and increased by $2.3 million related to management's determination that it was more likely than not that certain state net operating losses would not be realized.

        In June 2005, the Company was notified that the IRS would examine its 2002 and 2003 federal income tax returns. During October 2005, the IRS completed its examination of the Company's federal tax returns for such years and the Company and the IRS agreed to certain adjustments to the Company's 2002 and 2003 federal tax returns. Such adjustments did not have a material impact on the Company's provision for income taxes.

8.    COMMITMENTS AND CONTINGENCIES

  Leases

        The Company accounts for a majority of its leases as operating leases. The Company, at its option, can renew a substantial portion of the leases at defined or then fair rental rates for various periods. Certain leases for Company theatres provide for contingent rentals based on the revenue results of the underlying theatre and require the payment of taxes, insurance, and other costs applicable to the property. Also, certain leases contain escalating minimum rental provisions that have been accounted for on a straight-line basis over the initial term of the leases. Minimum rentals payable under all non-cancelable operating leases with terms in excess of one year as of December 29, 2005, are summarized for the following fiscal years (in millions):

2006	$288.0
2007	287.1
2008	287.2
2009	285.0
2010	281.3
Thereafter	2,326.6

        Rent expense under such operating leases amounted to $310.5 million, $287.0 million and $278.5 million for the years ended December 29, 2005, December 30, 2004 and January 1, 2004, respectively. Contingent rent expense was $15.6 million, $16.0 million and $18.7 million for the years ended December 29, 2005, December 30, 2004 and January 1, 2004, respectively.

  Other

        RCI is a defendant in a number of claims arising from its decision to file voluntary petitions for bankruptcy relief and to close theatre locations or to cease construction of theatres on sites for which such entities had contractual obligations to lease such property. We and our various subsidiary corporations are also presently involved in various legal proceedings arising in the ordinary course of our business operations, including personal injury claims, employment and contractual matters and other disputes. We believe we have adequately provided for the settlement of such matters. Management believes any additional liability with respect to the above proceedings will not be material in the aggregate to our consolidated financial position, results of operations or cash flows.

        On March 18, 2003, Reading International, Inc., Citadel Cinemas, Inc. and Sutton Hill Capital, LLC (collectively, the "Plaintiffs") filed a complaint and demand for jury trial in the United States District Court for the Southern District of New York against Oaktree Capital Management LLC, Onex Corporation ("Loews"), Regal, United Artists, United Artists Theatre Circuit, Inc., Loews Cineplex Entertainment Corporation, Columbia Pictures Industries, Inc., The Walt Disney Company, Universal Studios, Inc., Paramount Pictures Corporation, Metro-Goldwyn-Mayer Distribution Company, Fox Entertainment Group, Inc., Dreamworks LLC, Stephen Kaplan and Bruce Karsh (collectively, the "Defendants") alleging various violations by the Defendants of federal and state antitrust laws and New York common law. The Plaintiffs allege, among other things, that the consolidation of the theatre industry and alleged agreements between and among Regal, movie distributors, and Loews, have adversely impacted their ability to exhibit first-run industry-anticipated top-grossing commercial films at their Village East theatre in Lower Manhattan, and are seeking, among other things, a declaration that the Defendants' conduct is in violation of antitrust laws, damages, and equitable relief enjoining Defendants from engaging in future anticompetitive conduct. On December 10, 2003, the court granted Defendants' motion to dismiss in part, thereby dismissing several of Plaintiffs' claims and dismissing Sutton Hill as a plaintiff. On December 24, 2003, Plaintiffs amended their complaint to add Village East Limited Partnership as a Plaintiff. Management believes that the remaining allegations and claims are without merit and intends to vigorously defend against the Plaintiffs' claims. On July 29, 2005, Regal filed a motion for summary judgement as to all counts asserted against it. The motion will most likely be decided in the first half of 2006.

        Our theatres must comply with Title III of the Americans with Disabilities Act of 1990 (the "ADA") to the extent that such properties are "public accommodations" and/or "commercial facilities" as defined by the ADA. Compliance with the ADA requires that public accommodations "reasonably accommodate" individuals with disabilities and that new construction or alterations made to "commercial facilities" conform to accessibility guidelines unless "structurally impracticable" for new construction or technically infeasible for alterations. Non-compliance with the ADA could result in the imposition of injunctive relief, fines, an award of damages to private litigants and additional capital expenditures to remedy such non-compliance.

        United Artists and several of its subsidiaries and UATG are subject to a consent decree arising from a lawsuit captioned Connie Arnold et. al. v. United Artists Theatre Circuit, Inc. et. al. (the "Arnold Decree"). The plaintiffs alleged nationwide violations with the ADA for failure to remove barriers to access at existing theatres in a timely manner. In 1996, the parties involved in the case entered into a settlement agreement in which United Artists agreed to remove physical barriers to access at its theatres prior to July 2001. In January 2001, the settlement agreement was amended to, among other things, extend the completion date for barrier removal to July 2006 and require minimum expenditures of $250,000 a year for barrier removal.

        In prior years, private litigants and the Department of Justice (the "DOJ") had filed claims against Regal or its subsidiaries alleging that a number of our theatres with stadium seating violated the ADA because these theatres failed to provide wheelchair-bound patrons with lines of sight comparable to those available to other members of the general public and denied persons in wheelchairs access to the stadium portion of the theatres. On June 8, 2005, Regal reached an agreement with the DOJ resolving and dismissing these claims of private litigants and all claims made by the United States under the ADA. Over the next five years, the Company anticipates that it will incur capital costs to modify its theatres in accordance with the settlement arrangements (including the Arnold Decree) in the aggregate of up to $15.0 million.

        On April 5, 2005, the Company filed a complaint in the Delaware Court of Chancery against Amaranth LLC, Amaranth Advisors, L.L.C. and Nicholas M. Maounis (collectively, "Amaranth"), individually, and as representatives of a class of all holders of the Convertible Senior Notes issued pursuant to the Indenture, dated as of May 28, 2003 (the "Indenture"), between the Company and U.S. Bank National Association (the "Trustee"). On March 21, 2005, Amaranth filed a Schedule 13G with the Securities and Exchange Commission questioning the terminology used in the Indenture for calculating the conversion price adjustment to the Convertible Senior Notes required to be made by the Company in relation to quarterly dividends paid by the Company. In addition, on March 28, 2005, Amaranth exercised its conversion rights with respect to $1,000 principal amount of its notes, which the Company settled in cash. In its complaint, the Company is seeking a declaratory judgment to resolve the question that has arisen regarding the proper calculation of the conversion price adjustments in relation to certain of the Company's quarterly dividends. In order to remedy any confusion, the Company has approved and the Company and the Trustee have executed a First Supplemental Indenture to amend the terminology in the conversion price adjustment formula. On May 17, 2005, Amaranth filed its answer and counterclaim against the Company. On June 20, 2005, the Company filed an answer to Amaranth's counterclaim.

        From time to time, we have received letters from the attorneys general of states in which we operate theatres regarding investigation into the accessibility of our theatres to persons with visual or hearing impairments. We believe we provide the members of the visually and hearing impaired communities with reasonable access to the movie-going experience.

        We believe that we are in substantial compliance with all current applicable regulations relating to accommodations for the disabled. We intend to comply with future regulations in this regard, and except as set forth above, we do not currently anticipate that compliance will require us to expend substantial funds. Our theatre operations are also subject to federal, state and local laws governing such matters as wages, working conditions, citizenship and health and sanitation requirements. We believe that we are in substantial compliance with all of such laws.

9.    CAPITAL STOCK AND STOCK OPTION PLAN

        As of December 29, 2005, the Company's authorized capital stock consisted of:

  •
  500,000,000 shares of Class A common stock, par value $0.001 per share;

  •
  200,000,000 shares of Class B common stock, par value $0.001 per share; and

  •
  50,000,000 shares of preferred stock, par value $0.001 per share.

        Of the authorized shares of Class A common stock, 18,000,000 shares were sold in connection with the Company's initial public offering in May 2002. The Company's Class A common stock is listed on the New York Stock Exchange ("NYSE") under the trading symbol "RGC." As of December 29, 2005,

63,426,325 shares of Class A common stock were outstanding. Of the authorized shares of Class B common stock, 83,936,967 shares were outstanding as of December 29, 2005, all of which are held by Anschutz Company ("Anschutz") and OCM Principal Opportunities Fund II, L.P. ("OCM") and its subsidiaries. Each share of Class B common stock converts into one share of Class A common stock at the option of the holder or upon certain transfers of a holder's Class B common stock. Each holder of Class B common stock is entitled to ten votes for each outstanding share of Class B common stock owned by that stockholder on every matter properly submitted to the Stockholders for their vote. Of the authorized shares of the preferred stock, no shares were issued and outstanding as of December 29, 2005. The Class A common stock is entitled to one vote for each outstanding share of Class A common stock on every matter properly submitted to the stockholders for a vote. Except as required by law, the Class A and Class B common stock vote together as a single class on all matters submitted to the stockholders for their vote. The material terms and provisions of the Company's certificate of incorporation affecting the relative rights of the Class A common stock and the Class B common stock are described below.

  Common Stock

        The Class A common stock and the Class B common stock are identical in all respects, except with respect to voting and except that each share of Class B common stock will convert into one share of Class A common stock at the option of the holder or upon a transfer of the holder's Class B common stock, other than to certain transferees. Each holder of Class A common stock will be entitled to one vote for each outstanding share of Class A common stock owned by that stockholder on every matter properly submitted to the stockholders for their vote. Each holder of Class B common stock will be entitled to ten votes for each outstanding share of Class B common stock owned by that stockholder on every matter properly submitted to the stockholders for their vote. Except as required by law, the Class A common stock and the Class B common stock will vote together on all matters. Subject to the dividend rights of holders of any outstanding preferred stock, holders of common stock are entitled to any dividend declared by the board of directors out of funds legally available for this purpose, and, subject to the liquidation preferences of any outstanding preferred stock, holders of common stock are entitled to receive, on a pro rata basis, all the Company's remaining assets available for distribution to the stockholders in the event of the Company's liquidation, dissolution or winding up. No dividend can be declared on the Class A or Class B common stock unless at the same time an equal dividend is paid on each share of Class B or Class A common stock, as the case may be. Dividends paid in shares of common stock must be paid, with respect to a particular class of common stock, in shares of that class. Holders of common stock do not have any preemptive right to become subscribers or purchasers of additional shares of any class of the Company's capital stock. The outstanding shares of common stock are, when issued and paid for, fully paid and nonassessable. The rights, preferences and privileges of holders of common stock may be adversely affected by the rights of the holders of shares of any series of preferred stock that the Company may designate and issue in the future.

  Preferred Stock

        The Company's certificate of incorporation allows the Company to issue, without stockholder approval, preferred stock having rights senior to those of the common stock. The Company's board of directors is authorized, without further stockholder approval, to issue up to 50,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions of any series of preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, and to fix the number of shares constituting any series and the designations of these series. The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to the holders of common stock or could adversely affect the rights and powers, including voting rights, of the holders of common stock. The issuance of preferred stock could also have the effect of decreasing the market price of the Class A common stock. As of December 29, 2005, no shares of preferred stock are outstanding.

  Share Repurchase Program

        During the year ended December 30, 2004, the Company's board of directors authorized a share repurchase program, which provided for the authorization to repurchase up to $50.0 million of its outstanding Class A common stock within a twelve month period. During the quarter ended June 30, 2005, the Company repurchased 520,386 shares of its outstanding Class A common stock at an aggregate cost of approximately $10.0 million. The Company made no other repurchases of its outstanding Class A common stock during the year ended December 29, 2005 or during the year ended December 30, 2004. During the quarter ended September 29, 2005, the Company's board of directors extended the share repurchase program for an additional twelve month period. Accordingly, the Company can repurchase up to an additional $40.0 million under the share repurchase program through September 2006. Repurchases can be made from time to time as market conditions warrant, through open market purchases, negotiated transactions, or in such a manner deemed appropriate by the Company. Treasury shares are retired upon repurchase. At retirement, the Company records treasury stock purchases at cost with any excess of cost over par value recorded as a reduction of additional paid-in capital.

  Warrants

        Other than disclosed in Note 5—"Debt Obligations" and Note 12—"Earnings Per Share," no warrants to acquire the Company's common stock were outstanding as of December 29, 2005.

  Restricted Stock Program

        During the first quarter of fiscal 2005, the Company implemented a restricted stock program to provide for restricted stock awards to officers and key employees. Under the restricted stock program, common stock of the Company may be granted at no cost to officers and key employees, subject to a continued employment restriction. The restriction is fulfilled upon continued employment for a specified number of years (typically four years after the award date) and as such restrictions lapse, the award immediately vests. The plan participants are entitled to cash dividends and to vote their respective shares, although the sale and transfer of such shares is prohibited during the restricted period. The shares are also subject to the terms and provisions of the Incentive Plan. On February 11, 2005, 229,990 shares were granted under the restricted stock program at a share price of $19.90 per share. Unearned compensation of approximately $4.6 million (equivalent to the market value at the date of grant) was charged to stockholders' equity (along with a corresponding credit to additional paid-in capital) and will be subsequently amortized to expense over the restriction period after giving effect to forfeitures.

        In connection with the Severance Plan discussed in Note 4—"Formation of National CineMedia, LLC," Participants of the Severance Plan are entitled to $20.19 (the fair market value of a share Regal's Class A common stock on May 24, 2005 as calculated pursuant to the terms of the Severance Plan) times the number of unvested shares of restricted stock held by such Participant on May 24, 2005. Each Participant's cash payment will vest according to the year and date on which such restricted stock held by such Participant would have vested pursuant to the terms of the Incentive Plan and the related award agreement had employment with RCM not ceased. As a result of the formation of

National CineMedia, approximately 77,020 shares of restricted stock were forfeited and unearned compensation relating to such restricted stock was reduced by approximately $1.5 million. In accordance with the terms of the Severance Plan, during the year ended December 29, 2005, the Company recorded approximately $0.4 million of severance expense, including payments in lieu of dividend distributions, related to these forfeited restricted shares.

        As of December 29, 2005, there were 151,760 shares of restricted stock outstanding. During the year ended December 29, 2005, the Company recorded compensation expense of approximately $0.5 million related to such outstanding restricted shares. Also during the year ended December 29, 2005, the Company paid four cash dividends of $0.30 on each share of outstanding restricted stock totaling approximately $0.2 million.

  Other Stock Based Compensation

        In 2002, the Company established the 2002 Stock Incentive Plan (the "Incentive Plan") for a total of 11,194,354 authorized shares, which provides for the granting of incentive stock options and non-qualified stock options to officers, employees and consultants of the Company. As described above under "Restricted Stock Program," the Plan also provides for grants of restricted stock that are subject to restrictions and risks of forfeiture.

        In conjunction with the exchange transaction on April 12, 2002 (see Note 1—"The Company and Basis of Presentation"), the holders of outstanding options of United Artists and Regal Cinemas received under the Plan replacement options to purchase 8,832,147 shares of Regal Class A common stock at prices ranging from $4.44 to $12.87 per share. As a result, stock option information presented herein prior to the exchange of options has been retroactively restated to reflect the effects of the exchange transaction. Deferred stock compensation totaling approximately $22.9 million was recorded based on the intrinsic value of the options exchanged using the value of the exchange transaction ($11.06 per share).

        In connection with the July 1, 2003 and June 2, 2004 extraordinary cash dividends described more fully in Note 1—"Company and Basis of Presentation," and pursuant to the antidilution adjustment terms of the Incentive Plan, the exercise price and the number of shares of Class A common stock subject to options held by the Company's option holders were adjusted to prevent dilution and restore their economic position to that existing immediately before the extraordinary dividends. The antidilution adjustments made with respect to such options resulted in a decrease in the range of exercise prices, to $2.6901 to $15.5302 per share, an increase in the aggregate number of shares issuable upon exercise of such options by 4,915,887, and an increase in the total number of authorized shares under the Plan to 16,110,241. As of December 29, 2005 and after giving effect to the antidilution adjustments, the Company had outstanding options to purchase a total of 5,943,986 shares of Class A common stock under the Incentive Plan, and 4,541,846 shares remaining available for future issuance under the Incentive Plan. Stock option information presented herein has been adjusted to give effect to the extraordinary dividends. There were no accounting consequences for changes made to reduce the exercise prices and increase the number of shares underlying options as a result of the extraordinary cash dividends because (1) the aggregate intrinsic value of the awards immediately after the extraordinary dividends was not greater than the aggregate intrinsic value of the awards immediately before the extraordinary dividends and (2) the ratio of the exercise price per share to the market value per share was not reduced.

        On May 11, 2005, the stockholders of the Company approved an amendment to the Incentive Plan increasing the total number of shares of Class A common stock authorized for issuance under the Incentive Plan from 16,110,241 to a total of 18,000,000 shares.

        Also in connection with the Severance Plan, each participant is, with respect to each unvested stock option held by such Participant on May 24, 2005, entitled to the difference between the exercise price of such unvested option and $20.19 (the fair market value of a share of Regal's Class A common stock on May 24, 2005 as calculated pursuant to the terms of the Severance Plan). Each Participant's cash payment will vest according to the year and date on which such unvested options held by such Participant would have vested pursuant to the terms of the Incentive Plan and the related award agreement had employment with RCM not ceased. As a result of the formation of National CineMedia, approximately 1.5 million unvested options were forfeited and unearned compensation relating to "in-the-money" options was reduced by approximately $1.2 million. In accordance with the terms of the Severance Plan, during the year ended December 29, 2005, the Company recorded approximately $7.0 million of severance expense related to these forfeited options.

        Stock options granted in connection with the exchange transaction are generally exercisable in installments of 20% per year from the original grant date of the exchanged options and expire no later than 10 years from the date of grant. Stock option grants issued subsequent to the exchange transaction have been established at prices not less than the fair market value as of the date of grant and are exercisable in installments of 20% per year and expire no later than 10 years from the date of grant. For the years ended December 29, 2005, December 30 2004 and January 1, 2004, the Company recorded compensation expense of $5.7 million, $5.6 million and $5.3 million, respectively, related to such options.

        The following table summarizes information about stock options outstanding as of December 29, 2005 as restated for the effects of the exchange transaction:

	Options Outstanding	Weighted Average Exercise Shares Price	Weighted Average Grant Date Fair Value	Options Exercisable At Year End
Under option at December 26, 2002	9,225,157	$10.60		157,163
Options granted in 2003 at fair value	548,067	19.56	$6.36
Options exercised in 2003	(1,268,489)	8.18
Options canceled in 2003	(176,425)	17.05
Antidilution adjustments made to outstanding options in connection with the July 1, 2003 extraordinary dividend	2,298,067	8.45

Under option at January 1, 2004	10,626,377	8.70		396,819
Options granted in 2004 at fair value	253,750	17.83	$5.01
Options exercised in 2004	(2,818,904)	7.02
Options canceled in 2004	(183,210)	14.09
Antidilution adjustments made to outstanding options in connection with the June 2, 2004 extraordinary dividend	2,617,820	6.93

Under option at December 30, 2004	10,495,833	7.11		627,968
Options granted in 2005 at fair value	—	—
Options exercised in 2005	(2,921,968)	6.31
Options canceled in 2005	(1,629,879)	10.99

Under option at December 29, 2005	5,943,986	$6.43		926,032

        The following table summarizes information about the Plan's stock options at December 29, 2005, including the weighted average remaining contractual life and weighted average exercise price:

	Options Outstanding			Options Exercisable
Range of Exercise Price	Number Outstanding at 12/29/05	Weighted Average Contractual Life	Weighted Average Exercise Price	Number Exercisable at 12/29/05	Weighted Average Exercise Price
$2.6901—$5.3802	5,159,239	6.35	$5.21	646,853	5.24
$7.7971—$11.5115	58,226	7.19	11.51	8,215	11.51
$12.2441—$17.83	726,521	7.01	14.75	270,964	14.46

	5,943,986	6.44	$6.43	926,032	$7.99

10.    RELATED PARTY TRANSACTIONS

  Warrant Exercises

        On May 23, 2003, all outstanding warrants held by (i) Anschutz to purchase a total of 3,928,185 shares of Class B common stock, (ii) Craig Slater, a Regal director, to purchase a total of 6,696 shares of Class A common stock, (iii) Michael F. Bennet, a former Regal director, to purchase a total of 13,392 shares of Class A common stock, and (iv) ACE II LLC, a former 5% stockholder of Regal, to purchase 162,745 shares of Class A Common Stock were exercised at exercise prices of $8.88 per share.

  Other Transactions

        During the year ended January 1, 2004, Regal Cinemas incurred approximately $3.4 million of expenses payable to an Anschutz affiliate for telecommunication services. In addition, Regal Cinemas incurred approximately $0.1 million of expenses payable to an Anschutz affiliate for reimbursement of travel related expenses, primarily the use of an airplane. Lastly, Regal Cinemas incurred approximately $0.1 million of expenses payable to Anschutz affiliates for certain marketing and business services.

        During the year ended January 1, 2004, an Anschutz affiliate reimbursed Regal Cinemas approximately $0.9 million for amounts due under a construction advance in connection with a theatre development project. Under the agreement, the Anschutz affiliate paid Regal Cinemas approximately $0.3 million annually for rent and other expenses related to the facility. Regal Cinemas recorded revenue of approximately $0.5 million from certain affiliates of Anschutz and OCM Principal Opportunities Fund II, L.P. related to the marketing and business meeting services provided by Regal CineMedia to these affiliates.

        During the year ended January 1, 2004, United Artists remitted approximately $250,000 to Anschutz in satisfaction of amounts due under an insurance arrangement formerly held by Anschutz and United Artists.

        On July 7, 2003, Regal acquired an aggregate of 2,451,441 shares of its Class A common stock from two stockholders and thereafter, on July 9, 2003, issued those same shares for the same purchase price to another of its stockholders, GSCP. Alfred C. Eckert III, one of our former directors, is a limited partner of GSCP (NJ), L.P. and an executive officer of GSCP (NJ), L.P.'s general partner, GSCP (NJ), Inc., each of which entities reports shared beneficial ownership with GSCP with respect to such shares. Mr. Eckert disclaims beneficial ownership of these shares.

        During the year ended December 30, 2004, Regal Cinemas incurred approximately $3.0 million of expenses payable to an Anschutz affiliate for telecommunication services. In addition, Regal Cinemas incurred approximately $0.1 million of expenses payable to an Anschutz affiliate for reimbursement of travel related expenses, primarily the use of an airplane. Lastly, Regal Cinemas incurred approximately $0.7 million of expenses payable to Anschutz affiliates for certain marketing and business services.

        During the year ended December 30, 2004, an Anschutz affiliate paid Regal Cinemas approximately $0.2 million for rent and other expenses related to a theatre facility. Regal Cinemas recorded revenue of approximately $0.1 million from certain affiliates of Anschutz related to the marketing and business meeting services provided by Regal CineMedia to these affiliates.

        During the year ended December 29, 2005, Regal Cinemas, incurred approximately $3.8 million of expenses payable to an Anschutz affiliate for telecommunication services. In addition, Regal Cinemas incurred approximately $0.1 million of expenses payable to an Anschutz affiliate for the reimbursement of travel expenses, primarily the use of an airplane. Lastly, Regal Cinemas incurred approximately $0.1 million of expenses payable to Anschutz affiliates for certain advertising, marketing and business services.

        During the year ended December 29, 2005, an Anschutz affiliate paid Regal Cinemas approximately $0.1 million for the reimbursement of purchased equipment at cost. As of December 29, 2005, Regal Cinemas was due less than $0.1 million from an Anschutz affiliate for rent and other expenses related to a theatre facility. In addition, as of December 29, 2005, Regal is due less than $0.1 million for travel costs incurred on behalf of an Anschutz affiliate.

        As of December 29, 2005, Regal has entered into a letter of intent with an Anschutz affiliate regarding a potential new theatre development located in Los Angeles, California. Regal contemplates funding a portion of the construction costs and entering into a long term lease agreement for the use of the theatre site. The ultimate financial terms of the potential new theatre development will be approved by those directors without an interest in the transaction.

        As of December 29, 2005, Regal has entered into an agreement with an Anschutz affiliate regarding a potential advertising arrangement whereby Regal will receive various forms of advertising in exchange for on-screen advertising provided in certain of our theatres. The value of such advertising is estimated to be less than $0.2 million.

11.    EMPLOYEE BENEFIT PLAN

        The Company sponsors an employee benefit plan, the Regal Entertainment Group 401(k) Profit Sharing Plan (the "Plan") under section 401(k) of the Internal Revenue Code of 1986, as amended, for the benefit of substantially all full-time employees. The Plan provides that participants may contribute up to 20% of their compensation, subject to Internal Revenue Service limitations. The Plan currently matches an amount equal to 40% of the participant's contributions up to 6% of the participant's compensation. Employee contributions are invested in various investment funds based upon elections made by the employee. The Company made discretionary contributions of approximately $1.3 million, $1.2 million and $1.1 million to the Plan in fiscal 2005, 2004 and 2003, respectively.

12.    EARNINGS PER SHARE

        Basic earnings per share is computed on the basis of the weighted average number of the common shares outstanding. Diluted earnings per share is computed on the basis of the weighted average number of common shares outstanding plus the effect of potentially dilutive common stock options, warrants and restricted stock using the treasury stock method. The components of basic and diluted earnings per share are as follows (in millions, except share data):

	Year ended December 29, 2005	Year ended December 30, 2004	Year ended January 1, 2004
Net income	$91.8	$82.5	$185.4
Weighted average shares outstanding (in thousands):
Basic:	146,275	143,581	138,576
Add common stock equivalents	8,055	5,639	4,216

Diluted:	154,330	149,220	142,792
Earnings per share
Basic:	$0.63	$0.57	$1.34
Diluted:	$0.59	$0.55	$1.30

        Common stock equivalents consist principally of stock options, warrants and restricted stock. Stock options and warrants to purchase 11.3 million shares of common stock were outstanding at January 1, 2004, but were not included in the computation of diluted earnings per share because their inclusion would have been antidilutive. There were no antidilutive stock options, warrants or restricted stock outstanding as of December 29, 2005 and December 30, 2004.

        The Convertible Senior Notes discussed in Note 5 allow us to settle any conversion, and we intend to settle any conversion, by remitting to the note holder the accreted value of the note in cash, while settling the conversion spread in either cash, shares of our Class A common stock or a combination of stock and cash. The accounting for convertible debt with such settlement features is addressed in the consensus reached by the EITF with respect to the accounting for Instrument C as set forth in EITF 90-19, "Convertible Bonds with Issuer Option to Settle for Cash Upon Conversion." It is our intent to settle the Convertible Senior Notes' conversion obligations consistent with Instrument C. Because the accreted value of the Convertible Senior Notes will be settled for cash upon the conversion, only the conversion spread, which may be settled in stock, will result in potential dilution in our earnings-per-share computations under current accounting standards. On December 29, 2005, the closing sale price of our Class A common stock was $19.05, which exceeded 110% of the then current conversion price of $15.1897 on the Convertible Senior Notes. Accordingly, as of December 29, 2005, our note holders held the right, at their option, to convert their Convertible Senior Notes, in whole or in part, into shares of our Class A common stock, subject to certain limitations, at the then conversion price of $15.1897. Utilizing the treasury stock method, the conversion spread resulted in dilution of approximately 3.4 million shares and 1.4 million shares in our diluted earnings per share computations for the years ended December 29, 2005 and December 30, 2004, respectively. The closing sale price of our Class A common stock did not exceed the conversion price of the Convertible Senior Notes during 2003.

        In addition, as described in Note 5, we entered into the Convertible Note Hedge and sold the Warrant which, in combination, have the effect of reducing the dilutive impact of the Convertible Senior Notes by increasing the effective conversion price for these notes from our economic perspective to $17.5266. SFAS No. 128, "Earnings Per Share," however, requires us to analyze the impact of the Convertible Note Hedge and Warrant on diluted earnings per share separately. As a result, the purchase of the Convertible Note Hedge is excluded because its impact will always be antidilutive. SFAS No. 128 further requires that the impact of the sale of the Warrant be computed using the treasury stock method. The Warrant resulted in dilution of approximately 1.5 million shares and 0.4 million shares in our diluted earnings per share computations for the years ended December 29,

2005 and December 30, 2004, respectively. If the average sales price of our Class A common stock during the year ended December 29, 2005 had been $17.1897, $20.00 or $21.00, the number of shares from the Warrant to be included in diluted earnings per share for the year ended December 29, 2005 would have been zero, 1.8 million and 2.4 million, respectively. As of December 29, 2005, the maximum number of shares that could potentially be included under the Warrant is 15.8 million.

        During 2003, the FASB issued an Exposure Draft entitled, "Earnings per Share, an amendment of SFAS No. 128." Following the Exposure Draft, the FASB made additional changes to the requirements of SFAS No. 128, but did not make significant changes to the other issues addressed in that Exposure Draft. Therefore, a revised Exposure Draft (the "proposed Statement") that addresses the additional changes to the requirements of SFAS No. 128 was issued on September 30, 2005. The proposed Statement would amend SFAS No. 128 to clarify guidance for mandatorily convertible instruments, the treasury stock method, contingently issuable shares and contracts that may be settled in cash or shares. The proposed Statement would require that when an entity has issued a contract that may be settled either in shares or in cash at the entity's option, the entity should presume that the contract will be settled in shares, if the effect to earnings per share is dilutive. That presumption may not be overcome, regardless of past practice or stated policy to the contrary. As a result, shares that would be issued upon the assumed conversion of the Convertible Senior Notes would be included in diluted earnings per share to the extent dilutive using the "if-converted" method. The comment period for the proposed Statement ended on November 30, 2005. The proposed Statement will be effective for interim and annual periods ending after June 15, 2006. This effective date may be reconsidered at a later date if the final statement is not issued as expected in the first quarter of 2006. Upon adoption, all prior period earnings per share data would be adjusted to conform to the provisions of the proposed Statement. Had the provisions of the proposed Statement been effective for the reporting periods included herein, diluted earnings per share for the quarter and three years ended December 29, 2005, December 30, 2004 and January 1, 2004 would have been $0.01, $0.02 and $0.04 lower than the reported amounts. The Company is evaluating the proposed Statement and potential alternative courses of action it might pursue, if any, with respect to the convertible notes to address the impact of the proposed Statement.

13.    FAIR VALUE OF FINANCIAL INSTRUMENTS

        The methods and assumptions used to estimate the fair value of each class of financial instrument are as follows:

Cash and cash equivalents, accounts receivable, inventory, accounts payable and accrued liabilities:

        The carrying amounts approximate fair value because of the short maturity of these instruments.

Long term obligations, excluding capital lease obligations and lease financing arrangements:

        The fair value of the Senior Credit Facility, which consists of the Term Loan and the Revolving Facility, is estimated based on quoted market prices as of December 29, 2005 and December 30, 2004. The associated interest rates are based on floating rates identified by reference to market rates and are assumed to approximate fair value. The fair values of the Convertible Senior Notes and Senior Subordinated Notes are estimated based on quoted market prices for these issuances as of December 29, 2005 and December 30, 2004. The fair value of the Company's other debt obligations were based on recent financing transactions for similar debt issuances and carrying value approximates fair value. The aggregate carrying amounts and fair values of long-term debt at December 29, 2005 and December 30, 2004 consist of the following:

	December 29, 2005	December 30, 2004
	(In millions)
Carrying amount	$1,868.4	$1,887.5
Fair value	$1,939.2	$1,950.1

14.    SUBSEQUENT EVENTS

        On February 7, 2006, the Company declared a cash dividend of $0.30 per share on each share of the Company's Class A and Class B common stock. The dividend is payable on March 17, 2006 to stockholders of record on March 9, 2006.

        During February 2006, certain holders of the Convertible Senior Notes exercised conversion rights with respect to $4.4 million principal amount of the notes held by them, and the Company settled each of these conversions entirely in cash.

        On March 7, 2006, 169,689 shares were granted under the Restricted Stock Program at no cost to officers, directors and key employees, subject to a continued service restriction, at a share price of $18.67 per share. The service restriction for officers and key employees is fulfilled upon continued employment of four years after the award date and as such restriction lapses, the award immediately cliff vests. The service restriction for directors is fulfilled after one year of service after the award date, at which time such restriction lapses and the award immediately cliff vests. The plan participants are entitled to cash dividends and to vote their respective shares, although the sale and transfer of such shares is prohibited during the restricted period. The shares are also subject to the terms and provisions of the Incentive Plan.

        On March 9, 2006, Regal Cinemas entered into an amendment to the Senior Credit Facility to reduce the interest rate applicable to the Term Facility by 25 basis points. Borrowings under the Term Facility and Revolving Facility bear interest, at Regal Cinemas' option, at either an adjusted Eurodollar rate or a base rate plus, in each case, an applicable margin. Effective March 9, 2006, the applicable margin was reduced from 2.00% to 1.75% on the Term Facility. The applicable margin will be further reduced to 1.50% if the consolidated leverage ratio of Regal Cinemas is maintained at 3.0 or less.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

        None.

CONTROLS AND PROCEDURES

Evaluation of Disclosure Controls and Procedures

        We maintain disclosure controls and procedures that are designed to ensure that information required to be disclosed by us in the reports that we file or submit to the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, is recorded, processed, summarized and reported within the time periods specified by the Commission's rules and forms, and that information is accumulated and communicated to our management, including our principal executive and principal financial officers (whom we refer to in this periodic report as our Certifying Officers), as appropriate to allow timely decisions regarding required disclosure. Our management evaluated, with the participation of our Certifying Officers, the effectiveness of our disclosure controls and procedures as of December 29, 2005, pursuant to Rule 13a-15(b) under the Exchange Act. Based upon that evaluation, our Certifying Officers concluded that, as of December 29, 2005, our disclosure controls and procedures were effective.

Management's Report on Internal Control Over Financial Reporting

        Our management's report on internal control over financial reporting and our registered public accounting firm's audit report on management's assessment of our internal control over financial reporting are included in Part II, Item 8, on pages 50 and 51-52, respectively, of this Form 10-K, which are incorporated herein by reference.

Changes in Internal Control Over Financial Reporting

        There were no changes in our internal control over financial reporting that occurred during our fiscal quarter ended December 29, 2005 that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

Limitations on the Effectiveness of Controls

        Management is responsible for the preparation and fair presentation of the consolidated financial statements included in this annual report. The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America and reflect management's judgments and estimates concerning effects of events and transactions that are accounted for or disclosed. The Company's internal control over financial reporting includes those policies and procedures that pertain to the Company's ability to record, process, summarize and report reliable financial data. Management recognizes that there are inherent limitations in the effectiveness of any internal control over financial reporting, including the possibility of human error and the circumvention or overriding of internal control. Accordingly, even effective internal control over financial reporting can provide only reasonable assurance with respect to financial statement preparation. Further, because of changes in conditions, the effectiveness of internal control over financial reporting may vary over time.

OTHER INFORMATION

        None.

REGAL ENTERTAINMENT GROUP

ANNUAL MEETING OF STOCKHOLDERS

Wednesday, May 10, 2006

8:30 a.m. (Eastern Time)

Regal Entertainment Group

proxy

Proxy solicited on Behalf of the Board of Directors
For the Annual Meeting of Stockholders to be held on May 10, 2006

The undersigned stockholder of Regal Entertainment Group hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement relating to the 2006 Annual Meeting of Stockholders to be held at 8:30 a.m. (Eastern Time) on May 10, 2006, at our Pinnacle Stadium 18 at Turkey Creek theatre, located at 11240 Parkside Drive, Knoxville, Tennessee, 37922, and hereby appoints Peter B. Brandow and Amy E. Miles, and each of them (with full power to act alone), the attorneys and proxies of the undersigned, with full power of substitution to each, to vote all shares of the Class A and Class B common stock of Regal Entertainment Group registered in the name provided herein which the undersigned is entitled to vote at the 2006 Annual Meeting of Stockholders, and at any adjournments thereof, with all the powers the undersigned would have if personally present. Without limiting the general authorization hereby given, said proxies are, and each of them is, instructed to vote or act as directed hereby or, in the absence of any direction, in accordance with the board of directors' recommendations on each of the proposals set forth in said Proxy Statement, which proposals are set forth below.

Proposal 1:	To elect two Class I directors to serve for three-year terms on our board of directors;
Proposal 2:	To ratify the audit committee's selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 28, 2006.

SEE REVERSE SIDE: If you wish to vote in accordance with the board of directors' recommendations, just sign on the reverse side. You need not mark any boxes.

PLEASE SIGN AND DATE AND PROMPTLY RETURN THIS PROXY USING THE ENCLOSED, POSTAGE PRE-PAID (IF MAILED IN THE UNITED STATES) RETURN ENVELOPE.

        SEE REVERSE SIDE. This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is made, this proxy will be voted FOR proposals 1 and 2. This proxy confers discretionary authority in respect to matters not known or determined at the time of the mailing of the Notice of Annual Meeting of Stockholders to the undersigned. Please mark your votes with an "X".

See reverse for voting instructions.

The Board of Directors Recommends a Vote FOR Items 1 and 2.

1.	Election of two Class I directors to serve on our board of directors until 2009:	Class I	01 Michael L. Campbell 02 Alex Yemenidjian	☐	FOR all nominees (except as marked)	☐	WITHHELD from all nominees
(Instructions: To withhold authority to vote for any nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	Ratification of the audit committee's selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 28, 2006:	☐ For	☐ Against	☐ Abstain

By signing this proxy the signatory authorizes its transmission to Regal Entertainment Group or the proxies by electronic means, including telecopy. The undersigned hereby authorizes the proxies, and each of them, in their direction, to vote on any other business as may properly be brought before the 2006 Annual Meeting of Stockholders or any adjournment thereof.

Address Change? Mark Box    ☐    Indicate changes below:

Date

Signature(s) in Box

Signature(s) must agree with the name(s) shown hereon. Executors, administrators, trustees, guardians and attorneys should indicate their capacity when signing. Attorneys should submit powers of attorney. When shares are held by joint tenants, both must sign. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.